UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Mondelēz International, Inc.

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Letter from the Chairman and Chief Executive Officer

April 2, 2018

Dear Fellow Shareholders:

Thank you for your investment in Mondelēz International and for the trust you’ve placed in me as we continue building the best snacking company in the world.

I’m excited to join Mondelēz International, and it’s my privilege to lead the next phase of the company’s evolution. I’ll work hard to fulfill our potential by delivering balanced top- and bottom-line growth. I believe companies that address consumer needs, execute with excellence and adapt more quickly than competitors will consistently win and capture the most growth in the marketplace. Under my leadership, fulfilling real consumer needs will dictate our strategy and our approach to innovation and marketing.

Aided by favorable consumer trends, the future of snacking is bright. And with our combination of iconic brands, global reach, leading market positions, great talent and executional excellence, we’re in a strong position to accelerate growth. I’m confident we will achieve our purpose to create more moments of joy for our consumers everywhere, which will generate even more value for our shareholders in 2018 and beyond.

A LOOK BACK AT OUR PROGRESS

Since Mondelēz International’s founding in 2012, my predecessor Irene Rosenfeld, together with our management team and Board of Directors, worked diligently to build a leading snacking company uniquely positioned to succeed in a complex business and consumer environment. They successfully executed the spinoff of our North American grocery business, managed through unexpected economic headwinds, reinvented our global supply chain and drove margin expansion and thoughtful cost reduction. As a result, we’re a stronger company today than ever before, poised to deliver sustainable growth over the long term.

YOU’RE INVITED!

I’m pleased to invite you to our 2018 Annual Meeting of Shareholders. We will hold the meeting at 9 a.m. CDT on Wednesday, May 16, 2018, at NOAH’s Event Venue, 200 Barclay Boulevard, Lincolnshire, Illinois 60069. The venue will open to shareholders at 8 a.m. CDT. If you wish to attend the meeting, please register in advance by following the instructions included in the Proxy Statement.

All shareholders of record as of March 12, 2018 are entitled to vote. Even if you plan to attend the meeting in person, we encourage you to vote in advance in one of three ways:

Internet: Visit the website listed on your proxy card/voting instruction form.

Telephone: Call the telephone number on your proxy card/voting instruction form.

Mail: Sign, date and return your proxy card in the enclosed envelope.

The positive momentum created by these actions was evident in 2017 as our company delivered strong earnings growth, margin expansion and capital return to shareholders:

•	Diluted Earnings Per Share was $1.91, up 82 percent; Adjusted EPS(1) was $2.14, up 15 percent on a constant currency basis

•	Operating income margin was 13.5 percent, up 360 basis points; Adjusted Operating Income(2) margin expanded to 16.3 percent, up 130 basis points

•	Net revenues declined 0.1 percent; Organic Net Revenue(1) grew 0.9 percent, fueled by our Power Brands as well as strong growth in emerging markets and Europe

•	We returned $3.4 billion in capital to our shareholders through dividends and share repurchases; since the spin, we’ve returned more than $18 billion to our shareholders.

We exited 2017 with increasing momentum, and we’re optimistic we can carry some of that pace forward, given the strength of our global portfolio, our focus on execution and improving currency and commodity market trends. In 2018, we expect to moderately accelerate top-line growth while we focus in parallel on developing strategies to meaningfully improve our growth rate in the future.

NEAR-TERM PRIORITIES

This year marks the last year of our current strategic plan, so my first priority is to execute the 2018 business plan with excellence. My second priority is to review our business and develop a strategic framework that will continue to create sustainable shareholder value in the years to come.

We’re taking a fresh approach, challenging existing thinking and exploring new ideas. Already, this has been an energizing process, focused on leveraging our strengths and competitive advantages and candidly addressing challenges we’ve faced in the past. Some initial focus areas include:

•	Focusing on the consumer: We’re putting the consumer at the center of everything we do and every business decision we make. We need to be laser-focused to respond to trends and rapidly pivot based on the market’s response to our products.

•	Keeping our Power Brands relevant: Our beloved Power Brands will continue to be an important growth engine, and we’re determined to constantly evolve them to stay relevant to consumers.

•	Expanding our omnichannel presence: Our products must be available in the right format at the right price, whenever and wherever consumers shop. This means continuing to enhance successful partnerships with our existing customers, but also boosting our online presence and increasing our distribution in other growing channels, such as convenience, natural and discount stores.

•	Executing with excellence: Each of our leaders will take full accountability for driving excellent execution across our entire value chain, while continuing to improve efficiency and reduce costs.

Of course, we can only accomplish our goals through our people. So, we’re also focused on creating a winning culture that empowers courageous leaders, nurtures innovation and builds world-class capabilities in our diverse and inclusive workforce.

IMPACT FOR GROWTH

At Mondelēz International, we’re committed to making delicious, high-quality snacks consumers trust, with ingredients they recognize and feel good about. We’re empowering farmers and investing in communities to help them thrive. We maintain world-class safety standards for the foods we sell and the facilities in which our people work. We’re producing our snacks more sustainably, with less energy, water and waste and in ways that reduce deforestation in our supply chain. And we conduct ourselves with integrity, in compliance with all applicable laws and regulations. We call this “Impact For Growth” – growing our business while having a positive impact on people and the planet.

(1)	See definition and the GAAP to non-GAAP reconciliation in Annex A and the section entitled “Non-GAAP Financial Measures” in our Annual Report on Form 10-K for the year ended December 31, 2017.
(2)	See the GAAP to non-GAAP reconciliation in Annex A and the definition and the GAAP to non-GAAP reconciliation in the section entitled “Non-GAAP Financial Measures” in our Annual Report on Form 10-K for the year ended December 31, 2017.

We use our global scale and focus our efforts where we can have the biggest impact. Following are several examples:

•	We’re evolving our well-being portfolio to address those areas that are important to consumers. This includes expanding the existing well-being brands in our portfolio and renovating the nutrition and ingredient profile of our Power Brands. We’ll continue to inspire consumers to snack mindfully, including offering more portion-control snacks and providing clear and simple nutrition information.

•	We’re reducing our environmental footprint and have put in place science-based targets for our manufacturing carbon dioxide emissions to help limit climate change. From 2013 to 2020, our manufacturing goals include reducing CO2 emissions by 15 percent, reducing water use by 10 percent in locations where water is most scarce and reducing waste by 20 percent. We’re also committed to eliminating 65,000 tonnes of packaging material and using recycled paper or paper from verified non-deforested sources by 2020.

•	We’re committed to a sustainable cocoa supply chain through our Cocoa Life program. Launched in 2012, we’re investing $400 million over 10 years to empower at least 200,000 cocoa farmers and reach over one million community members in six key cocoa-growing origins: Côte d’Ivoire, Ghana, Indonesia, India, Dominican Republic and Brazil.

•	Our Harmony wheat program promotes biodiversity and good environmental practices across Europe. Harmony farmers use precision technology to optimize water use and limit fertilizer and pesticide use. By 2022, we expect 100 percent of our European wheat needs will be covered by the Harmony program.

•	Beyond our signature programs, we’re embedding sustainability into our sourcing practices for other raw materials. We’re seeking more transparency, raising expectations of our suppliers and seeking to catalyze change across the sector. Through this work, we’re addressing cross-cutting themes such as good agricultural practices, deforestation, human and labor rights, land rights, gender and environmental footprint.

•	Since 2012, the Mondelēz International Foundation, in partnership with leading community organizations, has been transforming the lives of more than a million children around the globe by increasing nutrition knowledge, physical activity and access to fresh fruits and vegetables. Last month, we added new programs in seven countries to build on our commitment to help communities thrive and improve the well-being of school-age children and their families.

You can find more information about our Impact For Growth efforts on our website, including our commitments related to safety, sustainability, well-being snacks and serving the communities in which we operate.

LOOKING AHEAD

I’m very excited to lead an organization that can create more moments of joy all around the world. Throughout our journey, we’ll be focused on putting the consumer at the center of everything we do and executing with excellence every day. If we get those two things right, I’m confident we’ll deliver sustainable, profitable growth, which will unlock even more value for you, our shareholders.

I look forward to engaging with you in the months ahead as we continue to execute our 2018 plan and build an effective strategic framework for the future. On behalf of the more than 80,000 colleagues of Mondelēz International, thank you for your continued investment and support.

Best regards,

Forward-Looking Statements

This letter to shareholders contains a number of forward-looking statements. Words, and variations of words, such as “will,” “expect,” “believe,” “deliver,” “commitment,” “target” and similar expressions are intended to identify our forward-looking statements, including, but not limited to, statements about: our future performance, including our future revenue growth, earnings per share and margins; consumer trends and the future of snacking; growth in our Power Brands; our strategy and strategic review; our Impact for Growth initiatives and targets; and value creation for shareholders. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause our actual results to differ materially from those indicated in our forward looking statements. Such factors include, but are not limited to, risks from operating globally including in emerging markets; changes in currency exchange rates, controls and restrictions; continued volatility of commodity and other input costs; weakness in economic conditions; weakness in consumer spending; pricing actions; tax matters including changes in tax rates and laws, disagreements with taxing authorities and imposition of new taxes; use of information technology and third party service providers; unanticipated disruptions to our business; competition; the restructuring program and our other transformation initiatives not yielding the anticipated benefits; and changes in the assumptions on which the restructuring program is based. Please also see our risk factors, as they may be amended from time to time, set forth in our filings with the SEC, including our most recently filed Annual Report on Form 10-K. Mondelēz International disclaims and does not undertake any obligation to update or revise any forward-looking statement in this letter to shareholders, except as required by applicable law or regulation.

PROXY STATEMENT

Notice of 2018 Annual Meeting of Shareholders

TIME AND DATE: 9:00 a.m. CDT on May 16, 2018	PLACE: NOAH’S Event Venue 200 Barclay Boulevard Lincolnshire, Illinois 60069	WHO MAY VOTE: Shareholders of record of Class A Common Stock at the close of business on March 12, 2018

ITEMS OF BUSINESS:

(1)	To elect as directors the 13 director nominees named in the Proxy Statement;

(2)	To approve, on an advisory basis, the Company’s executive compensation;

(3)	To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accountants for the fiscal year ending December 31, 2018;

(4)	To vote on two shareholder proposals if properly presented at the meeting; and

(5)	To transact any other business properly presented at the meeting and at any adjournments or postponements of the meeting.

DATE OF DISTRIBUTION:

On or about April 2, 2018, we mailed/distributed the Notice of Internet Availability of Proxy Materials and made available the Proxy Statement, Proxy Card and Annual Report on Form 10-K for the year ended December 31, 2017 online at http://materials.proxyvote.com/609207.

On or about April 2, 2018, we expect to mail the Proxy Statement, Proxy Card and Annual Report on Form 10-K for the year ended December 31, 2017 to shareholders who previously elected to receive a paper copy of the proxy materials.

Carol J. Ward

Vice President and Corporate Secretary

April 2, 2018

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 16, 2018

Mondelēz International, Inc.’s Proxy Statement and Annual Report on Form 10-K for the year ended

December 31, 2017 are available at http://materials.proxyvote.com/609207.

Proxy Statement Summary	1

ITEM 1. Election of Directors	10
Process for Nominating Directors	10
Director Nominees for Election at the Annual Meeting	13

Corporate Governance	21
Governance Guidelines	21
Director Onboarding and Education	23
Board Leadership Structure	23
Director Independence	24
Oversight of Risk Management	25
Codes of Conduct	26
Governance Documents	27
Review of Transactions with Related Persons	27
Shareholder Communications with the Board	28

Board Committees and Membership	29
Committee Membership as of March 31, 2018	29
Meeting Attendance	29
Audit Committee	30
Audit Committee Report for the Year Ended December 31, 2017	30
Pre-Approval Policies	32
Independent Registered Public Accountants’ Fees	32
Finance Committee	33
Governance, Membership and Public Affairs Committee	33
Human Resources and Compensation Committee	34
Human Resources and Compensation Committee Independence, Interlocks and Insider Participation	34
Responsibilities	34
The Compensation Committee’s Use of an Independent Compensation Consultant	35
Executive Officers Have a Limited Role in the Compensation Committee’s Determination of Executive Compensation and Recommendations to the Board Regarding Non-Employee Director Compensation	36
How the Compensation Committee Manages Compensation-Related Risk	36

Compensation of Non-Employee Directors	37

Compensation Discussion and Analysis	40
Overview	40
Our Executive Compensation Design Principles and Governance Practices Reflect Best Practices to Protect and Promote our Shareholders’ Interests	46
How We Design our Executive Compensation Program	47
Individual Executive Compensation Program Elements	52
Our Policy Authorizing Recoupment of Executive Incentive Compensation in the Event of Certain Restatements	64
Our Trading Restrictions, Anti-Hedging and Anti-Pledging Policy	64
Our Policy on Qualifying Compensation for Tax Deductibility	65

Executive Compensation Tables	66
2017 Summary Compensation Table	66
2017 Grants of Plan-Based Awards	69
2017 Outstanding Equity Awards at Fiscal Year-End	70
2017 Options Exercised and Stock Vested	72
2017 Pension Benefits	73
Retirement Benefit Plan Descriptions	73
2017 Non-Qualified Deferred Compensation Benefits	75
Potential Payments Upon Termination or Change in Control	77

Human Resources and Compensation Committee Report for the Year Ended December 31, 2017	81

CEO Pay Ratio	82

Ownership of Equity Securities	83
Section 16(a) Beneficial Ownership Reporting Compliance	84

ITEM 2. Advisory Vote to Approve Executive Compensation	84

ITEM 3. Ratification of the Selection of Independent Registered Public Accountants for Fiscal Year 2018	85

ITEM 4. Shareholder Proposal: Report on Non-Recyclable Packaging	87

ITEM 5. Shareholder Proposal: Create a Committee to Prepare a Report Regarding the Impact of Plant Closures on Communities and Alternatives to Help Mitigate the Effects	90

Other Matters that may be Presented at the Annual Meeting	93

Frequently Asked Questions About the Annual Meeting and Voting	93

2019 Annual Meeting of Shareholders	100
Shareholder Nominations and Proposals for the 2019 Annual Meeting	100

ANNEX A: Financial Measures Definitions and GAAP to Non-GAAP Reconciliations	A-1

Map and Directions to the 2018 Annual Meeting	Back Cover

Proxy Statement Summary

In this Proxy Statement Summary and throughout the Proxy Statement, “we,” “us,” “our,” “the Company” and “Mondelēz International” refer to Mondelēz International, Inc.

This summary highlights select information contained elsewhere in this Proxy Statement. You should read the entire Proxy Statement carefully before voting and consider all information in the Proxy Statement. For more complete information regarding the Company’s 2017 performance, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 (the “2017 Form 10-K”).

2018 Annual Meeting of Shareholders (the “Annual Meeting”)

Time and Date	9:00 a.m. CDT on Wednesday, May 16, 2018

Place	NOAH’S Event Venue 200 Barclay Boulevard Lincolnshire, Illinois 60069

Record Date	March 12, 2018

Voting	Each outstanding share of Class A Common Stock (“Common Stock”) is entitled to one vote on each matter to be voted upon at the Annual Meeting.

Admission	Shareholders should follow the advance registration instructions described in Question 21 on page 98. The deadline for advance registration is: 11:59 p.m. EDT on May 15, 2018.

Items of Business

Item		Voting Choices	Board’s Voting Recommendation	More Information
Company Proposals:
Item 1.	Election of 13 Directors	With respect to each nominee: For Against Abstain	FOR All Nominees	Page 10
Item 2.	Advisory Vote to Approve Executive Compensation	For Against Abstain	FOR	Page 84
Item 3.	Ratification of the Selection of PricewaterhouseCoopers LLP as Independent Registered Public Accountants for Fiscal Year Ending December 31, 2018	For Against Abstain	FOR	Page 85
Shareholder Proposals:
Item 4.	Report on Non-Recyclable Packaging	For Against Abstain	AGAINST	Page 87
Item 5.	Create a Committee to Prepare a Report Regarding the Impact of Plant Closures on Communities and Alternatives to Help Mitigate the Effects	For Against Abstain	AGAINST	Page 90
Transact any other business that properly comes before the meeting.

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  Proxy Statement Summary

Company Proposals

ITEM 1. Election of Directors – Nominees (Page 13)

The Board recommends a vote FOR each of the 13 director nominees listed below

The Governance, Membership and Public Affairs Committee (the “Governance Committee”) recommended and the Board of Directors (the “Board”) nominated each of the 13 incumbent directors listed here. The terms of all directors elected at the Annual Meeting will end at the 2019 Annual Meeting of Shareholders or when a director’s successor has been duly elected and qualified. Additional information about the director nominees is provided under “Election of Directors – Director Nominees for Election at the Annual Meeting.”

				Membership(1)
Name	Director Since	Primary Occupation	Indepen- dent	Audit	Finance	GMPAC(2)	HRCC(3)
Lewis W.K. Booth Age: 69	2012	Former Executive Vice President and Chief Financial Officer, Ford Motor Company	✓		Member		Member
Charles E. Bunch Age: 68	2016	Former Executive Chairman, PPG Industries, Inc.	✓			Member	Member
Debra A. Crew Age: 47	2018	Former President and Chief Executive Officer, Reynolds American Inc., British American Tobacco p.l.c.	✓
Lois D. Juliber Age: 69	2007	Former Vice Chairman and Chief Operating Officer, Colgate-Palmolive Company	✓			Member	Chair
Mark D. Ketchum Age: 68	2007	Former President and Chief Executive Officer, Newell Rubbermaid Inc.	✓	+	+	+	Member
Peter W. May Age: 75	2018	President and a Founding Partner, Trian Fund Management, L.P.	✓
Jorge S. Mesquita Age: 56	2012	Executive Vice President and Worldwide Chairman, Consumer, Johnson & Johnson	✓	Member
Joseph Neubauer Age: 76	2014	Former Chairman of the Board, ARAMARK Corporation	✓		Member	Chair
Fredric G. Reynolds Age: 67	2007	Former Executive Vice President and Chief Financial Officer, CBS Corporation	✓	Chair	Member
Christiana S. Shi Age: 58	2016	Former President, Direct-to- Consumer, Nike, Inc.	✓	Member		Member
Patrick T. Siewert Age: 62	2012	Managing Director and Partner, The Carlyle Group, L.P.	✓	Member	Chair
Jean-François M. L. van Boxmeer Age: 56	2010	Chairman of the Executive Board and Chief Executive Officer, Heineken N.V.	✓		Member		Member
Dirk Van de Put Age: 57	2017	Chairman and Chief Executive Officer, Mondelēz International, Inc.
+	As Lead Director, Mr. Ketchum is an ex-officio non-voting member of all committees of which he is not a member.

(1)	Membership shown as of March 31, 2018. Ms. Crew and Mr. May have not yet been assigned to committees.

(2)	GMPAC – Governance, Membership and Public Affairs Committee

(3)	HRCC – Human Resources and Compensation Committee

2	2018 Proxy Statement

  Proxy Statement Summary

Board Composition: Competencies, Independence, Tenure and Diversity

A Diverse, World-class Board with the Right Boardroom Competencies

Advances our Company’s Strategy

Director Competencies/ Attributes	Why It Matters to Shareholders	Our Directors

Knowledge of the Consumer Goods Industry

Our brands are our business.

Directors who understand the consumer goods industry and have experience in brand-building, global supply chain, global marketing and retailing help guide management in assessing emerging trends and external competition.

Have broad and deep industry experience and the seasoned judgment that comes from that wealth of experience.

Leadership	Service in leadership roles at large, complex organizations enables directors to contribute valuable insights into decisions on strategy, talent, compensation and risk management and to constructively challenge management to elevate decision-making.	Bring a range of leadership experiences and judgment developed during their years of service at various large, complex organizations.

Accounting/Finance/ Capital Allocation	A robust understanding of corporate finance, financial controls and external reporting enables directors to safeguard assets, efficiently allocate capital and effectively oversee the processes that provide shareholders with information about the company’s results of operations, risk and prospects.	Have the skills, experience and judgment to bring to bear on complex questions of corporate finance, controls, capital allocation, disclosure and risk management.

Product and Business Innovation/Evolution

The business landscape is always evolving.

Innovative products and business solutions power our growth. Forward-thinking directors help the company anticipate and take advantage of new opportunities, address emerging risks and foster sustainable business practices.

Foster innovation, growth and sustainable business practices while advising on the navigation of complex, evolving landscapes.

Global Perspective	Directors with global perspectives and experience help the Board make sound decisions regarding our global strategy as well as regarding actions in the many and varied markets in which we operate.	Have led and advised organizations with significant international operations or regional or global divisions of global companies.

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  Proxy Statement Summary

Mondelēz International requires all non-management

directors be independent and all Audit and Human

Resources and Compensation Committee members meet

heightened independence standards.

Age Diversity: Directors range in age from 47 to 76; Median Age: 67

Global Diversity:

•	Seven independent directors have lived and/or worked outside of the United States

•	Seven independent directors have lived and/or worked outside their country of birth

12 of our 13 directors are independent 92% of our directors are independent Independent non-independent chair and CEO Mondelez international requires all non-management directors be independent and all audit and human resources and compensation committee members meet heightened independence standards. the average tenure of our independent directors is 5 years

4	2018 Proxy Statement

  Proxy Statement Summary

Our Strong and Balanced Corporate Governance Framework Promotes the Long-term

Interests of Shareholders and Accountability and Trust in the Company

Our governance practices and polices enhance our Board’s effectiveness and accountability and promote the Company’s long-term success. We highlight here key aspects of the Company’s corporate governance framework. Shareholders can find additional detail under “Corporate Governance” beginning on page 21, “Compensation Discussion and Analysis – Our Executive Compensation Design Principles and Governance Practices Reflect Best Practices to Protect and Promote our Shareholders’ Interests” on page 46, and “2019 Annual Meeting of Shareholders” on page 100.

Key Practice/Policy	Benefit to Board and Shareholders

Independent Lead Director has substantive responsibilities:

•   engages in planning and approval of meeting schedules/agendas

•   presides over frequent executive sessions of independent directors

•   consults with major shareholders

A highly effective and engaged Lead Director:

•   enhances independent directors’ input and investors’ perspectives on agendas and discussions

•   fosters candid discussion during regular executive sessions of the independent directors

•   provides feedback to management regarding the Board’s concerns and information needs

The only employee who serves on the Board is the Chair and/or Chief Executive Officer (“CEO”)	Substantial majority of independent directors in the Boardroom and fully independent committees effectively oversee management on behalf of shareholders
Shareholders elect directors annually by majority vote	Strengthens Board, committee and individual director accountability
By-Laws provide for proxy access – enabling substantial shareholders to add their nominee(s) to the proxy statement	Further strengthens Board accountability and encourages engagement with substantial shareholders regarding Board composition
Regular Board, committee and director self-assessments include candid, one-on-one conversations between Governance Committee Chair and each director

•   Promotes continuous process improvement at the Board and committees

•   Provides an opportunity to discuss individual directors’ contributions and performance as well as solicit views on improving Board and committee performance

Independent director tenure and retirement policies

•   Tenure/retirement policies promote ongoing evolution and refreshment

•   Annual self-assessments provide a disciplined mechanism for director input into the Board evolution and succession planning process

•   Current average tenure for independent directors is five years

Directors must own shares of our Common Stock in an amount equal to five times the annual Board cash retainer within five years of joining the Board. Distribution of actual shares six months after the director ends his or her service as a director	• Aligns directors‘ and shareholders’ long-term interests • Many directors exceed the minimum requirement

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  Proxy Statement Summary

ITEM 2. Advisory Vote to Approve Executive Compensation (Page 84)

The Board recommends a vote FOR this Proposal

Compensation Goals

The Human Resources and Compensation Committee (the “Compensation Committee”) has four primary goals for our executive compensation program:

1.	Attract, retain and motivate talented executive officers and develop world-class business leaders;

2.	Support business strategies that promote superior long-term shareholder returns;

3.	Align pay and performance by making a significant portion of the compensation of our Named Executive Officers (“NEOs”) dependent on achieving financial and other critical strategic and individual goals; and

4.	Align our NEOs’ and shareholders’ interests through significant stock ownership requirements and equity-based incentive grants that link executive compensation to sustained and superior Total Shareholder Return (“TSR”) (TSR reflects share price appreciation and dividends paid).

Compensation Design

We design our executive compensation program to achieve these goals by:

•	Linking pay to performance;

•	Putting pay at risk based on both short-term and long-term performance;

•	Rewarding long-term sustainable performance;

•	Targeting pay at or near the median of our compensation survey peer group;

•	Setting substantive performance goals; and

•	Requiring executive officers to acquire and hold a significant amount of Common Stock.

2017 Executive Compensation Reflected the Performance of our NEOs and the Company

•	Annual Cash Incentive Program

•	We achieved a below target financial performance rating of 92% under the 2017 Annual Cash Incentive Program resulting in below target annual incentives paid to our Chairman, CEO and Chief Financial Officer.

•	Despite the challenging top-line environment, we generated above target Defined Earnings Per Share and above target improvement in our Cash Conversion Cycle; however, we performed below target on Organic Net Revenue Growth, Free Cash Flow and Market Share.

•	Performance Share Units (2015-2017 Performance Cycle)

•	We achieved a below target performance rating of 84% for the performance share unit awards subject to the 2015-2017 performance cycle.

•	We exceeded target on Annualized Relative TSR but performed below threshold on Organic Net Revenue Growth and below target on Adjusted Return On Invested Capital Increase.

•	Each NEO earned shares below the target share units granted at the outset of the performance cycle.

In August 2017, Irene Rosenfeld, our CEO and Chairman of the Board since 2006, announced plans to retire and the Company and the Board announced that Dirk Van de Put would succeed her as CEO in November 2017 and

6	2018 Proxy Statement

  Proxy Statement Summary

as Chairman in April 2018. The Compensation Committee, with advice from Compensation Advisory Partners, LLC (“CAP”), structured an offer for Mr. Van de Put to induce him to accept the Board’s offer and to quickly align Mr. Van de Put’s interests with those of our shareholders.

At the same time, the Board made equity retention grants to two of our NEOs – Mr. Cofer and Mr. Gladden. The Board determined that these executives are instrumental to the continued success of the Company as well as in the successful transition of Mr. Van de Put into the CEO role.

You can find detailed information about our compensation programs, new CEO compensation package and 2017 retention grants in the Compensation Discussion and Analysis beginning on page 40 and Executive Compensation Tables beginning on page 66.

ITEM 3. Ratification of the Selection of PricewaterhouseCoopers LLP as Independent Registered Public Accountants for Fiscal Year 2018 (Page 85)

The Board recommends a vote FOR this Proposal

As a matter of good governance, we are asking our shareholders to ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as the independent registered public accountants for the year ending December 31, 2018. We provide information on PricewaterhouseCoopers LLP’s fees in 2016 and 2017 on page 32.

SHAREHOLDER PROPOSALS

In accordance with U.S. Securities and Exchange Commission (“SEC”) rules, this Proxy Statement includes two shareholder proposals.

ITEM 4. Report on Non-Recyclable Packaging (Page 87)

The Board recommends a vote AGAINST this Shareholder Proposal

As part of our broader commitment to sustainable growth and reducing our overall environmental impact, we recognize and have developed programs to address our biggest sustainability challenges, including plastics pollution and climate change. We are reducing the environmental impact of packaging and tackling plastic waste in three key ways:

•	by reducing our packaging material by optimizing our packaging formats while also minimizing food waste;

•	while most of our packaging is already recyclable or recycle ready, continuing to simplify our material choices and using innovative packaging materials to facilitate recycling in existing infrastructure; and

•	working in coalitions to support improved infrastructure and greater harmonization of packaging formats so that more waste is collected and can be recycled.

Given our robust, holistic and multi-faceted programs designed to minimize our environmental impacts while still providing our customers around the world with the products they demand, the shareholder proposal’s request for an isolated report assessing the environmental impact of non-recyclable brand packaging in addition to the information we already provide is not an effective use of your Company’s resources. For these reasons, the Board recommends that you vote AGAINST this shareholder proposal.

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  Proxy Statement Summary

ITEM 5. Create a Committee to Prepare a Report Regarding the Impact of Plant Closures on Communities and Alternatives to Help Mitigate the Effects (Page 90)

The Board recommends a vote AGAINST this Shareholder Proposal

Through our ongoing supply chain modernization, we are delivering sustainable competitive advantage for the Company and you, its shareholders. We do this in a way that is mindful of the impact that our decisions have on our employees and communities. Because these considerations already inform the Board’s decision-making process, the Board does not believe that forming an employee-management committee to produce a report to the Board on plant closures as requested by the proponents would enhance our decision-making process or facilitate progress toward our goals. For these reasons, the Board recommends that you vote AGAINST this shareholder proposal.

Other Matters that may be Presented at the Annual Meeting

Other than Items 1 through 5, we do not expect any additional matters to be presented for action at the Annual Meeting. We described the requirements for shareholders to properly submit proposals and nominations at the 2018 Annual Meeting in the 2017 proxy statement. They are similar to those described under “2019 Annual Meeting of Shareholders.” The Chairman of the Annual Meeting may refuse to allow presentation of an improperly submitted proposal or a nomination for the Board at the Annual Meeting.

If any other matters properly come before the Annual Meeting, your proxy authorizes the designated proxies to vote on such matters in accordance with their best judgment and in their discretion.

How to Vote in Advance of the Meeting (Page 96)

Even if you plan to register for and attend the Annual Meeting in person, please vote in advance of the meeting using one of the following voting methods (see Question 12 on page 96 for additional details). If you are voting via the Internet or by telephone, be sure to have your proxy card or voting instruction form (“VIF”) in hand and follow the instructions. You can vote in advance of the meeting any of three ways:

Visit the website listed on the proxy card/VIF to vote VIA THE INTERNET

Call the telephone number on the proxy card/VIF to vote BY TELEPHONE

If you received paper copies of your proxy materials, mark, sign, date and return the proxy card in the enclosed envelope to vote BY MAIL

Voting Instructions to Proxies

At the Annual Meeting, the persons named as proxies on each shareholder’s proxy card will vote the shares represented by the proxy card FOR or AGAINST or ABSTAIN from voting with respect to each of the nominees listed in proposal 1 and with respect to proposals 2, 3, 4 and 5 as indicated in the shareholder’s voting instructions. If no indication is made on the properly executed proxy card, proxies will vote FOR each of the director nominees listed in proposal 1, FOR proposals 2 and 3, AGAINST proposals 4 and 5 and in their discretion upon such other business as properly comes before the meeting.

8	2018 Proxy Statement

  Proxy Statement Summary

Voting at the Annual Meeting (Page 96)

All shareholders of record as of March 12, 2018 may vote in person at the Annual Meeting. Generally, beneficial shareholders may vote in person at the Annual Meeting if they have a legal proxy. See Question 12 on page 96 for detailed information.

Attending the Annual Meeting – Important Note about Advance Registration Process and Admission Requirements (Page 98)

If you plan to attend the Annual Meeting in person, see Question 21 on page 98 for important details about advance registration and admission requirements.

Asking Questions at the Annual Meeting

Shareholders will have the opportunity to ask questions or make comments related to the matters being voted on. They may do so at the times and in the manner indicated in the meeting agenda and meeting procedures that we will distribute at the Annual Meeting registration desk and according to the Chairman’s instructions. We will provide an opportunity for shareholders to make comments or ask additional questions of a general nature during the Questions portion of the Annual Meeting.

When asking questions, shareholders will be required to observe the meeting procedures.

Frequently Asked Questions About the Annual Meeting and Voting (Page 93)

We provide answers to many frequently asked questions about the Annual Meeting and voting, including how to vote shares held in brokerage accounts and employee benefit plan accounts, in the FAQ section beginning on page 93.

9

ITEM 1. Election of Directors

Process for Nominating Directors

The Governance Committee identifies, evaluates and recommends to the Board director nominees for election at the Annual Meeting (and any adjournments or postponements of the Annual Meeting). The Governance Committee invites director nominee suggestions from the directors, management, shareholders and others. In addition, the Governance Committee has retained a third-party executive search firm to assist it in identifying and evaluating potential director nominees based on the Board’s recruitment objectives.

General Qualifications for Nomination to the Board

The Board believes all directors should possess certain attributes, including integrity, sound business judgment and vision, as these characteristics are necessary to establish a competent, ethical and well-functioning board that best represents shareholders’ interests.

Consistent with the Corporate Governance Guidelines (the “Guidelines”), when evaluating the suitability of an individual for nomination, the Governance Committee considers that individual’s:

•	general understanding of the varied disciplines relevant to the success of a large, publicly traded company in today’s global business environment;

•	understanding of the Company’s global businesses and markets; and

•	professional expertise and educational background.

The Governance Committee also considers:

•	other factors that promote diversity of views, knowledge and experience, including, among others, gender, race and national origin;

•	whether the individual meets various independence requirements, including whether an individual’s service on boards and committees of other organizations is consistent with our conflicts of interest policy; and

•	whether the individual can devote sufficient time and effort to fulfill his or her responsibilities to the Company given the individual’s other commitments.

Board Composition: Director Knowledge, Competencies and Experiences

The Governance Committee works with the Board to determine the appropriate mix of individuals that will result in a Board that is strong in its collective knowledge, competencies and experiences – enabling the Board to fulfill its responsibilities and best perpetuate the Company’s long-term success and represent all shareholders’ interests. Based upon its discussions with the Board, the Governance Committee has identified key competencies that are currently desirable in order for the Board to fulfill its current and future obligations:

Key Competencies	Relevant Experience
Industry Knowledge vital to understanding and reviewing strategy, including the acquisition of businesses that offer complementary products or services	• Food and Beverage • Consumer Products

Significant Operating Experience as current or former executives of large global companies or other large organizations giving directors specific insight into and expertise that will foster active participation in the development and implementation of the Company’s operating plan and business strategy

• CEO/COO • Best in Class – Manufacturing Operations • Best in Class – Retail Operations

10	2018 Proxy Statement

  ITEM 1. Election of Directors

Key Competencies	Relevant Experience

Leadership Experience giving directors the ability to motivate, manage, identify and develop leadership qualities in others as well as strong critical thinking, verbal communication skills, diversity of views and thought processes

• CEO/COO or Other Leadership Positions at Complex Organizations • M&A/Alliances/Partnerships • Strategic Planning • Talent Assessment and People Development/Compensation
Substantial Global Business and other International Experience given the Company’s global presence	• Developed Markets • Emerging Markets • New Media/Digital Technology/ E-Commerce • Technology/IT Strategy • Government Affairs/ Regulatory/ Compliance
Accounting and Financial Expertise enabling directors to analyze financial statements, capital structure and complex financial transactions and oversee accounting and financial reporting processes	• CFO • M&A/Alliances/Partnerships • Financial Acumen/Capital Markets • Cost Management

Product Research, Development and Marketing Experience in food and beverage as well as complementary industries contributing to the identification and development of new food and beverage products and implementation of marketing strategies that will improve performance

• Consumer Insights/Analytics • Research & Development • Innovation

Public Company Board and Corporate Governance Experience at large publicly traded companies providing directors with a solid understanding of their extensive and complex oversight responsibilities and furthering the goals of greater transparency, accountability for management and the Board and protection of shareholders’ interests

• CEO/COO/Other Governance Leadership Positions • Government Affairs/Regulatory

The Governance Committee’s director recruitment planning considers both the evolving needs of the Company and Board as well as the impact of anticipated departures on the Board’s future composition and leadership of the Board. Based on that work and consistent with its commitment to diversity, the Governance Committee sought to identify and recruit a female, sitting or former CEO of a global consumer products company to our Board. That search identified Debra A. Crew, a highly capable global executive and seasoned public company director who has significant international experience. She was recommended by the Governance Committee’s consultant in connection with the Governance Committee’s search. The Board appointed Ms. Crew effective March 1, 2018. Peter W. May was recommended for consideration by Nelson Peltz. The Board determined that Mr. May’s business experience and financial acumen would be an asset to the Board and appointed him effective March 1, 2018.

Individual Director Self-Assessments and Considerations for Renomination of Incumbent Directors

The Governance Committee coordinates annual Board, committee and director self-assessments. The assessment process includes one-on-one discussions between each director and the Chair of the Governance Committee. Annually, all director nominees complete questionnaires to update and confirm their background, qualifications and skills and identify any potential conflicts of interest. The Governance Committee assesses the experience, qualifications, attributes, skills, diversity and contributions of each director. The Governance

11

  ITEM 1. Election of Directors

Committee also considers each individual in the context of the Board composition as a whole, with the objective of recruiting and recommending a slate of director nominees who can best sustain the Company’s success and represent our shareholders’ interests through the exercise of sound judgment and informed decision-making.

Board Refreshment Through Director Tenure and Age Limits and Annual Self-Assessment

The Board believes that its composition should provide continuity as well as new experiences and fresh perspectives relevant to the Board’s work. The Board does not believe that directors should expect to be automatically renominated. Therefore, the annual Board and director self-assessment processes are important determinants in a director’s renomination and tenure. In addition, our Guidelines provide that:

•	Non-employee directors will have a tenure limit of 15 years.

•	Non-employee directors will not be nominated for election to the Board after their 75th birthday.

•	However, if a non-employee director aged 70 to 75 is appointed or elected to the Board, then that director will have a tenure limit of five years.

In addition, as noted above, the Board’s annual self-assessment includes director self-assessments and discussions between the Chair of the Governance Committee and each director regarding the director’s strengths and opportunities to enhance contributions.

The current Board composition reflects the Board’s commitment to ongoing refreshment: five of the independent director nominees served as directors before we spun off Kraft Foods Group, Inc. (“KFG”) to shareholders on October 1, 2012; and seven joined the Board on or after October 1, 2012, including two who joined the Board in March 2018.

The Board Seeks and Values Diversity

Mondelēz International has cross-cultural and diverse employees manufacturing and marketing delicious snack food and beverage products for consumers in approximately 160 countries around the world. The Board embraces and encourages the Company’s culture of diversity and inclusion.

Although the Board does not establish specific goals, the Board’s overall diversity is an important consideration in the director recruitment and nomination process. The Guidelines provide that when evaluating the suitability of individuals for nomination, the Governance Committee considers criteria including, among others, gender, race and national origin as they promote diversity of views, knowledge and experience that contribute to a more informed and effective decision-making process. As part of its annual assessment of the Board’s composition, the Governance Committee assesses the effectiveness of the Board’s efforts to promote diversity in all its forms.

The director nominees include three women, reflect different generations (age range as of March 12, 2018: 47-76) and national origins, and collectively bring a range of professional and life experiences to the Board’s work.

The Governance Committee Welcomes Shareholder Recommendations for Candidates for Election to the Board

The Governance Committee will consider recommendations for director candidates submitted by a shareholder(s). The shareholder(s) should submit to the Corporate Secretary both the recommended candidate’s name along with the same information required for a shareholder to nominate a candidate for election to the Board at an annual meeting and in the same manner as set forth in the advance notice provisions of the Company’s By-Laws (the “By-Laws”).

The Governance Committee evaluates director candidates recommended by shareholder(s) using the same criteria as it uses to evaluate candidates whom the Governance Committee identifies (described above). The Governance Committee makes a recommendation to the Board regarding the candidate’s appointment or nomination for election to the Board. The Board considers the Governance Committee’s recommendation and then decides whether to appoint or nominate the candidate. The Corporate Secretary advises the shareholder(s) of the Board’s decision whether to appoint or nominate the candidate.

12	2018 Proxy Statement

  ITEM 1. Election of Directors

Shareholders Elect Directors Annually

Members of the Board are elected annually by a majority of votes cast (if the election is uncontested). The terms of all directors elected at the 2018 Annual Meeting will end at the 2019 Annual Meeting of Shareholders or when a director’s successor has been duly elected and qualified.

The Governance Committee recommended and the Board nominated for election at the 2018 Annual Meeting the 13 incumbent directors listed below under “– Director Nominees for Election at the Annual Meeting.” Of the 13 director nominees standing for election, shareholders elected ten to one-year terms at the 2017 Annual Meeting of Shareholders.

Subsequent to the 2017 Annual Meeting of Shareholders, the Board named three additional directors to the Board:

•	Mr. Van de Put effective November 20, 2017; and

•	Ms. Crew and Mr. May effective March 1, 2018.

Each director nominee consented to his or her nomination for election to the Board and to serving on the Board, if elected. If a director nominee should become unavailable to serve as a director, the persons named as proxies intend to vote the shares for a replacement director nominee designated by the Board. In lieu of naming a substitute, the Board may reduce the number of directors on the Board.

The directors elected by the shareholders at the 2017 Annual Meeting of Shareholders who are not standing for re-election at the 2018 Annual Meeting are the following:

•	Dr. Ruth J. Simmons resigned from the Board on November 29, 2017 coincident with being named President of Prairie View A&M University.

•	Mr. Nelson Peltz resigned from the Board effective March 1, 2018 to devote more time to his other board commitments.

•	Ms. Irene Rosenfeld retired April 1, 2018 after a 35-plus year career with the Company.

Director Nominees for Election at the Annual Meeting

Individual Nominees’ Experience, Qualifications, Attributes and Skills

The Board believes that each director nominee for election at the Annual Meeting is highly qualified. All 13 director nominees satisfy the Guideline’s criteria and possess the personal attributes essential for the proper and effective functioning of the Board. The director nominees’ biographies describe the specific qualifications that the Governance Committee relied upon when it recommended the individual director nominees for election and led the Board to nominate him or her for election.

The biographies also include information about current and past (covering the last five years) directorships at companies publicly listed in the United States and registered investment companies, as required by the proxy disclosure rules.

A particular director nominee may have experience and qualifications in addition to those described in the biographies below, including service on the boards of various private companies, companies listed outside of the United States and charitable, educational and cultural institutions.

THE BOARD RECOMMENDS SHAREHOLDERS VOTE FOR THE ELECTION

OF EACH OF THE 13 DIRECTOR NOMINEES LISTED BELOW.

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  ITEM 1. Election of Directors

The following information regarding each director nominee is as of March 12, 2018.

LEWIS W.K. BOOTH

Former Executive Vice President and Chief Financial Officer, Ford Motor Company

Director since: October 2012

Age: 69

Independent

Board Committees:

•  Finance

•  Human Resources and Compensation

Mr. Booth served as Executive Vice President and Chief Financial Officer of the Ford Motor Company (“Ford”), a global automobile manufacturer, from November 2008 until his retirement in April 2012. He was Executive Vice President of Ford of Europe, Volvo Car Corporation and Ford Export Operations and Global Growth Initiatives, and Executive Vice President of Ford’s Premier Automotive Group from October 2005 to October 2008. Prior to that, Mr. Booth held various executive leadership positions with Ford, including Chairman and Chief Executive Officer of Ford of Europe, President of Mazda Motor Corporation and President of Ford Asia Pacific and Africa Operations. He worked for Ford in various positions from 1978 to 2012.

Mr. Booth was appointed Commander of the Order of the British Empire in June 2012 for his services to the United Kingdom’s automotive and manufacturing industries.

Director Qualifications:

•   During his career at Ford, Mr. Booth gained global business experience. He led operations in Africa, Asia and Europe. In these and other roles, he successfully implemented major growth initiatives, business restructuring and cost management and was involved in strategy, product development, marketing and operations.

•   Mr. Booth held a variety of positions in Ford’s Finance staff. As Ford’s Chief Financial Officer during the 2008 financial crisis, Mr. Booth led a restructuring of Ford’s balance sheet and a return to growth and profitability.

•   Mr. Booth is a Chartered Management Accountant.

•   Mr. Booth has extensive public company board and corporate governance experience. He is a director of Gentherm Incorporated and Rolls-Royce Holdings plc.

CHARLES E. BUNCH

Former Executive Chairman, PPG Industries, Inc.

Director since: September 2016

Age: 68

Independent

Board Committees:

•  Governance, Membership and Public Affairs

•  Human Resources and Compensation

Mr. Bunch served as Executive Chairman of PPG Industries, Inc. (“PPG”), a manufacturer and distributor of a broad range of coatings, specialty materials and glass products, from September 2015 until his retirement in August 2016. He served as Chairman, President and Chief Executive Officer from July 2005 until August 2015; President and Chief Executive Officer from March 2005 until July 2005; President and Chief Operating Officer from July 2002 to March 2005; Executive Vice President, Coatings from 2000 to 2002 and Senior Vice President, Strategic Planning and Corporate Services from 1997 to 2000. He joined PPG in 1979 and held various positions in finance and planning, marketing and general management in the United States and Europe.

Director Qualifications:

•   During his 37 year career at PPG, Mr. Bunch gained valuable experience in executive leadership, operations management, cost management, risk management and strategic planning.

•   Under Mr. Bunch’s leadership, PPG accelerated its business transformation, becoming the world’s leading paints and coatings company through strategic actions that focused its business portfolio and expanded and strengthened its international presence. During his tenure as Chairman and Chief Executive Officer, PPG made more than 30 acquisitions and delivered strong growth and record financial performance.

•   Through his service at the Federal Reserve Bank of Cleveland, including as its Chairman, Mr. Bunch gained a deep understanding of the United State’s economy and corporate finance.

•   Mr. Bunch has extensive public company board and corporate governance experience. He is a director of Marathon Petroleum Corporation, ConocoPhilips and The PNC Financial Services Group, Inc. and a former director of H.J. Heinz Company and PPG.

14	2018 Proxy Statement

  ITEM 1. Election of Directors

DEBRA A. CREW Former President and Chief Executive Officer, Reynolds American Inc., British American Tobacco p.l.c. Director since: March 2018 Age: 47 Independent Board Committees: • Not yet assigned

Ms. Crew served as Director, President and Chief Executive Officer of Reynolds American Inc. (“Reynolds American”), a holding company for U.S. tobacco companies, from January 2017 through December 2017, including from July 2017 when Reynolds American was acquired by British American Tobacco p.l.c.

Prior to that, she served as President and Chief Commercial Officer of R. J. Reynolds Tobacco Co. (“RJR”), a subsidiary of Reynolds American, from October 2014 to October 2015 and as President and Chief Operating Officer of RJR from October 2015 to December 2016.

Ms. Crew served in a variety of executive roles at PepsiCo, Inc., (“PepsiCo”) a global snack and beverage company, including President and General Manager, PepsiCo North America Nutrition from August 2014 to September 2014, President, PepsiCo Americas Beverages from August 2012 through August 2014 and President, Western European Region of PepsiCo Europe from April 2010 through August 2012.

Prior to that, Ms. Crew held positions of increasing responsibility at Kraft Foods, Nestle S.A. and Mars, Incorporated (“Mars”) from 1997 to 2004. Ms. Crew served as a captain in the U.S. Army in military intelligence from 1993 to 1997.

Director Qualifications:

•   Ms. Crew possesses invaluable perspective and experience as former President and Chief Executive Officer of Reynolds American.

•   Ms. Crew has significant knowledge of the food and beverage industry and consumer products generally attained through her service in various positions of increasing responsibility, including key executive roles at Kraft Foods, Nestle and PepsiCo.

•   Ms. Crew has extensive public company board and corporate governance experience. She is a director of Newell Brands Inc. and Stanley Black & Decker, Inc. She was formerly a director of Reynolds American.

LOIS D. JULIBER

Former Vice Chairman and Chief Operating Officer, Colgate-Palmolive Company

Director since: November 2007

Age: 69

Independent

Board Committees:

•    Governance, Membership and Public Affairs

•    Human Resources and Compensation (Chair)

Ms. Juliber served as Vice Chairman of the Colgate-Palmolive Company (“Colgate-Palmolive”), a global consumer products company, from 2004 until her retirement in April 2005. She served as Colgate-Palmolive’s Chief Operating Officer from 2000 to 2004, Executive Vice President – North America and Europe from 1997 until 2000, President of Colgate North America from 1994 to 1997 and Chief Technology Officer from 1991 until 1994.

Prior to joining Colgate-Palmolive, Ms. Juliber spent 15 years at Mondelēz International’s predecessor, General Foods Corporation, in a variety of key marketing and general management positions.

Director Qualifications:

•   Ms. Juliber brings a global perspective and many years of experience in the food and consumer products industries.

•   As Vice Chairman and Chief Operating Officer of Colgate-Palmolive, she led Colgate-Palmolive’s growth functions, including global marketing and business development, research and development, supply chain operations and investor relations.

•   Ms. Juliber is credited with leading Colgate-Palmolive’s Colgate North America business resurgence which was marked by market share increases, highly successful new products and increased profitability.

•   Ms. Juliber also has extensive public company board and corporate governance experience. Ms. Juliber is a director of DowDuPont Inc. (successor of E.I. du Pont de Nemours and Company). She was formerly a director of Goldman Sachs Group, Inc.

15

  ITEM 1. Election of Directors

MARK D. KETCHUM

Former President and Chief Executive Officer, Newell Rubbermaid Inc.

Director since: April 2007

Lead Director

Age: 68

Independent

Board Committee:

•  Human Resources and Compensation

•  As Lead Director, an ex-officio non-voting member of all committees of which he is not a member.

Mr. Ketchum served as President and Chief Executive Officer of Newell Rubbermaid Inc. (“Newell Rubbermaid”), a global marketer of consumer and commercial products, from October 2005 until his retirement in June 2011. He was a member of Newell Rubbermaid’s board of directors from November 2004 to May 2012.

From 1971 to 2004, Mr. Ketchum served in a variety of roles at The Procter & Gamble Company (“P&G”), a global marketer of consumer products. Those roles included President, Global Baby and Family Care from 1999 to 2004, President – North American Paper Sector from 1996 to 1999, and Vice President and General Manager – Tissue/Towel from 1990 to 1996.

Director Qualifications:

•  For over four decades, Mr. Ketchum held key executive roles at global consumer products companies with responsibility for operations, brand management, marketing and general management.

•  While serving as Newell Rubbermaid’s President and Chief Executive Officer, he successfully transformed Newell Rubbermaid’s portfolio, gross margin structure and business model during difficult economic times.

•  During his distinguished 33-year career at P&G, among other accomplishments, he was credited with repositioning key brands and for driving their notable profit and share growth and leading the turnaround of a major global brand.

•  Mr. Ketchum has extensive public company board and corporate governance experience. He was formerly a director of Newell Rubbermaid and has served as Lead Director for the Mondelēz International Board from its inception.

PETER W. MAY President and a Founding Partner, Trian Fund Management, L.P. Director since: March 2018 Age: 75 Independent Board Committees: • Not yet assigned

Mr. May has served as President and a Founding Partner of Trian Fund Management, L.P. (“Trian”), an investment management firm, since November 2005. He also served as President and Chief Operating Officer and a Director of Triarc Companies, Inc. (now known as The Wendy’s Company), a holding company for various consumer and industrial businesses, from April 1993 to June 2007, and has served as its non-Executive Vice Chairman since June 2007.

Prior to that, Mr. May served as President and Chief Operating Officer of Trian Group, Limited Partnership, which provided investment banking and management services to entities controlled by Mr. May and Nelson Peltz, from January 1989 to April 1993 and as President and Chief Operating Officer of Triangle Industries, Inc., a manufacturer of packaging products, from 1983 to December 1988.

Director Qualifications:

•  Mr. May has extensive investment, financial and leadership experience as President and a Founding Partner of Trian, working with management teams and boards of directors, as well as acquiring, investing in and building companies. He has a deep understanding of the capital markets. He has strong relationships with institutional investors, investment banking/capital markets advisors and others.

•  Mr. May brings considerable experience in managing large, complex food services organizations such as The Wendy’s Company and organizing for efficiency and cost-effectiveness.

•  Mr. May has extensive public company board and corporate governance experience. He is a director of The Wendy’s Company. He was formerly a director of Tiffany & Co. from 2008 to 2017.

16	2018 Proxy Statement

  ITEM 1. Election of Directors

JORGE S. MESQUITA Executive Vice President and Worldwide Chairman, Consumer of Johnson & Johnson Director since: May 2012 Age: 56 Independent Board Committee: • Audit

Mr. Mesquita has been Executive Vice President and Worldwide Chairman, Consumer of Johnson & Johnson (“J&J”), a global healthcare products company, since December 2014. He serves on J&J’s Executive Committee and leads the Consumer Group Operating Committee.

Prior to that, he was employed by P&G, a global marketer of consumer products, in various marketing and leadership capacities for 29 years from 1984 to 2013. During his tenure at P&G, he served as Group President – New Business Creation and Innovation from March 2012 until June 2013, Group President –Special Assignment from January 2012 until March 2012, Group President, Global Fabric Care from 2007 to 2011 and President, Global Home Care from 2001 to 2007, also serving as President of Commercial Products and President of P&G Professional from 2006 to 2007.

Director Qualifications:

•  Mr. Mesquita brings extensive experience leading major global company business units. In these roles, he has a strong track record of building and marketing global brands, including the reinvention of key brands, leading strategic business transformations and driving strong, profitable growth.

•  As P&G’s Group President, New Business Creation and Innovation, Mr. Mesquita redesigned the company’s business development organization and worked across the corporation with technology, marketing and finance leaders to develop groundbreaking innovation capabilities.

•  He is known for driving innovation and has led large, complex supply chain organizations.

•  Mr. Mesquita was born and raised in Mozambique, Africa of Portuguese descent. He has lived and worked in several countries including Venezuela, Mexico, Brazil and the United States. He is fluent in Portuguese, Spanish and English.

•  Mr. Mesquita has significant public company board and corporate governance experience, serving on the Board since 2012.

JOSEPH NEUBAUER Former Chairman of the Board, ARAMARK Corporation Director since: November 2014 Age: 76 Independent Board Committees: • Finance • Governance, Membership and Public Affairs (Chair)

Mr. Neubauer was Chairman of the Board of ARAMARK Corporation (“ARAMARK”), a leading provider of professional services including food, hospitality, facility and uniform services, from 1984 until his retirement in 2015.

Mr. Neubauer joined ARAMARK in 1979 as Executive Vice President of Finance and Development, Chief Financial Officer and a member of the Board of Directors. He was elected President in 1981, Chief Executive Officer in 1983 and Chairman in 1984. He served as Chairman and Chief Executive Officer until May 2012.

Director Qualifications:

•  As a former Chairman and Chief Executive of ARAMARK, Mr. Neubauer brings a wealth of experience in operational excellence in a complex international professional services organization. During Mr. Neubauer’s tenure at ARAMARK, revenues grew from $2 billion to $14 billion and operations extended into 21 countries.

•  Mr. Neubauer brings significant industry knowledge acquired during his career at ARAMARK and before that at PepsiCo.

•  Mr. Neubauer gained significant financial experience while serving as ARAMARK’s Chief Financial Officer and prior to joining ARAMARK in 1979, during his employment with The Chase Manhattan Bank and service as Treasurer of PepsiCo.

•  Mr. Neubauer has extensive public company board and corporate governance experience. He was formerly a director of ARAMARK, Macy’s Inc. and Verizon Communications, Inc.

17

  ITEM 1. Election of Directors

FREDRIC G. REYNOLDS Former Executive Vice President and Chief Financial Officer, CBS Corporation Director since: December 2007 Age: 67 Independent Board Committees: • Audit (Chair) • Finance

Mr. Reynolds served as Executive Vice President and Chief Financial Officer of CBS Corporation (“CBS”), a mass media company, from 2006 until his retirement in 2009. From 2001 through 2005, Mr. Reynolds served as President and Chief Executive Officer of Viacom Television Stations Group and as Executive Vice President and Chief Financial Officer of Viacom Inc. (“Viacom”), a mass media company, from 2000 to 2001. He also served as Executive Vice President and Chief Financial Officer of CBS and its predecessor, Westinghouse Electric Corporation, from 1994 to 2000.

Prior to that, Mr. Reynolds served in various capacities at PepsiCo for twelve years, including Chief Financial Officer or Financial Officer at Pizza Hut, Pepsi Cola International, Kentucky Fried Chicken Worldwide and Frito-Lay.

Director Qualifications:

•   Mr. Reynolds has extensive experience in both the media (including advertising and marketing) and the food and beverage industries. He served in various executive roles at CBS, Viacom and PepsiCo. While at CBS, he successfully managed the integration following the CBS/Viacom merger and he was ultimately responsible for all financial functions and growing portfolio at Viacom. During his tenure as Chief Financial Officer of CBS, CBS shareholders experienced substantial share appreciation and return of capital.

•   Mr. Reynolds brings extensive financial experience gained during his service as Chief Financial Officer at CBS and Viacom and at divisions of PepsiCo.

•   Mr. Reynolds is a Certified Public Accountant.

•   Mr. Reynolds has extensive public company board and corporate governance experience. He is a director of Hess Corporation and United Technologies Corporation. He was formerly a director of AOL, Inc.

CHRISTIANA S. SHI Former President, Direct-to-Consumer, Nike, Inc. Director since: January 2016 Age: 58 Independent Board Committees: • Audit • Governance, Membership and Public Affairs

Ms. Shi served as President, Direct-to-Consumer of Nike, Inc. (“Nike”), a global provider of athletic footwear and apparel, from July 2013 until her retirement in September 2016. From 2012 to 2013, she served as Nike’s Vice President and General Manager, Global Digital Commerce. From 2010 to 2012, she served as Nike’s Chief Operating Officer for Global Direct-to-Consumer. Ms. Shi founded Lovejoy Advisors, LLC, an advisory services firm for digitally transforming consumer and retail businesses, in 2016.

Prior to joining Nike, Ms. Shi spent 24 years at McKinsey & Company (“McKinsey”), a global management consulting firm, in various roles including ten years as Director and Senior Partner.

From July 1981 to July 1984, Ms. Shi served in various trading, institutional sales and investment banking roles at Merrill Lynch & Company.

Director Qualifications:

•   During her career at McKinsey, Ms. Shi worked across North America, Europe, Latin America and Asia providing leadership, expertise and strategic vision to senior executives of Fortune 200 consumer companies. She designed and led performance transformation programs, developed cross-channel marketing and merchandising programs, and drove market entry work.

•   In her various roles at Nike, Ms. Shi led Nike’s global integrated digital commerce strategy and retail organization, as well as real estate, finance, supply chain operations and information technology.

•   With her deep knowledge of digital commerce, Ms. Shi helped lead significant growth in Nike’s digital commerce capabilities.

•   Ms. Shi has extensive public company board and corporate governance experience. She is a director of Williams Sonoma, Inc. and United Parcel Service, Inc. She was formerly a director of West Marine, Inc.

18	2018 Proxy Statement

  ITEM 1. Election of Directors

PATRICK T. SIEWERT Managing Director and Partner, The Carlyle Group, L.P. Director since: October 2012 Age: 62 Independent Board Committees: • Audit • Finance (Chair)

Mr. Siewert has served as a Managing Director and Partner for The Carlyle Group, L.P. (“Carlyle”), a global alternative asset management firm, since April 2007.

From 2001 to 2007, he held a variety of roles with The Coca-Cola Company (“Coca-Cola”), a global beverage company, including Group President and Chief Operating Officer, Asia and a member of the Global Executive Committee.

From 1974 to 2001, he held a variety of roles with Eastman Kodak Company (“Eastman Kodak”), a technology company focused on imaging products and services, including Chief Operating Officer, Consumer Imaging and Senior Vice President and President of the Kodak Professional Division.

Director Qualifications:

•  While working at Coca-Cola, Eastman Kodak and Carlyle, Mr. Siewert developed extensive knowledge in the food and beverage and consumer products industries, especially insights into consumer trends and routes-to-market.

•  Mr. Siewert led business operations in Europe, Africa and the Middle East and most recently in Asia where he focuses on opportunities and challenges in Asian markets.

•  Mr. Siewert has extensive public company board and corporate governance experience. He is a director of Avery Dennison Corporation.

JEAN-FRANÇOIS M. L. VAN BOXMEER

Chairman of the Executive Board and Chief Executive Officer, Heineken N.V.

Director since: January 2010

Age: 56

Independent

Board Committees:

•    Finance

•    Human Resources and Compensation

Mr. van Boxmeer has been Chairman of the Executive Board and Chief Executive Officer of Heineken N.V. (“Heineken”), a global brewing company with a global network of distributors and brewers in more than 70 countries, since 2005 and a member of its Executive Board since 2001.

He has been employed by Heineken in various capacities since 1984, including in management positions in Rwanda (Sales & Marketing Manager), Democratic Republic of Congo (General Manager), Poland (Managing Director), and Italy (Managing Director). His experience includes Executive Board responsibility for Heineken Regions and Global functions: Human Resources, Corporate Relations, Supply Chain, Commerce, Legal Affairs, Strategy, Internal Audit and Company Secretary.

Director Qualifications:

•   Mr. van Boxmeer has a strong track record leading strategic acquisitions and integrations and driving revenue growth. He has led Heineken’s significant global expansion, bringing its iconic brands into new markets through 65 acquisitions since 2005. These have expanded Heineken’s brewing operations from 39 countries to 70, including China, Mexico, Brazil, Ethiopia, Vietnam and Ivory Coast.

•   Mr. van Boxmeer brings a global perspective with particular insights regarding developing markets.

•   Mr. van Boxmeer has broad leadership experience, including in global operations, product development and marketing, and the beverages and consumer products industries.

•   Mr. van Boxmeer has extensive public company board and corporate governance experience. He is a Member of the Shareholders’ Committee of Henkel AG & Co. KGaA.

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  ITEM 1. Election of Directors

DIRK VAN DE PUT Chairman and Chief Executive Officer, Mondelēz International, Inc. Director since: November 2017 Age: 57

Mr. Van de Put became CEO of Mondelēz International and joined the Company’s Board of Directors in November 2017. He became Chairman on April 1, 2018. Mr. Van de Put served as President and CEO of McCain Foods Limited (“McCain”), a multinational frozen food provider, from July 2011 to September 2017 and served as its Chief Operating Officer from May 2010 to July 2011. McCain, a $9.1 billion CAD ($7.3 billion USD) privately held Canadian company that is the largest marketer and manufacturer of frozen french fries, potato specialties and appetizers with sales in more than 160 countries.

Mr. Van de Put also served as President and CEO, Global Over-the-Counter, Consumer Health Division of Novartis AG, a global healthcare company, from 2009 to 2010. From 1998 to 2009, he held a variety of roles with Groupe Danone SA, a multinational provider of packaged water, dairy and baby food products, including Executive Vice President, Fresh Dairy, Americas and Executive Vice President, Fresh Dairy, Latin America.

From 1997 to 1998, he served as President, Coca-Cola Caribbean and as Vice President, Value Chain Management, Coca-Cola Brazil with Coca-Cola.

From 1986 to 1997, he held a variety of roles with Mars, a global manufacturer of confectionery, pet food and other food products and a provider of animal care services, including General Manager and President, Southern Cone Region, Mars South America and Vice President, Marketing, Latin America.

Director Qualifications:

•   Mr. Van de Put is a seasoned global CEO with deep experience and expertise in all critical business and commercial operations in both emerging and developed markets.

•   Mr. Van de Put has a proven track record of driving top-line and category growth, while at the same time improving cost structures and profitability. During his six-year tenure as CEO of McCain, he grew net sales by more than 50%, generating more than 75% of that growth organically, with EBITDA growing double digits each year.

•   Mr. Van de Put brings a global perspective having lived and worked on three different continents.

•   Mr. Van de Put has extensive leadership experience, including 30 years of experience in the food and consumer package goods industry.

•    Mr. Van de Put is fluent in five languages, including English, Dutch, French, Spanish and Portuguese.

•   Mr. Van de Put has public company board and corporate governance experience. He is a former Director of Mattel, Inc.

20	2018 Proxy Statement

Corporate Governance

Our Board is committed to robust corporate governance practices that promote and protect the long-term interests of our shareholders. We design our corporate governance practices to provide a robust and balanced framework for the Board in upholding its fiduciary responsibilities and to promote accountability with, and trust in, the Company. Our Board believes that having and adhering to a strong corporate governance framework is essential to our long-term success. This section describes our governance policies, key practices, Board leadership structure and oversight functions.

Governance Guidelines

Key Elements of our Governance Framework, Practices and Policies Enhance our Board’s Effectiveness and Accountability to Shareholders

The Guidelines articulate our governance philosophy, practices and policies in a range of areas, including the Board’s role and responsibilities, Board composition and structure responsibilities of the Board’s committees, CEO and Board performance evaluations and succession planning. At least annually, the Governance Committee reviews the Guidelines and recommends any changes to the Board for its consideration.

Key Practice/Policy	Benefit to Board and Shareholders
Shareholders elect directors annually by majority vote in uncontested elections.	Strengthens Board, committee and individual director accountability.

By-Laws provide for proxy access, enabling substantial shareholders to add their nominee(s) to the proxy. Key parameters:

•      Minimum Ownership Threshold: 3% or more of the outstanding Common Stock;

•      Ownership Duration: continuously for at least 3 years;

•      Nominating Group Size: up to 20 shareholders may aggregate holdings to meet the minimum ownership threshold; and

•      Maximum Nominations Permitted: greater of 20% of the Board or 2 nominees.

Further strengthens Board accountability and encourages engagement with substantial shareholders regarding Board composition.
By-Laws allow shareholders of record of at least 20% of the voting power of the outstanding stock to call a special meeting of shareholders.	Further strengthens Board accountability and encourages engagement with substantial shareholders regarding important matters.
We engage with shareholders to seek their input on emerging issues and to address their questions and concerns. The Lead Director is available for consultation with our major shareholders.	During the past year, we engaged with a diverse mix of shareholders representing approximately 25% of voting power on various topics including, among others, our leadership transition, executive compensation, strategy, capital allocation, business performance, corporate governance, sustainability and corporate social responsibility. These exchanges were candid and constructive.

Our independent Lead Director has substantive responsibilities: engaged in planning and approval of meeting schedules/agendas; presides over frequent executive sessions of independent directors; and consults with major shareholders.

A highly effective and engaged Lead Director:

•      Incorporates independent directors’ input and investors’ perspectives into agenda and discussions;

•      Fosters candid discussion during regular executive sessions of the independent directors; and

•      Provides feedback to management regarding Board concerns and information needs.

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  Corporate Governance

Key Practice/Policy	Benefit to Board and Shareholders
The Guidelines provide that the Chairman and CEO generally should be the only member of management to serve as a director.	Majority independent directors in the Boardroom and fully independent committees effectively oversee management on behalf of shareholders.

Regular Board, committee and director self-assessments include candid, one-on-one conversations between the Governance Committee Chair and each director. The results of these self-assessments are used in planning Board and committee meetings and agenda, ensuring director accountability and committee effectiveness, Board composition analysis and director recruitment decisions, and governance decisions.

•      Promotes continuous process improvement at the Board and committees.

•      Provides an opportunity to discuss individual directors’ contributions and performance as well as solicit their views on improving Board and committee performance.

Independent director tenure and retirement policies:

•      All independent directors have a tenure limit of 15 years.

•      Independent directors will not be nominated for election to the Board after their 75th birthday.

•      However, if an independent director aged 70 to 75 is appointed or elected to the Board, then that director will have a tenure limit of five years.

•      Tenure/retirement policies promote ongoing evolution and refreshment.

•      Annual self-assessments provide a disciplined mechanism for director input into the Board evolution and succession planning process.

•      Current average tenure for independent directors is just over five years.

At each in-person Board meeting, the independent directors meet in executive session without any members of management present. The Lead Director chairs these sessions. A committee chair leads Board discussion of a topic relevant to that committee’s remit.

Allows the Board to discuss substantive issues important to the Company, including matters concerning management without management present.

Annually, the Compensation Committee sets goals for and evaluates the Chairman and CEO’s performance. The Compensation Committee seeks input from the other directors before deciding on a performance rating and compensation actions.

Enhances management accountability.

Annually, the Board meets with management to discuss, understand and challenge our strategic plan’s short-term and long-term objectives. At its meetings during the balance of the year, the Board and management track progress against the strategic plan’s goals, consider opportunities in light of circumstances in the industry and the economic environment, and monitor strategic and operational risks.

The Company’s goals and executive compensation design are tied to a number of metrics critical to achieving the strategic plan and promoting long-term shareholder returns.

An independent director who serves as CEO at another public company should not serve on more than two public company, boards including the Company’s Board.

Other independent directors should not serve on more than four public companies, including the Company’s Board.

• All our independent directors are in compliance with this policy. • Independent directors have sufficient time to fulfill their duties to the Company.

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  Corporate Governance

Director Onboarding and Education

We provide new directors with a substantive onboarding program. They meet with numerous executives to learn about different aspects of the Company’s operations. They are invited to attend various Board committee meetings prior to joining any committees. Once they are appointed to committees, they meet with the Company officers who support those committees.

During their service, Directors have opportunities to meet and talk with our employees during Board visits to Company facilities and during Board and committee meetings. In recent years, individual directors have taken the opportunity to experience our Direct Store Delivery model by riding along as one of our drivers covers an assigned route, to meet with employees involved in our e-commerce initiatives, and to observe a Line of the Future during production.

In addition, the Company supports director participation in continuing education programs. The Company reimburses directors for reasonable costs associated with attendance.

Board Leadership Structure

The Board has a duty to act as it believes to be in the best interests of the Company and its shareholders, including determining the leadership structure that will best serve those interests. The By-Laws provide the Board flexibility in determining its leadership structure. The Board may determine that the CEO also serves as Chairman, but if it does so, the independent directors also appoint an independent Lead Director with substantive responsibilities. Within this framework, the Board determines the most appropriate leadership structure at a given time.

The Board recognizes the importance of the Company’s leadership structure to our shareholders and regularly receives and considers input on the topic obtained through engagement with our shareholders. Many have expressed the opinion that there is no “one size fits all” solution for leadership structure.

In considering which leadership structure will allow it to carry out its responsibilities most effectively and best represent shareholders’ interests, the Board takes into account various factors. Among them are our specific business needs, our operating and financial performance, industry conditions, economic and regulatory environments, the results of Board and committee annual self-assessments, the advantages and disadvantages of alternative leadership structures based on circumstances at that time, shareholder input and our corporate governance practices.

Board’s Current Leadership Structure Provides Independent Leadership and Management Oversight

•	An independent director, Mark Ketchum, serves as Lead Director;

•	Independent directors chair the Board’s four standing committees; and

•	The CEO, Mr. Van de Put, also serves as Chairman of the Board (effective April 1, 2018).

Mr. Ketchum has served as Lead Director since the Company’s inception, with the independent directors re-appointing him annually. The independent directors selected Mr. Ketchum because he is well-positioned to lead a high-performing Board by keeping it focused, coordinating across committees and ensuring effective information flow to the directors. During 2017, Mr. Ketchum, as Lead Director, played a significant role in the CEO recruitment and selection process. He is also building a productive relationship between the Board and Mr. Van de Put by providing him with candid, constructive feedback from the Board. Finally, he serves as a contact person for our shareholders.

In conjunction with its succession planning and selection of a new CEO, the Board carefully considered its leadership structure, including whether the role of Chairman should be a non-executive position or combined with that of the CEO following Ms. Rosenfeld’s retirement. Following due consideration, the Board concluded that combining these roles best positions Mr. Van de Put to promote shareholders’ interests and contribute to the Board’s efficiency and effectiveness because of his knowledge of the Company and food industry and the competitive environment in which we operate. The Board also believes that he is in the best position at this time to promote the alignment of our strategic and business plans, inform the Board about our global operations and critical business matters including oversight of the Company’s risk management process, and discuss with the Board key risks and management’s responses to them.

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  Corporate Governance

Because of their ability and commitment to working closely together, the Board believes that our independent Lead Director, committee chairs and Mr. Van de Put provide appropriate leadership and oversight of the Company and facilitate effective functioning of both the Board and management.

Independent Lead Director Role and Responsibilities

The Board believes that independent Board leadership and oversight are vital to the Board’s effectiveness. Therefore, it established the substantive and expansive position of independent Lead Director. The independent directors annually select the Lead Director for a one-year term. The Board created the Lead Director position to provide strong leadership of the Board’s affairs on behalf of shareholders, increase the Board’s effectiveness, promote open communication amongst the independent directors and serve as the principal liaison between the Chairman and the other independent directors.

The Lead Director has significant authority and responsibilities with respect to the operation of the Board that serve to protect shareholders’ interests by promoting strong management oversight and accountability. Under the Guidelines, the Lead Director, in consultation with the other independent directors, has the following substantive duties and responsibilities:

•	Serve as liaison between the independent directors and the Chairman and CEO;

•	Seek input from the independent directors and advise the Chairman and CEO as to an appropriate annual schedule of and major agenda topics and content of related briefing materials for regular Board meetings prior to Board review and approval;

•	Review and approve meeting agenda as well as the content of Board briefing materials. Review and approve the allocation of time amongst the Board and committee meetings;

•	Preside at Board meetings at which the Chairman and CEO is not present, including executive sessions of the independent directors and, as appropriate, apprise the Chairman of the topics considered;

•	Call meetings of the independent directors or of the Board as needed;

•	Facilitate effective communication and interaction between the Board and management;

•	Serve as an ex-officio non-voting member of all Board committees of which he or she is not a member;

•	Provide input into the design of the annual Board, committee and director self-evaluations;

•	Working with the Governance Committee, develop recommendations for committee structure, membership, rotations and chairs;

•	Be available for consultation with the Company’s major shareholders; and

•	Perform such other duties as the Board may from time to time delegate to the Lead Director.

Director Independence

All directors are independent except for Mr. Van de Put, our Chairman and CEO

The Guidelines require that at least 80% of the directors meet the Nasdaq listing standards’ independence requirements. In order to determine that a director is independent, the Board must affirmatively determine, after reviewing all relevant information, that a director has no relationship with Mondelēz International or any of its subsidiaries that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. To assist in this determination, the Board adopted categorical standards of director independence, including whether a director or a member of the director’s immediate family has any current or past employment or affiliation with Mondelēz International or the independent registered public accountants. These standards are generally consistent with the Nasdaq listing standards’ independence requirements.

The Board determined that, under the Board’s categorical standards and Nasdaq’s listing standards, the following directors are independent: Lewis W.K. Booth, Charles E. Bunch, Debra A. Crew, Lois D. Juliber, Mark D. Ketchum, Peter W. May, Jorge S. Mesquita, Joseph Neubauer, Fredric G. Reynolds, Christiana S. Shi, Patrick T.

24	2018 Proxy Statement

  Corporate Governance

Siewert and Jean-François M. L. van Boxmeer. The Board also determined that Nelson Peltz and Ruth J. Simmons, former directors, were independent during the time that they served as directors.

Mr. Van de Put is not independent because he is a Mondelēz International employee. Irene B. Rosenfeld was not independent because she was a Mondelēz International employee.

Oversight of Risk Management

Our business faces various risks, including strategic, financial, operational and compliance risks:

•	Management is responsible for the day-to-day assessment, management and mitigation of risk. Identifying, managing and mitigating our exposure to these risks and effectively overseeing this process are critical to our operational decision-making and annual planning processes.

•	The Board has ultimate responsibility for risk oversight, but it has delegated primary responsibility for overseeing risk assessment and management to the Audit Committee. Pursuant to its charter, the Audit Committee reviews and discusses risk assessment and risk management guidelines, policies and processes utilized in our Enterprise Risk Management (“ERM”) process.

Our ERM process is ongoing and implemented at all levels of our operations and across business units to identify, assess, monitor, manage and mitigate risk. Our ERM process facilitates open communication between management and the Board so that the Board and committees understand key risks to our business and performance, our risk management process and how it is functioning, the participants in the process and the information gathered through the process. The Audit Committee annually reviews the functioning of our ERM process as well as the results of our annual ERM risk assessment.

Annually, the Audit Committee reviews and approves management’s recommendation for allocating to the full Board or another committee or retaining for itself responsibility for reviewing and assessing key risk exposures and management’s response to those exposures. Management provides reports to the Board or the appropriate committee in advance of meetings regarding key risks and the actions management has taken to monitor, control and mitigate these risks. Management also attends Board and committee meetings to discuss these reports and provide any updates. The committees report key risk discussions to the Board following their meetings. Board members may also further discuss the risk management process directly with members of management.

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  Corporate Governance

During 2017, the Board and committees reviewed and assessed risks related to our business and operations as shown below. The Board annually reviews and sometimes reallocates responsibilities amongst committees. Accordingly, the allocation of responsibilities shown in this table may change during 2018.

The Board

• Strategy • Operations • Food safety (including supply chain and food defense) • Competition (including private label and customer concentration)

•  Capital structure

•  Financial strategies and transactions
(including economic trends)

•  Labor relations (including human capital)

•  Transformation (including zero-based budgeting
and supply chain reinvention)

Committees

Audit	Governance, Membership and Public Affairs	Human Resources and Compensation(1)	Finance

•  Financial statements

•  Financial reporting process

•  Accounting matters

•  Legal, compliance and regulatory matters (including non-financial compliance risks)

•  Business continuity/operations

•  Sovereign risk

•  Financial risk management (including foreign exchange, commodities exposure, and income and other taxes)

•  Health, safety and environmental

•  Governance programs

•  Board organization, membership and structure

•  Related person transactions

•  Social responsibility (including well-being and environmental and social sustainability)

•  Public policy

•  Mondelēz International’s public image and reputation

		• Compensation policies and practices for all employees (including executives) • Succession planning • Human resources policies and practices	• Interest rate exposure • Enterprise funding and liquidity
(1)	For a discussion about risk oversight relating to the compensation programs, see “Board Committees and Membership – Human Resources and Compensation Committee – How the Compensation Committee Manages Compensation-Related Risk.”

Codes of Conduct

Code of Business Conduct and Ethics for Non-Employee Directors

We have adopted the Code of Business Conduct and Ethics for Non-Employee Directors. It fosters a culture of honesty and integrity, focuses on areas of ethical risk, guides non-employee directors in recognizing and handling ethical issues and provides mechanisms to report unethical conduct. Annually, each non-employee director must acknowledge in writing that he or she has received, reviewed and understands the Code of Business Conduct and Ethics for Non-Employee Directors.

Code of Conduct

We have adopted the Code of Conduct that applies to all our employees (the “Code of Conduct”). It includes policies that cover ethical and legal practices for every aspect of the business. The Code of Conduct reflects values and contains important rules employees must follow when conducting business. The Code of Conduct is

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  Corporate Governance

part of our global compliance and integrity program. The program provides training throughout the Company and encourages reporting of wrongdoing by offering anonymous reporting options and a non-retaliation policy.

We will disclose in the Corporate Governance section of our website any amendments to the Code of Business Conduct and Ethics for Non-Employee Directors or Code of Conduct and any waiver granted to an executive officer or director under these codes.

Governance Documents

To learn more about our corporate governance practices, you can access the following corporate governance documents at www.mondelezinternational.com/investors/corporate-governance. We will also provide copies of any of these documents to shareholders upon written request to the Corporate Secretary.

•	Articles of Incorporation

•	By-Laws

•	Corporate Governance Guidelines and Categorical Standards of Independence – Annex A to the Guidelines

•	Related Person Transactions Policy

•	Board Committee Charters

•	Code of Business Conduct and Ethics for Non-Employee Directors

You can access the Code of Conduct at www.mondelezinternational.com/about-us/compliance-and-integrity.

Review of Transactions with Related Persons

Related Person Transactions Policy and Procedures

The Board has adopted a written policy regarding “related person transactions.” In general, “related persons” are the following persons and their immediate family members: directors, executive officers and shareholders beneficially owning more than 5% of the outstanding Common Stock. A related person transaction is one in which Mondelēz International is a participant, the amount involved exceeds $120,000 and any related person had, has or will have a direct or indirect material interest. The Governance Committee reviews transactions that might qualify as related person transactions. If the Governance Committee determines that a transaction qualifies as a related person transaction, then the Governance Committee reviews and approves, disapproves or ratifies the transaction. The Governance Committee approves or ratifies only those related person transactions that are fair and reasonable to Mondelēz International and in our shareholders’ best interests. When it is not practicable or desirable to delay review of a transaction until a committee meeting, the chair of the Governance Committee reviews and approves or ratifies potential related person transactions and reports to the Governance Committee any transaction so approved or ratified. When reviewing and acting on a related person transaction under this policy, the Governance Committee considers, among other things:

•	its commercial reasonableness;

•	the materiality of the related person’s direct or indirect interest in it;

•	whether it may involve an actual, or create the appearance of a, conflict of interest;

•	its impact on the related person’s independence (as defined in the Guidelines and the Nasdaq listing standards); and

•	whether it would violate any provision of the Code of Business Conduct and Ethics for Non-Employee Directors or the Code of Conduct.

Any member of the Governance Committee who is a related person with respect to a transaction under review may not participate in the deliberations or decisions regarding the transaction.

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  Corporate Governance

Review of Related Person Transactions Since January 1, 2017

On January 25, 2018, BlackRock, Inc. (“BlackRock”), an investment management corporation, filed a Schedule 13G/A with the SEC reporting that it was a greater than 5% shareholder of the Company as of December 31, 2017. During 2017, BlackRock acted as an investment manager with respect to certain investment options under our U.S., Canadian and Puerto Rico retirement savings plans and Canadian, Irish and U.K. pension plans. BlackRock was selected as an investment manager by each plan’s designated authority for plan investments. BlackRock’s selection was based on the determination of each plan’s designated authority that the selection met applicable standards and that the fees were reasonable and appropriate. BlackRock’s fees, approximately $2.3 million during 2017, were paid from the plan assets of the specific plans for which it performed services. The plans expect to pay similar fees to BlackRock during 2018 for similar services. (Fees, based on plan asset value, are paid quarterly on a lagging basis.)

Shareholder Communications with the Board

As part of our effort to understand better our shareholders’ perspectives, we regularly engage with our shareholders, seeking their input and perspectives on various matters. During 2017 and early 2018, members of senior management and non-employee directors reached out to many of our shareholders. In addition, we engaged with shareholders at roundtables and corporate governance forums. We discussed a variety of topics, among them, the Company’s leadership transition, corporate governance practices, Board composition and refreshment, executive compensation and Impact for Growth. These discussions were very productive and we appreciate that our shareholders took the time to share their perspectives and questions with us.

Interested parties may directly contact the Board, the Lead Director, any of the independent directors or any committee of the Board regarding matters relevant to the Board’s duties and responsibilities. Information about how to do so is available at www.mondelezinternational.com/Investors/corporate-governance#contacts.

The Corporate Secretary:

•	forwards communications relating to matters within the Board’s purview to the Lead Director or appropriate independent director(s) and communications relating to matters within a Board committee’s area of responsibility to the chair of the appropriate committee;

•	forwards communications relating to ordinary business matters, such as suggestions, inquiries and consumer complaints, to the appropriate Mondelēz International executive or employee, but makes them available to any independent director who requests them; and

•	does not forward or retain solicitations, junk mail and frivolous or inappropriate communications.

The Lead Director is available for consultation with our major shareholders.

28	2018 Proxy Statement

Board Committees and Membership

The Governance Committee considers and makes recommendations to the Board regarding the Board’s committee structure and membership.

•	The Board establishes committee structure and designates the committee members and chairs following consideration of the Governance Committee’s recommendations.

•	The Board has adopted a written charter for each standing committee. The charters define each committee’s roles and responsibilities.

•	Independent directors comprise 100% of the Audit, Finance, Governance and Compensation Committees.

•	All committee chairs are independent. Committee chairs approve agendas and materials for their committee meetings.

•	Each committee meets regularly in executive session without management.

•	Committees may retain outside legal, financial and other advisors at the Company’s expense.

Throughout 2017, the Board had, and it currently has, four standing committees: Audit, Finance, Governance and Compensation. The Board periodically reviews and rotates committee memberships. Accordingly, the membership shown in this table may change during 2018.

Committee Membership as of March 31, 2018

Director	Audit	Finance	Governance, Membership and Public Affairs	Human Resources and Compensation
Lewis W.K. Booth		X		X
Charles E. Bunch			X	X
Debra A. Crew(1)
Lois D. Juliber			X	Chair
Mark D. Ketchum+	+	+	+	X
Peter W. May(1)
Jorge S. Mesquita	X
Joseph Neubauer		X	Chair
Fredric G. Reynolds	Chair	X
Christiana S. Shi	X		X
Patrick T. Siewert	X	Chair
Jean-François M. L. van Boxmeer		X		X
Total Number of Committee Meetings During 2017	11	4*	5	10*

+	As Lead Director, Mr. Ketchum is an ex-officio non-voting member of all committees of which he is not a member.

*	In addition, the Finance Committee acted once by Unanimous Written Consent and the Compensation Committee acted twice by Unanimous Written Consent.

(1)	As of March 31, 2018, the Board had not made Committee assignments for Ms. Crew and Mr. May.

•	Mr. Peltz served on the Finance Committee and the Governance Committee until his resignation from the Board effective March 1, 2018.

•	Dr. Simmons served on the Compensation Committee and the Governance Committee until her resignation from the Board on November 29, 2017.

Meeting Attendance

Directors are expected to attend all Board meetings, the Annual Meeting and all meetings of the committees on which they serve. We understand, however, that occasionally a director may be unable to attend a meeting:

•	The Board held ten meetings during 2017, and acted three times by unanimous written consent.

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  Board Committees and Membership

•	During 2017, Ms. Rosenfeld and Messrs. Neubauer, Reynolds and Van de Put attended 100% of the meetings of the Board and all committees on which they served. Mses. Juliber, Shi and Simmons and Messrs. Booth, Bunch, Ketchum, Mesquita, Peltz, Siewert and van Boxmeer attended at least 81% of meetings of the Board and all committees on which they served.

•	12 of the 13 directors elected to the Board at the 2017 Annual Meeting of Shareholders attended that meeting.

Audit Committee

The Board established the Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”). The Board has determined that all of the Audit Committee members are independent within the meaning of the Nasdaq listing standards and Rule 10A-3 of the Exchange Act. The Board also determined that all Audit Committee members are able to read and understand financial statements in accordance with Nasdaq listing standards and are financially literate in accordance with the New York Stock Exchange listing standards. The Board has determined that Fredric G. Reynolds and Patrick T. Siewert are “audit committee financial experts” within the meaning of SEC regulations and have financial sophistication in accordance with Nasdaq listing standards. No Audit Committee member received any payments in 2017 from us other than compensation for service as a director.

Under its charter, the Audit Committee is responsible for overseeing our accounting and financial reporting processes and audits of our financial statements. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accountants, including review of their qualifications, independence and performance.

Among other duties, the Audit Committee also oversees:

•	the integrity of our financial statements, our accounting and financial reporting processes, and our systems of internal control over financial reporting and safeguarding our assets;

•	our compliance with legal and regulatory requirements;

•	the qualifications, independence and performance of our independent auditors;

•	the performance of our internal auditors and internal audit functions; and

•	our guidelines and policies with respect to risk assessment and risk management.

The Audit Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of any complaints we receive. We encourage employees and third-party individuals and organizations to report concerns about our accounting controls, auditing matters or anything else that appears to involve financial or other wrongdoing. To report such matters, please visit http://www.mondelezinternational.com/about-us/compliance-and-integrity for information about reporting options.

Audit Committee Report for the Year Ended December 31, 2017

Management has primary responsibility for Mondelēz International’s financial statements and the reporting process, including the systems of internal control over financial reporting. Our role as the Audit Committee of the Mondelēz International Board of Directors is to oversee Mondelēz International’s accounting and financial reporting processes and audits of its financial statements. In addition, in 2017 we assisted the Board in its oversight of:

•	Mondelēz International’s compliance with legal and regulatory requirements;

•	Mondelēz International’s independent registered public accountants’ qualifications, independence and performance;

•	The performance of Mondelēz International’s internal auditor and the internal audit function; and

•	Mondelēz International’s risk assessment and risk management guidelines and policies.

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  Board Committees and Membership

Our duties include overseeing Mondelēz International’s management, the internal audit department and PricewaterhouseCoopers LLP, Mondelēz International’s independent registered public accountants, in their performance of the following functions, for which they are responsible:

Management

•	Preparing Mondelēz International’s consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”);

•	Assessing and establishing effective financial reporting systems and internal controls and procedures; and

•	Reporting on the effectiveness of Mondelēz International’s internal control over financial reporting.

Internal Audit Department

•	Assessing management’s system of internal controls and procedures; and

•	Reporting on the effectiveness of that system.

Independent Registered Public Accountants

•	Auditing Mondelēz International’s financial statements;

•	Issuing an opinion about whether the financial statements conform with U.S. GAAP; and

•	Annually auditing the effectiveness of Mondelēz International’s internal control over financial reporting.

Periodically, we meet, both independently and collectively, with management, the internal auditor and/or the independent registered public accountants to, among other things:

•	Discuss the quality of Mondelēz International’s accounting and financial reporting processes and the adequacy and effectiveness of its internal controls and procedures;

•	Review significant audit findings prepared by each of the independent registered public accountants and internal audit department, together with management’s responses;

•	Review the overall scope and plans for the audits by the internal audit department and the independent registered public accountants;

•	Review critical accounting policies and the significant estimates and judgments management used in preparing the financial statements and their appropriateness for Mondelēz International’s business and current circumstances; and

•	Review Mondelēz International’s earnings releases.

In addition to the activities outlined above, in 2017 we reviewed with management, among other things:

•	Mondelēz International’s response to the global malware incident in June 2017, as part of our ongoing oversight of Mondelēz International’s information technology security and business continuity planning; and

•	The U.S. and non-U.S. tax regulatory environment.

Prior to Mondelēz International’s filing of its Annual Report on Form 10-K for the year ended December 31, 2017 with the SEC, we also:

•	Reviewed and discussed the audited financial statements with management and the independent registered public accountants;

•	Discussed with the independent registered public accountants the items the independent registered public accountants are required to communicate to the Audit Committee in accordance with the applicable requirements of the Public Company Accounting Oversight Board;

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  Board Committees and Membership

•	Received from the independent registered public accountants the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountants’ communications with us concerning independence; and

•	Discussed with the independent registered public accountants their independence from Mondelēz International, including reviewing non-audit services and fees to assure compliance with (i) regulations prohibiting the independent registered public accountants from performing specified services that could impair their independence, and (ii) Mondelēz International’s and the Audit Committee’s policies.

Based upon the review and discussions described in this report and without other independent verification, and subject to the limitations of our role and responsibilities outlined in this report and in our written charter, we recommended to the Board, and the Board approved, that the audited consolidated financial statements be included in Mondelēz International’s Annual Report on Form 10-K for the year ended December 31, 2017, which was filed with the SEC on February 9, 2018.

Audit Committee:

Fredric G. Reynolds, Chair

Jorge S. Mesquita

Christiana S. Shi

Patrick T. Siewert

Pre-Approval Policies

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accountants. These services may include audit services, audit-related services, tax services and other permissible non-audit services. The pre-approval authority details the particular service or category of service that the independent registered public accountants will perform. Management reports to the Audit Committee on the actual fees charged by the independent registered public accountants for each category of service.

During the year, circumstances may arise when it becomes necessary to engage the independent registered public accountants for additional services not contemplated in the original pre-approval authority. In those instances, the committee approves the services before we engage the independent registered public accountants. In case approval is needed before a scheduled committee meeting, the committee has delegated pre-approval authority to its Chair. The Chair must report on such pre-approval decisions at the committee’s next regular meeting.

The Audit Committee pre-approved all 2017 audit and non-audit services provided by the independent registered public accountants.

Independent Registered Public Accountants’ Fees

Aggregate fees for professional services rendered by our independent registered public accountants, PricewaterhouseCoopers LLP, for 2017 and 2016 were:

	2017	2016
Audit Fees	$16,799,000	$16,594,000
Audit-Related Fees	927,000	1,165,000
Tax Fees	225,000	760,000
All Other Fees	15,000	11,000
Total	$17,966,000	$18,530,000

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  Board Committees and Membership

Audit Fees include (a) the integrated audit of our consolidated financial statements, including statutory audits of the financial statements of our affiliates and our internal control over financial reporting and (b) the reviews of our unaudited condensed consolidated interim financial statements (quarterly financial statements).

Audit-Related Fees include professional services in connection with employee benefit plan audits, due diligence related to acquisitions and divestitures and procedures related to various other audit and special reports.

Tax Fees include professional services in connection with tax compliance and advice.

All Other Fees include professional services in connection with seminars and compliance reviews.

All fees above include out-of-pocket expenses.

Finance Committee

The Board has determined that all of the Finance Committee members are independent within the meaning of the Nasdaq listing standards. The Finance Committee’s charter sets out its responsibilities, which include reviewing and making recommendations to the Board on significant financial matters, including:

•	at least annually, the Company’s long-term capital structure, including financing plans, projected financial structure, funding requirements, target credit ratings and return on invested capital;

•	authorization of issuances, sales or repurchases of equity and debt securities;

•	the Company’s external dividend policy and dividend recommendations;

•	proposed acquisitions, divestitures, joint ventures, investments, asset sales and purchase commitments for services in excess of $100 million; and

•	Board authorization and delegation levels with respect to financing matters.

The Finance Committee also reviews and discusses with management:

•	results of transactions such as acquisitions, divestitures, joint ventures and investments in excess of $100 million; and

•	the cash-flow impact of non-debt obligations including funding pension and other post-retirement benefit plans.

Governance, Membership and Public Affairs Committee

The Board has determined that all of the Governance Committee members are independent within the meaning of the Nasdaq listing standards. The Governance Committee’s charter sets out its responsibilities. Among its responsibilities are:

•	review candidates’ qualifications for Board membership consistent with criteria determined by the Board;

•	consider the performance and suitability of incumbent directors for re-election and recommend to the Board a slate of nominees for each annual meeting of shareholders and candidates to be appointed to the Board as necessary to fill vacancies and newly created directorships;

•	make recommendations to the Board as to directors’ independence and related person transactions;

•	make recommendations to the Board concerning the functions, composition and structure of the Board and its committees;

•	recommend frequency of Board meetings and content of Board agendas;

•	advise and make recommendations to the Board on corporate governance matters, including the Guidelines and the annual self-assessments process for the Board, its committees and its directors;

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  Board Committees and Membership

•	administer the Code of Business Conduct and Ethics for Non-Employee Directors and monitor directors’ compliance with our stock ownership guidelines;

•	oversee policies and programs related to corporate citizenship, social responsibility and public policy issues significant to Mondelēz International such as sustainability and environmental responsibility; food labeling, marketing and packaging; and philanthropic and political activities and contributions; and

•	monitor issues, trends, internal and external factors and relationships that may affect Mondelēz International’s public image and reputation.

Human Resources and Compensation Committee

Human Resources and Compensation Committee Independence, Interlocks and Insider Participation

The Board determined that all Compensation Committee members are independent within the meaning of the Nasdaq listing standards, including the heightened independence criteria for Compensation Committee members. All are “non-employee” directors under SEC rules and outsider directors under the Internal Revenue Code of 1986, as amended (the “Code”). None of the Compensation Committee’s members is or was:

•	an officer or employee of Mondelēz International;

•	a participant in a “related person” transaction required to be disclosed under Item 404 of Regulation S-K (for a description of our policy on related person transactions, see “Corporate Governance –Review of Transactions with Related Persons” above); or

•	an executive officer of another entity at which one of our executive officers serves on the board of directors or the Compensation Committee.

Responsibilities

The Compensation Committee’s charter sets out its responsibilities. Among its responsibilities are to:

•	establish our executive compensation philosophy;

•	determine the group of companies the Compensation Committee uses to benchmark executive and director compensation;

•	assess the appropriateness and competitiveness of our executive compensation programs;

•	review and approve the CEO’s goals and objectives, evaluate the CEO’s performance against those goals and objectives and, based upon its evaluation, determine both the elements and amounts of the CEO’s compensation;

•	review and approve the compensation of the CEO’s direct reports and other officers subject to Section 16(a) of the Exchange Act;

•	determine annual incentive compensation, equity grants and other long-term incentive grants and awards under our incentive plan;

•	determine the Company’s policies governing option and other stock grants;

•	make recommendations to the Board regarding incentive plans requiring shareholder approval and approve eligibility for and design of executive compensation programs implemented under those plans;

•	review our compensation and benefits policies and practices as they relate to our risk management practices and risk-taking incentives and review proposed material changes to those policies and practices;

•	review periodically the Company’s key human resources policies and practices related to organizational engagement and effectiveness, talent sourcing strategies and employee development programs;

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•	oversee the management development and succession planning process (including emergency planning) for the CEO and his direct reports;

•	review key human resource policies and practices, including our policies, objectives and programs related to diversity and periodically review our diversity performance;

•	monitor executive officers’ compliance with our stock ownership guidelines;

•	advise the Board regarding the compensation of independent directors;

•	review and discuss with management the Compensation Discussion and Analysis and prepare and approve the Compensation Committee’s report to shareholders included in our Proxy Statement; and

•	assess the independence of the Compensation Committee’s outside advisors and at least annually assess whether the work of its compensation consultants has raised any conflict of interest that must be disclosed in our annual report and Proxy Statement.

The Compensation Committee has the authority to delegate any of its responsibilities to the committee’s Chair, another Compensation Committee member or a subcommittee of Compensation Committee members, unless prohibited by law, regulation or any Nasdaq listing standard.

The Compensation Committee’s Use of an Independent Compensation Consultant

The Compensation Committee retains an independent compensation consultant to assist it in evaluating executive compensation programs and advise it regarding the amount and form of executive and director compensation. It uses a consultant to provide additional assurance that our executive and director compensation programs are reasonable, competitive and consistent with our objectives. It directly engages the consultant under an engagement letter that the Compensation Committee reviews at least annually.

Since September 2009, the Compensation Committee has retained CAP as its independent compensation consultant. Annually, the Compensation Committee reviews CAP’s engagement. During 2017, CAP provided the Compensation Committee advice and services, including:

•	regularly participating in Compensation Committee meetings including executive sessions that exclude management;

•	consulting with the Compensation Committee Chair and being available to consult with other Committee members between committee meetings;

•	providing competitive peer group compensation data for executive positions and evaluating how the compensation we pay the NEOs (as described under “Compensation Discussion and Analysis”) relates both to the Company’s performance and to how the peers compensate their executives;

•	analyzing “best practices” and providing advice about design of the annual and long-term incentive plans, including selecting performance metrics;

•	advising on the composition of the Compensation Survey Group and the Performance Peer Group (as described in the “Compensation Discussion and Analysis”) that we use for benchmarking pay and performance;

•	updating the Compensation Committee on executive compensation trends, issues and regulatory developments;

•	advising the Compensation Committee regarding the appropriate quantum and structure of compensation for Mr. Van de Put, the Board’s selected successor to Ms. Rosenfeld, as well as the retention grants made to Mr. Cofer and Mr. Gladden; and

•	assessing and recommending non-employee director compensation.

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  Board Committees and Membership

For the year ended December 31, 2017 CAP provided no services to Mondelēz International other than consulting services to the Compensation Committee regarding executive and non-employee director compensation.

At least annually, the Compensation Committee reviews the current engagements and the objectivity and independence of the advice that CAP provides to it on executive and non-employee director compensation. The Compensation Committee considered the six specific independence factors adopted by the SEC and Nasdaq and determined that CAP is independent and CAP’s work did not raise any conflicts of interest.

Executive Officers Have a Limited Role in the Compensation Committee’s Determination of Executive Compensation and Recommendations to the Board Regarding Non-Employee Director Compensation

•	Each year, the CEO presents compensation recommendations for CEO direct reports and the other executive officers, including the NEOs. The Compensation Committee reviews and discusses these recommendations with the CEO but retains full discretion over the compensation of these employees.

•	The CEO does not make recommendations or participate in deliberations regarding the CEO’s own compensation.

•	Executive officers do not play a role in determining or recommending the amount or form of non-employee director compensation.

How the Compensation Committee Manages Compensation-Related Risk

As it does each year, in 2017, the Compensation Committee evaluated whether our compensation designs, policies and practices operate to discourage our executive officers and other employees from taking unnecessary or excessive risks. As described in the “Compensation Discussion and Analysis,” we design our compensation to incentivize executives and other employees to achieve the Company’s financial and strategic goals as well as individual performance goals that promote long-term shareholder returns. Our compensation design discourages our executives and other employees from taking excessive risks for short-term benefits that may harm the Company and our shareholders in the long-term. The Compensation Committee uses various strategies to mitigate risk, including:

•	using both short-term and long-term performance-based compensation so that executives do not focus solely on short-term performance;

•	weighting executive compensation heavily toward long-term incentives to encourage sustainable shareholder value and accountability for long-term results;

•	using multiple relevant performance measures in our incentive plan designs, so that executives do not place undue importance on one measure which could distort the results that we want to incent;

•	weighting business and individual performance in our annual cash incentive program so that executives and employees do not have too narrow a focus;

•	capping the amount of incentives that may be awarded or granted;

•	retaining discretion to reduce incentive awards based on unforeseen or unintended consequences and clawback compensation in specified circumstances;

•	requiring our top executives to hold a significant amount of their compensation in Common Stock and prohibit them from hedging, pledging or engaging in short sales of their Common Stock;

•	minimizing use of employment contracts;

•	not backdating or re-pricing option grants; and

•	not paying severance benefits on change in control events unless the affected executive is first involuntarily terminated without cause or terminates due to good reason.

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  Board Committees and Membership

In addition, the Audit Committee oversees our ethics and compliance programs that educate executives and other employees on appropriate behavior and the consequences of inappropriate actions. These programs not only drive compliance and integrity but also encourage employees with knowledge of bad behavior to report concerns by providing multiple reporting avenues while protecting reporting employees against retaliation.

CAP also reviewed the Compensation Committee’s risk analysis, including the underlying procedures, and confirmed the Compensation Committee’s conclusion below.

In light of these analyses, the Compensation Committee believes that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company.

Compensation of Non-Employee Directors

Annual Review of Non-Employee Director Compensation

Our Compensation Committee annually reviews non-employee director compensation to confirm that the compensation we offer is market appropriate without being excessive. To support the Compensation Committee’s review, CAP annually:

•	benchmarks our non-employee director compensation against our Compensation Survey Group and other Fortune 100 companies,

•	assesses the form and amount of our non-employee director compensation, and

•	provides the Compensation Committee with this data and its independent assessment of the appropriateness and competitiveness of our non-employee directors’ compensation.

Using CAP’s assessment, the Compensation Committee determines whether to recommend that the Board make any changes to the compensation.

2017 Change

Following this review process, for 2017 the Compensation Committee recommended to the Board and the Board approved an increase in the annual equity grant value from $160,000 to $175,000.

Summary of 2017 Compensation Elements

Annual Compensation Elements	Amount ($)

Board Retainer	110,000

Lead Director Retainer	30,000

Audit Committee Chair Retainer	25,000

Human Resources and Compensation Committee Chair Retainer	25,000

Governance, Membership and Public Affairs Committee Chair Retainer	20,000

Finance Committee Chair Retainer	15,000

Annual Equity Grant Value	175,000

We do not pay non-employee directors meeting fees.

We do not pay a Company employee who also serves as a director any additional compensation for serving as a director. Currently, Dirk Van de Put is the only director who is a Company employee.

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  Compensation of Non-Employee Directors

Plan Limits on Non-Employee Director Grants

Our shareholder-approved Amended and Restated 2005 Performance Incentive Plan (the “Equity Plan”) caps at $500,000 the maximum fair market value of Common Stock grants made to any non-employee director in any calendar year. All stock grants made in 2017 to non-employee directors were significantly below this amount. See the “2017 Non-Employee Director Compensation” and “2017 Non-Employee Director Equity Awards” tables below for specific values.

Cash Compensation – Board, Lead Director and Committee Chair Retainers

We pay our non-employee directors their cash retainers quarterly. The Mondelēz International, Inc. 2001 Compensation Plan for Non-Employee Directors allows directors to defer 25%, 50%, 75% or 100% of their cash retainers into notional unfunded accounts. These accounts mirror certain of the investment options under the Thrift 401(k) Plan offered to U.S. salaried employees.

If the Board appoints a non-employee director during the year (i.e., other than at the annual meeting of shareholders), we pay that director prorated compensation for the balance of the year. We prorate cash compensation based on the number of days remaining in the calendar year.

Equity Compensation – Annual Equity Grant

We make annual equity grants to our non-employee directors following the annual meeting of shareholders.

We make non-employee director annual equity grants in the form of vested deferred stock units in order to align directors’ interests with shareholders during the directors’ service. We distribute actual shares six months after the director ends his or her service as a director. When we pay a dividend on our Common Stock, we accrue the value of the dividends that we would have paid on the deferred stock units. Six months after the director ends his or her service as a director, we issue shares to the director equal to the accumulated accrued value.

If the Board appoints a non-employee director during the year (i.e., other than at the annual meeting of shareholders), we prorate the annual equity grant value based on the number of months until the next annual meeting of shareholders over a denominator of twelve months.

Director Stock Ownership Guidelines

To align our non-employee directors’ and our shareholders’ interests, we expect our non-employee directors to hold shares of our Common Stock. The following chart summarizes our expectations:

Key Provisions	Explanation of Key Provisions

Ownership Expectation	Amount equal to five times the annual board cash retainer (i.e., $550,000).

Time to Meet Expectation	Five years from joining the Board as a director.

Shares Counted Toward Ownership	Common Stock, including sole ownership, deferred stock units and accounts over which the director has direct or indirect ownership or control.

Holding Expectation

The Company does not release shares underlying deferred stock units until six months after the director ends his or her service as a director. The Company does not require that shares be held after distribution/issuance.

If a non-employee director does not meet these expectations, the Lead Director will consider the non-employee director’s particular situation and may take action as he deems appropriate. As of March 12, 2018, each director serving for at least five years met or exceeded the ownership expectation.

Company Match for Director Charitable Contributions

Non-employee directors are eligible to participate in the Mondelēz International Foundation (the “Foundation”) Matching Gift Program. Each year, the Foundation will generally match up to $15,000 in contributions by a non-employee director to a 501(c)(3) non-profit organization(s).

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  Compensation of Non-Employee Directors

2017 Non-Employee Director Compensation

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)

Booth, Lewis	110,000	175,044	15,000	300,044

Bunch, Charles	110,000	175,044	27,500	312,544

Juliber, Lois	135,000	175,044	5,000	315,044

Ketchum, Mark	140,000	175,044	15,000	330,044

Mesquita, Jorge	110,000	175,044	–	285,044

Neubauer, Joseph	130,000	175,044	15,000	320,044

Peltz, Nelson	110,000	175,044	15,000	300,044

Reynolds, Fredric	135,000	175,044	–	310,044

Shi, Christiana	110,000	175,044	–	285,044

Siewert, Patrick	125,000	175,044	–	300,044

Simmons, Ruth	100,435	175,044	10,000	285,479

van Boxmeer, Jean-François	110,000	175,044	–	285,044

(1)	Includes all retainer fees earned or deferred pursuant to the 2001 Compensation Plan for Non-Employee Directors.

(2)	The amounts shown in this column represent the full grant date fair value of the deferred stock unit grants in 2017 as computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. Assumptions used in the calculation of these amounts are included in Note 10 to the consolidated financial statements contained in our 2017 Form 10-K. The deferred stock units are immediately vested, but receipt of the shares is deferred until six months after the director no longer serves on the Board. The 2017 Non-Employee Director Equity Awards Table below provides further detail on the non-employee director grants made in 2017 and the number of stock awards outstanding as of December 31, 2017.

(3)	Represents Foundation contributions made as part of the Foundation Matching Gift Program. Annual match limits are based on gift date, not the match date by the Foundation. As such, the amounts reflected may represent gifts that directors made in 2016 but the Foundation did not match until 2017, which may result in the amount reported being higher than the annual $15,000 limit.

2017 Non-Employee Director Equity Awards

Name	All Stock Awards: Number of Shares of Stock or Units Granted in 2017 (#)	All Stock Awards: Grant Date Fair Value of Stock or Units Granted in 2017(1) ($)	Outstanding Stock Awards as of December 31, 2017 (#)

Booth, Lewis	3,902	175,044	24,247

Bunch, Charles	3,902	175,044	6,733

Juliber, Lois	3,902	175,044	44,878

Ketchum, Mark	3,902	175,044	49,455

Mesquita, Jorge	3,902	175,044	24,588

Neubauer, Joseph	3,902	175,044	14,124

Peltz, Nelson	3,902	175,044	17,795

Reynolds, Fredric	3,902	175,044	33,564

Shi, Christiana	3,902	175,044	9,309

Siewert, Patrick	3,902	175,044	24,392

Simmons, Ruth	3,902	175,044	24,247

van Boxmeer, Jean-François	3,902	175,044	29,978

(1)	The amounts shown in this column represent the full grant date fair value of the deferred stock units granted in 2017 as computed in accordance with FASB ASC Topic 718.

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Compensation Discussion and Analysis

The Overview section of this Compensation Discussion and Analysis (“CD&A”) highlights:

•	Our 2017 NEOs,

•	How we determined transition compensation for our new CEO and retiring Chairman,

•	The continuation of our compensation program design and rationale for 2017,

•	How our financial performance impacted our NEOs’ 2017 compensation including annual incentive awards and performance share unit awards for the 2015-2017 performance cycle, and

•	The outcomes of our 2017 say-on-pay and say-on-frequency shareholder advisory votes.

The remainder of this CD&A describes:

How our executive compensation design principles and governance practices align with our shareholders’ interests;	Page 46

Our executive compensation program design rationale;	Page 47

Our individual executive compensation program elements, including compensation paid to our NEOs in 2017; and	Page 52

Our clawback, trading restrictions, anti-hedging, anti-pledging and compensation deductibility policies.	Page 64

Overview

Our 2017 NEOs

Name	Title (as of December 31, 2017)

Dirk Van de Put	Chief Executive Officer (effective November 20, 2017)

Irene Rosenfeld	Chairman (Chairman and CEO through November 19, 2017)

Brian Gladden	Executive Vice President and Chief Financial Officer

Timothy Cofer	Executive Vice President and Chief Growth Officer (also served as interim President, North America May 1, 2017 through November 26, 2017)

Gerhard Pleuhs	Executive Vice President and General Counsel

Hubert Weber	Executive Vice President and President, Europe

New CEO Selection Process

In August 2017, Irene Rosenfeld, our CEO and Chairman of the Board since 2006, announced plans to retire and the Company and Board of Directors announced that Dirk Van de Put would succeed her as CEO in November 2017 and as Chairman in April 2018. Ms. Juliber, Chairman of the Compensation Committee, led the extensive global search and selection efforts on bahalf of the Board with the assistance of an executive search firm. As Chairman of the Board and CEO, Ms. Rosenfeld actively participated throughout the process and Mr. Van de Put commenced employment as CEO on November 20, 2017. To provide a smooth transition to her successor, Ms. Rosenfeld remained a Company employee and served as Chairman through March 31, 2018.

The Board sought a leader with strong operating experience in both emerging and developed markets, a track record of generating top-line growth, operating and executional excellence, strategic decision-making experience and leadership courage. The Board thoroughly and thoughtfully considered a diverse slate of internal and external candidates, interviewed several of the most qualified and interested candidates and applied experience, leadership style and cultural fit criteria to narrow the field.

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  Compensation Discussion and Analysis

The Board unanimously determined that Dirk Van de Put is the best candidate to lead the Company forward based on his strong experience and proven leadership as a seasoned global CEO with deep experience and expertise in all critical business and commercial operations in both emerging and developed markets, having lived and worked in three different continents. Mr. Van de Put has 30 years of experience in the food and consumer products industry with a record of driving top-line growth through innovation and new product development, while at the same time improving cost structures and profitability. Moreover, he has achieved those results with a values-based leadership style and steadfast focus on people.

During his six-year tenure as CEO at a large private food company, he grew net sales by more than 50%, generating more than 75% of that growth organically, with EBITDA growing double digits each of those years. Prior to joining his last employer, Mr. Van de Put held executive positions with Novartis, Groupe Danone, The Coca-Cola Company and Mars.

The Compensation Committee, with advice from CAP, designed an offer for Mr. Van de Put to induce him to accept the Board’s offer to become our CEO at this critical time for our Company and to quickly align Mr. Van de Put’s interests with those of our shareholders.

CEO “Make Whole” Compensation Package

Mr. Van de Put’s success in improving both top-line growth, cost structures and profitability at his previous employer meant he was eligible for but forfeited a significant amount of incentive compensation when he resigned to become our CEO. To restore the compensation he forfeited and incent him to lead our Company’s continued growth, the Compensation Committee approved a $38 million “make whole” compensation package when he joined us. Even though he would have received the incentive compensation from his previous employer entirely in cash, the Compensation Committee and Mr. Van de Put agreed that, in order to immediately align his interests with our shareholders, the make whole grant would not be 100% cash but would be 74% in equity and the balance (26%) in cash. A sizable portion of those equity grants also have additional performance hurdles and will only have value if an Adjusted EPS threshold is achieved with the opportunity to earn additional value if Organic Net Revenue grows beyond that of our peers.

Additional Performance-Based Equity Grant to Mr. Van de Put

The Compensation Committee also approved a $4.5 million performance-based equity grant consisting of performance share units (“PSUs”) and non-qualified stock options (“NQSOs”). This grant recognized that because of his resignation, Mr. Van de Put relinquished the 2017 long-term incentive compensation opportunity from his previous employer. The amount we granted approximated the target long-term compensation Mr. Van de Put would have received had he remained with his previous employer. The structure of the grant was consistent with our annual grant practices and only rewards Mr. Van de Put upon achievement of certain performance metrics (PSUs) or if there is an increase in our share price (NQSOs). See chart below and “– Individual Executive Compensation Program Elements – Equity Program” for more information about this performance-based equity grant.

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NEW CEO –“Make whole” grant performance share units 26% cash 26% deferred stock units 48%

  Compensation Discussion and Analysis

In summary, the total $42.5 million compensation package to recruit Mr. Van de Put replaced an estimated 100% of the cash award he would have received had he remained with his current employer plus compensation for a 2017 long-term incentive compensation grant. His package included the following elements and provisions:

Compensation Element	$ Value	Form	Description	Compensation Committee’s Rationale
Make Whole Compensation	$10 million	Lump Sum Cash (subject to tax withholding)	Mr. Van de Put must repay in full if he resigns prior to January 1, 2019 and on prorated basis if he resigns between January 1, 2019 and November 20, 2019 (except for an involuntary termination without cause or termination due to death, disability or Good Reason as defined under “Executive Compensation Tables – Potential Payments Upon Termination or Change in Control”)	Replaces long-term cash Mr. Van de Put forfeited when he ended his employment with his previous employer
	$18 million	410,748 Deferred Share Units (“DSUs”)	15% of the DSUs vested on December 1, 2017, 25% vest on November 20, 2018 and 60% vest on November 20, 2019; otherwise terms are the same as annual grants to our other NEOs; Mr. Van de Put must hold 100% of all shares acquired until he satisfies our stock ownership requirements (8x salary for our CEO)

Equity replaces long-term cash Mr. Van de Put forfeited when he ended his employment with his previous employer

•    Vesting generally aligned to timing of cash payouts at previous employer

•    Designed to align Mr. Van de Put with shareholders’ interests and Company performance (DSUs and PSUs)

	$10 million	228,194 PSUs	Vesting of PSUs is subject to the achievement of financial performance criteria based on Adjusted Earnings Per Share growth and Organic Net Revenue growth for a one-year period ending on December 31, 2018 and will subsequently vest on January 1, 2020 subject to his continued service; PSUs have upside potential if revenue growth is significantly above category growth; otherwise terms are the same as annual grants to other NEOs
Total Make Whole Compensation	$38 million	74% Equity- based and 26% Cash
Long-Term Incentive	$4.5 million	80,150 PSUs	Equity grant (75% in PSUs) vesting in Q1 2020 subject to 2017-2019 performance cycle and 25% in Stock Options vesting over 3 years: 33% on February 16, 2018 33% on February 16, 2019 and 34% on February 16, 2020); otherwise terms are the same as annual grants to other NEOs	Value comparable to long term incentive compensation opportunity Mr. Van de Put would have received had he continued employment with his previous employer
133,580 NQSOs
Total	$42.5 million	76% Equity- based

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  Compensation Discussion and Analysis

2018 Transition Compensation for Ms. Rosenfeld

Ms. Rosenfeld served as Chairman of the Board of Directors between November 20, 2017 and March 31, 2018 to facilitate a successful transition of her responsibilities to Mr. Van de Put. During this transition period, she continued as a Company employee and as such was eligible to participate in employee benefit programs. For the period November 20 through December 31, 2017, Ms. Rosenfeld’s compensation remained unchanged. In December 2017, the Compensation Committee approved total compensation of $500,000 for the period January 1 through March 31, 2018.

In connection with Ms. Rosenfeld’s retirement and in recognition of her long, distinguished career and transition of her role, the Compensation Committee decided her outstanding grants of performance share units for the 2016-2018 and 2017-2019 performance cycles would be eligible for continued vesting following her retirement. The number of shares earned under each of these grants will be determined by the Compensation Committee based on the Company’s performance on key financial goals for the relevant performance cycle and earned shares will vest on the original vesting dates after each respective performance cycle. In accordance with the Equity Plan, Ms. Rosenfeld’s unvested 2016 and 2017 stock option grants will also continue to vest following her retirement in accordance with their original vesting schedule and will expire at the end of their full term. Other than the items described above, Ms. Rosenfeld did not receive any other compensation in connection with her retirement from the Company.

No Material Changes to Our Ongoing Executive Compensation Program for 2017

The Compensation Committee regularly assesses our executive compensation program considering our strategy, market practices and shareholder input. We did not make any material changes to our ongoing executive compensation program for 2017 as the program remained aligned with our strategies and objectives as well as shareholder feedback. Please see our discussion of the elements of the executive compensation program below.

How Our Financial Performance Impacted Our NEOs’ 2017 Annual Cash Incentive Program Awards and Performance Share Unit Awards Subject to the 2015-2017 Performance Cycle

2017 Annual Cash Incentive Program Awards

Our 2017 financial performance included:

•	Below target Organic Net Revenue Growth,

•	Above target Defined Earnings Per Share (“EPS”),

•	Below target Free Cash Flow,

•	Above target improvement in our Cash Conversion Cycle, and

•	Below target Market Share performance.

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  Compensation Discussion and Analysis

Overall, we achieved a below target performance rating of 92% under the 2017 Annual Cash Incentive Program.

See Annex A for definitions of these performance measures and “– Individual Executive Compensation Program Elements – Annual Cash Incentive Program” for more information about our Annual Cash Incentive Program, including our performance targets under the program and the Market Share Overlay feature.

Performance Share Unit Awards for the 2015-2017 Performance Cycle

The results for the 2015-2017 performance cycle included:

•	Below threshold Organic Net Revenue Growth,

•	Below target Adjusted Return on Invested Capital (“ROIC”) Increase, and

•	Above target annualized TSR relative to the median of the Performance Peer Group (“Annualized Relative TSR”).

Overall, we achieved a below target performance rating of 84% for the performance share unit awards subject to the 2015-2017 performance cycle.

See Annex A for definitions of these performance measures and “– Individual Executive Compensation Program Elements – Equity Program” for more information about the performance share units, including the performance targets.

Our 2017 Shareholder Votes and Shareholder Outreach Demonstrated Support for Our Executive Compensation Program and Annual Say-on-Pay Vote

Over 85% of the votes cast on our 2017 shareholder advisory say-on-pay proposal were cast FOR our executive compensation program. We made no material changes to our executive compensation program directly in response to the 2017 shareholder advisory say-on-pay vote.

44	2018 Proxy Statement

Weighting Organic net revenue growth-2.1% (below threshold) adjusted ROIC- 9.7% annualized relative TSR- 64th percentile 0% rating 80% rating 128% rating 84% Performance rating Below Threshold-0% Target-100% Maximum-200%
Weighting 40% 40% 10% 10% Organic net revenue growth- 0.9% 78% defined EPS—$2.03 good defined free cash flow-$1,579 million 68% cash conversion cycle -11 days 150% below threshold -0% target-100% maximum-200% 107% preliminary corporate rating-15 percentage point (“PP”) reduction for market share overlay 92% final corporate rating

  Compensation Discussion and Analysis

Over 90% of the votes cast on our 2017 shareholder advisory say-on-frequency proposal were cast FOR an annual advisory say-on-pay vote, as recommended by the Board. The Compensation Committee voted to continue the Company’s practice of annual advisory say-on-pay votes.

As part of our effort to understand better our shareholders’ perspectives on our compensation programs and practices, we regularly solicit input on various matters, including executive compensation, from shareholders. During 2017 and early 2018, members of senior management and non-employee directors reached out to many shareholders, as well as to the major proxy advisory firms. These discussions were very productive and we appreciate that our shareholders took the time to share their perspectives with us. During these conversations, our shareholders were largely supportive of our existing compensation plan design and practices, and as such, we did not make any material changes to our ongoing executive compensation program for 2017.

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  Compensation Discussion and Analysis

Our Executive Compensation Design Principles and Governance Practices

Reflect Best Practices to Protect and Promote our Shareholders’ Interests

Design Principles.

What we do:	What we don’t do:

✓ Link pay to performance and put pay at risk. We reward our NEOs based upon the value they add. 89% of our CEO’s compensation (excluding transition awards) and 80% of our other NEOs’ compensation is at-risk.

✓ Reward long-term sustainable performance. 72% of our CEO’s compensation (excluding transition awards) and 63% of our other NEOs’ compensation is based on long-term performance.

✓ Target compensation at or near the median of our Compensation Survey Group. We compensate fairly and competitively.

✓ Set substantive performance goals at the beginning of performance cycles and hold executives accountable for delivering on those targets.

✗ Incent short-term results to the detriment of long-term goals and results. ✗ Incent excessively risky business strategies.

Governance Practices.

What we do:	What we don’t do:

✓ Require significant stock ownership. Our stock ownership requirements – including 8 times salary for the CEO – are comparable to, or greater than, our Compensation Survey Group companies.

✓ Require executives to retain equity compensation. NEOs must hold net shares upon vesting and net shares acquired upon exercising stock options for at least one year regardless of their ownership level.

✓ Provide for “clawbacks”. We can recoup incentive compensation upon certain financial restatements.

✓ Prohibit hedging, pledging and short sales of our Common Stock.

✓ The Compensation Committee retains an independent compensation consultant. The consultant does not provide services to the Company other than advising the Compensation Committee.

✓ Conduct an annual compensation risk assessment.

✓ Engage with shareholders. We regularly engage shareholders through individual and small-group meetings and major investor conferences. We take input from shareholders into account.

✓ Offer limited number of perquisites. We offer a limited number of perquisites comparable to our Compensation Survey Group.

✓ Pay severance and vest equity only upon a “double trigger” in the event of a change in control. Our “double trigger” requires both a change in control and termination of the executive’s employment either without cause or for good reason.

✗   Provide NEOs with tax gross-ups for perquisites or in the event of a change in control. Taxes are our NEOs’ responsibility.

✗   Re-price underwater stock options. We do not re-price outstanding stock options, whether vested or unvested.

✗   Pay dividends on unvested performance share units unless and until shares are earned. We do not pay accrued dividend equivalents unless and until the applicable performance targets are met and earned shares are awarded.

✗   Provide separate, enhanced benefit plans for our NEOs. Our NEOs generally participate in the same retirement, health and welfare plans broadly available to all salaried employees in the location where they are based.

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  Compensation Discussion and Analysis

How We Design our Executive Compensation Program

The Compensation Committee oversees our executive compensation program focusing on the program’s primary goals:

1.	Attract, retain and motivate talented executives and develop world-class business leaders;

2.	Support business strategies that promote superior long-term shareholder returns;

3.	Align pay and performance by making a significant portion of our executives’ compensation dependent on achieving financial and other critical strategic and individual goals; and

4.	Align our executives’ and shareholders’ interests through equity-based incentive grants that link executive compensation to sustained and superior TSR and stock ownership requirements.

Our executive compensation program design supports these goals by:

Using a Mix of Fixed and Variable Compensation. We heavily weight the mix toward variable compensation to align compensation levels with achieving relevant financial and strategic goals.

Using a Mix of Equity and Cash Incentives. We heavily weight the mix toward equity that vests over multiple years to focus executives on achieving long-term TSR that exceeds our peers’ median and to align the mix with the interests of our shareholders.

Compensating Based on Individual as well as Business Performance. We consider an executive’s individual performance in making compensation decisions.

Requiring Our Executives to be Significant Shareholders. We require our executives to:

•	Own specified levels of Common Stock to align their interests with those of our shareholders; and

•	Hold for one year the net shares (shares remaining after the payment of taxes and any exercise price) received upon the exercise of stock options, the vesting of restricted stock and deferred stock units and the award of shares related to performance share units.

Benchmarking our Compensation and Performance Against Relevant Comparators. We use two groups of companies to benchmark our executives’ compensation and assess our relative performance:

•	Our Compensation Survey Group for compensation benchmarking (global peers of similar size who are primarily consumer-facing), and

•	Our Performance Peer Group to assess relative performance (industry peers).

With CAP’s input, the Compensation Committee reviews the composition of these comparator groups to ensure the composition of each remains appropriate for its purpose. See “– Composition and Purpose of our Compensation Survey Group” and “– Composition and Purpose of our Performance Peer Group” below for additional information.

Paying Competitively. Each year, we compare our compensation programs with those of our Compensation Survey Group. We assess whether our executive compensation and target compensation levels are consistent with market practice. In addition, we compare our financial and TSR performance against our Performance Peer Group. The Performance Peer Group comparison allows us to link long-term incentive compensation to the delivery of superior financial results relative to food and beverage industry peers.

Composition and Purpose of our Compensation Survey Group

In constructing our Compensation Survey Group, the Compensation Committee considers global companies with the following attributes:

•	Similar revenue size;

•	Similar market capitalization;

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  Compensation Discussion and Analysis

•	Primarily focused on food/beverage or consumer/household products or are consumer-facing companies;

•	Recognized for their industry leadership and brand recognition;

•	Executive positions similar in breadth, complexity and/or scope of responsibility; and

•	Competitors for executive talent.

The Compensation Committee also considers companies outside the consumer products industry based on the following criteria:

•	Similar or higher revenue size;

•	Strong global presence;

•	World-class marketing capabilities specifically focused on the consumer;

•	Manufacturing companies; and

•	Multiple lines of business.

Based on these characteristics and input from CAP and management, the Compensation Committee selected the companies shown in the chart below for our 2017 Compensation Survey Group, which is unchanged from 2016. The median annual revenue of these companies at the time of our 2017 benchmarking was $30.4 billion, which was comparable to our revenue size at that time.

In determining appropriate compensation levels for our executives, the Compensation Committee reviews compensation levels for comparable roles at companies in our Compensation Survey Group. Aon Hewitt (“Aon”) provides the underlying compensation data. At the request of the Compensation Committee, CAP reviews and evaluates Aon’s data.

Competitive Positioning

The Compensation Committee’s compensation strategy is to benchmark total direct compensation (at target levels), including base salary and annual and long-term incentives, at or near the median of our Compensation Survey Group. Company and individual performance will determine whether actual compensation received is above or below the Compensation Survey Group median.

To further validate our compensation levels, using data provided by CAP, the Compensation Committee retrospectively evaluates how well we aligned pay-for-performance compared with our Compensation Survey Group.

Composition and Purpose of our Performance Peer Group

Companies primarily focused on the production and marketing of food and non-alcoholic beverages comprise our 2017 Performance Peer Group listed below. We directly compete with these companies, so comparing our results with the group’s performance provides a valuable and relevant measure of our performance. Specifically, we compare our annualized TSR with the median annualized TSR of our Performance Peer Group to assess our results on the TSR performance measure for our performance share units. This group of companies is less relevant when we compare compensation levels for certain executive positions because differences in size and complexity reduce comparability.

48	2018 Proxy Statement

  Compensation Discussion and Analysis

Our Performance Peer Group consists of 12 companies, 9 of which are also in our Compensation Survey Group. The groups differ slightly because companies in our Performance Peer Group are industry competitors that we include regardless of revenue size or market capitalization, while the Compensation Survey Group companies are comparable in size and global breadth. The following chart illustrates which companies are exclusively in our Compensation Survey Group, exclusively in our Performance Peer Group and in both.

(1)	The Dow Chemical Company and E.I. du Pont de Nemours and Company merged into DowDuPont Inc. on September 1, 2017. Company data used for our 2017 benchmarking reflects each company separately as they had not yet merged at the time of our benchmarking.

Overall Target Compensation Mix

The charts below compare the 2017 total target compensation mix for our new CEO (excluding his transition compensation discussed earlier) and, on average, our other NEOs with the average of the companies in our Compensation Survey Group. This compensation mix includes base pay, target annual incentive and equity program. The compensation mix for our new CEO is similar to the compensation mix of our former CEO. The charts show that our target compensation mix aligns well with that of our Compensation Survey Group with a slightly stronger emphasis on the equity program than our peers.

49

2017 compensation survey group 3M company Abbott laboratories the Dow chemical company1 E.I du Pont de Nemours and company Johnson & Johnson Kimberly-Clark corporation McDonald’s corporation Nike, Inc. Pfizer Inc. Philip Morris international Inc. United parcel service, Inc. the Coca-Cola company Colgate-Palmolive company Danone S.A. general mills, Inc. Kellogg company nestlé S.A. Pepsico, Inc. the proctor & Gamble company Unilever PLC CAMPBELL’S soup company the Hershey company the Kraft Heinz company 2017 PERFORMANCE PEER GROUP

  Compensation Discussion and Analysis

Overview of Our 2017 Executive Compensation Program Elements and Objectives

This table identifies and describes the specific elements of our 2017 executive compensation program for our NEOs, including each element’s program objectives not including transitional compensation actions discussed elsewhere. A more detailed discussion of these elements, including definitions of the financial measures used in our Annual Cash Incentive Program and performance share unit grants can be found in Annex A. We discuss individual compensation decisions for each NEO under “– Individual Executive Compensation Program Elements.”

Element	Description	Program Objectives
Annual Cash Compensation
Base Salary	Ongoing cash compensation based on the NEO’s role, responsibilities, market data and individual performance.	• Attract and retain talent • Drive top-tier performance through individual contribution
Annual Cash Incentive Program	Annual incentive with a target award for each NEO. Actual cash awards may be higher or lower than target based on Company business and individual performance. Awards range between 0% and 200% of target based on performance.	• Attract, motivate and retain talent • Drive top-tier performance – Across entire organization – Through individual contribution
Equity Program
Performance Share Units	Each NEO receives a target annual grant of performance share units at the outset of a three-year performance cycle based upon the NEO’s role and long-term performance. Actual awards are determined once the performance cycle ends by evaluating performance against pre-determined performance targets. Awards range between 0% and 200% of target based on our performance. We deliver awards in Common Stock.	• Attract, motivate and retain talent • Drive top-tier performance – Across entire organization – Focus on long-term sustained success • Enhance stock ownership/align with shareholders’ interests
Non-Qualified Stock Options

Each NEO receives an annual grant of NQSOs based upon the NEO’s role, long-term performance and potential for advancement. The NQSOs vest:

•    33% on the first and second anniversary of the grant date, and

•    34% on the third anniversary of the grant date.

•    Attract, motivate and retain talent

•    Drive top-tier performance through long-term individual contribution

•    Enhance stock ownership/align with shareholders’ interests

•    Link realized value to stock appreciation

Deferred Stock Units	We grant deferred stock units to NEOs only in specific new hire and retention situations. The vesting periods for deferred stock unit grants vary but are typically up to three years.	• Attract, motivate and retain talent • Enhance stock ownership/align with shareholders’ interests

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  Compensation Discussion and Analysis

Element	Description	Program Objectives
Deferred Compensation and Executive Perquisites
Deferred Compensation Plan	Allows NEOs and other executives to defer certain defined compensation elements. The specific terms and conditions depend on the plan which applies to the NEO based on the NEO’s employing entity.	• Attract and retain talent • Provide opportunity to build future financial security
Executive Perquisites

Generally limited to:

•    car allowance; and

•    financial counseling allowances.

We require use of a private (non-commercial) aircraft for the CEO’s personal travel. We discontinued executive physicals in early 2017.

• Attract and retain talent • Support personal financial planning needs • Ensure CEO’s personal safety and facilitate CEO’s efficiency
Retirement and Separation Benefits
Retirement Benefit Programs

Replaces a portion of the NEO’s cash compensation after the NEO retires.

Plans are either defined benefit pensions where the normal form of benefit is a life annuity based on the participant’s income or defined contribution plans where the company periodically contributes a set amount to an account maintained in the participant’s name.

Because plans are broad-based and terms vary based on country of employment, eligibility and terms for a specific NEO vary based on the NEO’s employing entity. Further, because the company globally has been transitioning from defined benefit plans to defined contribution plans to provide our employees’ principal retirement benefits, the date an employee commenced employment may also determine the employee’s eligibility for a defined benefit pension. For example, because the company’s U.S. defined benefit pension plan is closed to new hires, only two of our U.S.-based NEOs participate in that plan. Each U.S.-based NEO is eligible to participate in the company’s U.S. defined contribution plan for salaried employees.

• Attract and retain talent • Provide financial security in retirement
Supplement Executive Retirement Benefit Programs

Replaces a portion of the NEO’s cash compensation after the NEO retires.

Supplemental executive retirement plans are intended to replace benefits which cannot be provided under the executive’s broad-based retirement plan typically due to legal limitations applicable to broad-based plans. For example, our U.S.-based NEOs are eligible for a non-qualified executive retirement plan which is intended to provide the benefits that are not payable under the company’s tax-qualified pension and defined contribution plans based on statutory compensation limits or due to the NEO’s deferral of compensation. Our supplemental plans use the same benefit formulas as our qualified plans.

Because plan terms vary based on country of employment, eligibility and terms for a specific NEO vary based on the NEO’s employing entity.

• Attract and retain talent • Provide financial security in retirement

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  Compensation Discussion and Analysis

Element	Description	Program Objectives
Change in Control Severance Plan	Provides for severance benefits if an NEO is terminated without cause or resigns for good reason within two years after a change in control.	• Attract and retain talent • Focus on delivering top-tier shareholder value in periods of uncertainty • Support effective transition
Other Benefits
Other Benefits	Provide health, welfare and other benefits.	• Attract and retain talent • Promote executive health • Provide death benefits to executives’ beneficiaries

Individual Executive Compensation Program Elements

Base Salary

Overview

Base salary is the only element of our NEO’s compensation that is fixed. In setting base salaries for our NEOs, the Compensation Committee generally starts by targeting base salary at or near the median of our Compensation Survey Group based on the executive’s comparable role. The Compensation Committee then considers several other factors when setting an NEO’s base salary, including the NEO’s performance, level of responsibility, experience, potential to assume roles with greater responsibility and, if relevant, host country salary data. The Compensation Committee reviews our NEOs’ salaries annually. If awarded, salary increases for all executive officers are generally effective April 1.

If there is a notable change in an executive officer’s role and responsibilities during the year the Compensation Committee considers whether an increase is warranted.

2017 Actions

Effective as of his November 20, 2017 employment date, Mr. Van de Put’s annual base salary is $1,450,000. The Compensation Committee set his base salary below the median of our Compensation Survey Group with the expectation of bringing Mr. Van de Put’s base salary to parity with the peer group based on performance over time.

Of our other NEOs, only Mr. Weber received a base salary increase in 2017. He received a 3.6% salary increase effective April 2017 based on the Compensation Committee’s assessment of his individual performance.

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  Compensation Discussion and Analysis

Annual Cash Incentive Program

Overview

We design our Annual Cash Incentive Program to motivate our NEOs to achieve or exceed our annual financial and strategic goals. The Compensation Committee sets the formula and target, threshold and maximum annual incentive opportunities at the beginning of the year and sets targets based on our internal financial and operating plans for the year as well as external market factors. The Compensation Committee bases actual awards earned by an NEO on the Company’s annual financial results and the NEO’s individual performance. Annual incentive awards can vary greatly from year-to-year based on actual Company financial and individual performance relative to the target goals.

Annual Cash Incentive Program Award Formula

The Compensation Committee used the formula below to determine the awards to NEOs under the 2017 Annual Cash Incentive Program. This is the same formula used by the Compensation Committee to determine awards in 2016.

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Base salary as of December 31,2017 target annual incentive opportunity (% of base salary)= target annual incentive amount target annual incentive amount financial result weighting (60%) corporate rating adjusted for market share overlay (0-200%) target annual incentive amount individual performance weighting (40%) individual performance rating (0-200%) actual program award

  Compensation Discussion and Analysis

The chart below describes the Annual Cash Incentive Program elements, except for base salary (discussed above).

Annual Cash Incentive Program Element	Key Provisions
Target Annual Incentive Opportunity

The 2017 target annual incentive opportunity below is a target percentage of base salary and reflects each NEO’s role and responsibilities:

•  Mr. Van de Put and Ms. Rosenfeld: 150%

•  Mr. Gladden: 100%

•  All Other NEOs: 80%

2017 Corporate Rating Adjusted for Market Share Overlay (60% Weighting)

All 2017 NEO financial performance ratings align 100% to the corporate rating to reinforce and reward enterprise-wide collaboration. Ratings range from 0% to 200%.

In early 2017, the Compensation Committee approved the following performance measures to assess financial performance in determining the corporate rating:

Performance Measures	Weighting
Organic Net Revenue Growth	40%
Defined EPS	40%
Free Cash Flow	10%
Cash Conversion Cycle	10%

The Compensation Committee chose these performance measures to incent:

•  top-line growth,

•  bottom-line growth, and

•  strong cash flow and good cash management.

Additionally, we use a “market share overlay” (as further defined below) to measure our performance against competitors in key markets and categories. Depending on actual performance, the market share overlay adjusts the corporate rating in one of five ways: no change, 5 pp increase, 5 pp decrease, 15 pp increase or 15 pp decrease.

The Compensation Committee established the Annual Cash Incentive Program’s 2017 performance measures assuming a corporate rating of 100% if the Company met its targets. Performance exceeding or falling below target performance measures would then result in positive or negative adjustments. See Annex A for definitions of these performance measures.
Individual Performance Ratings (40% Weighting)	The 2017 potential individual performance ratings and payout ranges were:

Individual Performance Ratings	Incentive Payout Ranges as a Percent of Target
Outstanding	160% - 200%
Exceeded Expectations	120% - 155%
Achieved Expectations	85% - 115%
Partially Met Expectations	20% - 80%
Below Expectations	0%

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  Compensation Discussion and Analysis

2017 Actions

2017 Corporate Rating

To determine NEO awards, the Compensation Committee first evaluated the 2017 Company results against the 2017 Company performance goals:

		Performance Goals			Performance Results
Performance Measures	Weighting	Threshold	Target	Maximum	2017 Actual	Performance Rating
Organic Net Revenue Growth	40%	0.1%	1.6%	3.6%	0.9%	78%
Defined EPS	40%	$1.90	$2.00	$2.10	$2.03	137%
Free Cash Flow*	10%	$1,543	$1,815	$2,269	$1,579	66%
Cash Conversion Cycle (reduction in number of days)	10%	4	7	13	11	150%
Market Share Overlay(1)	–				(0.2) pp	(15) pp
Final Corporate Rating						92%

*	U.S. dollars in millions.

(1)	The market share overlay reflects our net revenue weighted average market share change in our global categories, including biscuits, chocolate, gum and candy, and beverages. A market share increase of 20 basis points (“bps”) or more increases the corporate rating by 15 pp and a market share increase of 10 bps increases the corporate rating by 5 pp. A market share decrease of 10 bps reduces the corporate rating by 5 pp and a market share decrease of 20 bps or more reduces the corporate rating by 15 pp.

The Compensation Committee retains discretionary authority to adjust the final corporate rating (up or down) by as much as 25 pp to recognize more subjective, less quantifiable factors – such as how well we performed based on compliance, diversity and the quality of our results. The Compensation Committee did not adjust the 2017 rating.

Individual Performance Ratings

At the beginning of each year, based on the Company’s annual financial plan and strategic plan, our CEO and the other NEOs develop annual quantitative and qualitative objectives. Our CEO discusses his or her objectives with the Compensation Committee. Following this discussion and input, the Compensation Committee approves the CEO’s annual goals.

At the conclusion of the annual performance period:

•	Our CEO provides a detailed review of his or her performance relative to his or her annual objectives to the full Board. After consultation with the full Board, the Compensation Committee determines the CEO’s individual performance rating.

•	For each of the other NEOs, the CEO provides the Compensation Committee with an individual performance assessment and rating recommendation based on the NEO’s contributions in specific areas, such as achievement of key strategic initiatives, operational efficiency, enterprise leadership, quality of financial results and talent management. The Compensation Committee reviews and discusses the CEO’s recommendations before determining each NEO’s individual performance rating.

•	For 2017, Ms. Rosenfeld, who served as CEO until November 20, 2017, prepared a comprehensive self-assessment as well as assessments for each of the NEOs. She presented these to the Board and Compensation Committee for their consideration. After due consideration, the Compensation Committee determined individual performance ratings and compensation actions.

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  Compensation Discussion and Analysis

Based on its evaluation, the Compensation Committee determined each NEO’s individual performance rating for 2017 considering primarily the factors described in the following table:

	Primary Annual Objectives	Committee’s Review and Determination
Mr. Van de Put	• Learn the business: regions, categories and areas. • Meet all key Mondelēz International stakeholders. • Begin long term strategy design work.

Mr. Van de Put’s individual performance rating reflects the following:

•    Collaborated with Ms. Rosenfeld and other leaders to quickly understand the issues facing the business and effectively transition into the CEO role.

•    Prioritized and completed development of a framework for long term strategy planning.

•    Quickly developed relationships and credibility with investors, the Board and the Mondelēz International leadership team.

Ms. Rosenfeld

•    Achieve key Company financial performance goals (see performance goals in “– 2017 Corporate Rating” above).

•    Continue to improve talent pipeline.

•    Progress strategic agenda –jumpstart revenue growth and achieve margin expansion goals.

Ms. Rosenfeld’s individual performance rating reflects the following:

•    Financial performance versus internal plan:

•  Adjusted Operating Income margin growth met internal target.

•  Adjusted EPS and Cash Conversion Cycle exceeded internal targets.

•  Organic Net Revenue Growth, Free Cash Flow and Net Revenue Weighted Market Share were below internal targets.

•    In comparison to peers in the Performance Peer Group, the Company delivered:

•  Strong Adjusted Operating Income margin expansion and top-tier Adjusted EPS growth.

•  Below average Organic Net Revenue growth.

•    Completed CEO succession and transition plans.

•    Improved overall colleague engagement score to top tier in comparison to peers.

•    Delivered solid performance on key strategic initiatives, including:

•  Geographic expansion of Chocolate and Biscuit categories,

•  Innovation growth generally exceeded internal targets,

•  Channel expansion,

•  Significant acceleration in e-commerce business growth, and

•  Cost savings ahead of internal operating plan.

◾    Expanded scope and acceleration of overhead savings.

◾    Exceeded all commitments in three-year supply chain reinvention plan.

◾    Accelerated implementation and expanded scope of our new shared services model to execute processes more efficiently at lower cost.

Mr. Gladden	• Achieve key Company financial performance goals (see performance goals in “– 2017 Corporate Rating” above). • Optimize capital returns to shareholders.

Mr. Gladden’s individual performance rating reflects the following:

•    Financial performance versus internal plan:

•  Adjusted EPS and Cash Conversion Cycle exceeded internal targets.

•  Capital return to shareholders exceeded internal targets.

•  Organic Net Revenue Growth, Free Cash Flow and Net Revenue Weighted Market Share were below internal targets.

Mr. Cofer	• Achieve key growth fundamentals.

Mr. Cofer’s individual performance rating reflects the following:

•    In addition to his primary role of Chief Growth Officer, he served as President, North America for the majority of the year:

•  Improved execution and upgraded North America leadership team.

•  Reversed declines in U.S. Biscuit business.

•    Progress on growth platforms:

•  Strong growth in Power Brands and recent acquisitions.

•  Significant acceleration in e-commerce business growth.

•    Financial performance versus internal plan:

•  Adjusted Operating Income Margin met internal target.

•  Organic Net Revenue Growth and Net Revenue Weighted Market Share were below internal targets

Mr. Pleuhs	• Provide legal considerations for key strategic priorities. • Advance both internal and external communications.

Mr. Pleuhs’ individual performance rating reflects the following:

•    Played a key role in key strategic initiatives, including balancing legal considerations with needs of business.

•    Provided necessary oversight to protect the company’s interests during the malware incident.

•    Transformed both internal and external communications, including external media appearance and quarterly and year end communications, and played a key role in CEO succession execution.

Mr. Weber	• Achieve key financial performance goals for the Europe region.

Mr. Weber’s individual performance rating reflects the following:

•    Financial performance for the Europe business generally exceeded internal targets.

•  Organic Net Revenue Growth exceeded internal targets.

•  Strong expansion of Adjusted Operating Income margin.

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  Compensation Discussion and Analysis

Annual Cash Incentive Program Decisions

After determining the 2017 corporate rating and each NEO’s individual performance against the annual objectives described above, the Compensation Committee approved the following annual incentive cash payments:

Name	Base Salary	Target Incentive (% of Salary)	Target Incentive Amount		Company Performance		Individual Performance		Total Incentive Payment	Total Incentive Payment as % of Target
					Metric Weighting	Incentive Payment	Metric Weighting	Incentive Payment
Mr. Van de Put	$1,450,000	150%	$1,087,500	(1)	60%	$600,300	40%	$435,000	$1,035,300	95%
Ms. Rosenfeld	$1,600,000	150%	$2,400,000		60%	$1,324,800	40%	$960,000	$2,284,800	95%
Mr. Gladden	$900,000	100%	$900,000		60%	$496,800	40%	$342,200	$839,000	93%
Mr. Cofer	$875,000	80%	$700,000		60%	$386,400	40%	$448,600	$835,000	119%
Mr. Pleuhs	$695,000	80%	$556,000		60%	$306,912	40%	$256,088	$563,000	101%
Mr. Weber	€660,000	80%	€528,000		60%	€291,456	40%	€296,544	€588,000	111%

(1)	Incentive award reflects 6-months as the fiscal year at Mr. Van de Put’s previous employer ended on June 30, 2017. Because he notified his previous employer of his decision to join Mondelēz International, his previous employer did not provide him with any annual incentive compensation for any period after June 30, 2017.

Equity Program

Overview

We design our equity grants to align our executive officers’ and shareholders’ interests. For our 2017 equity program, the Compensation Committee used the same mix used in 2016: 75% performance share units and 25% NQSOs.

The Compensation Committee develops target LTI grants based on an analysis of competitive target grant levels that approximate the median total long-term incentives of our Compensation Survey Group. The Compensation Committee may make an equity grant to an NEO above or below target based on the Compensation Committee’s qualitative review of the NEO’s individual performance. Generally, the equity grant value is between 50% and 150% of the target.

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2017 equity program 75% performance share units incents achievement of long-term operational objectives strengthens retention facilitates stock ownership strengthens ties to shareholders 25% NQSOs requires share price appreciation for value creation strengthens retention facilitates stock ownership strengthens ties to shareholders 25% adjusted ROIC increase 25% organic net revenue growth 50% annualized relative TSR

  Compensation Discussion and Analysis

Annual Equity Grants to NEOs

The table below shows the 2017 annual equity grants to our NEOs. The grants reflect individual performance, Company performance and external market positioning.

	2017 Annual Equity Grant(1)
Name	Performance Share Units	NQSOs
Mr. Van de Put(2)	80,150	133,580
Ms. Rosenfeld	189,070	315,110
Mr. Gladden	81,600	136,000
Mr. Cofer	39,070	65,110
Mr. Pleuhs	29,520	49,190
Mr. Weber	29,520	49,190

(1)	Except for Mr. Van de Put, the grant date for the annual equity grants was February 16, 2017. Grants of performance share units are reflected at target since actual shares, if any, will be determined after the three-year performance cycle ending on December 31, 2019.

(2)	Mr. Van de Put received an annual equity grant on his November 20, 2017 employment date, partly in lieu of the grant he would have received from his prior employer. The performance share units fully vest in the first quarter of 2020 and contain the same performance measures and conditions as the performance share unit grants made to our executives on February 16, 2017 for the 2017-2019 performance cycle. The NQSOs vest 33% on February 16, 2018, 33% on February 16, 2019 and 34% on February 16, 2020. Other than the vesting schedule specified here and for certain terminations of employment as noted under “Executive Compensation Tables – Potential Payments Upon Termination or Change in Control,” these performance share units and stock options are generally subject to the other terms and conditions as the grants made to the NEOs on February 16, 2017.

We present the actual equity grants, including grant date fair value, in the 2017 Summary Compensation Table and 2017 Grants of Plan-Based Awards table under “Executive Compensation Tables.” Our 2017 annual equity grant date was the regularly scheduled Compensation Committee meeting following the release of our annual financial results. The exercise price for all NQSO grants equals the closing trading price on the grant date.

Performance Share Units

The Compensation Committee grants performance share units to motivate executives to 1) achieve or exceed our long-term financial goals and 2) deliver top-tier shareholder returns. The Compensation Committee sets performance targets for a three-year performance cycle.

At the end of the three-year performance cycle, the awards will only vest if the Compensation Committee determines that Company results meet or exceed the performance thresholds that the Compensation Committee set at the beginning of the cycle. The number of shares earned by an executive depends on the Company’s achievement of key financial measures and annualized TSR relative to the median of our Performance Peer Group. Vesting and settlement by the issuance of shares occurs in the first quarter following the end of the performance cycle, provided the Compensation Committee certifies performance at or above threshold levels.

The Compensation Committee does not consider an NEO’s individual contributions as the basis for an award payout; award payouts related to performance share units are based solely on how the Company performed against performance targets. To address unforeseen or unintended consequences, the Compensation Committee retains discretion to adjust the final business performance rating for a performance cycle (up or down) by as much as 25 pp, allowing it to factor in a subjective review of quality of financial results, portfolio management, innovation and talent development. Dividend equivalents accrue during the performance period and are paid out in cash in the first quarter following the award payout date based on the actual share award.

58	2018 Proxy Statement

  Compensation Discussion and Analysis

The Compensation Committee uses the following formula to determine actual shares earned by participants, including our NEOs. Each element of this formula is discussed below.

(1)	Participants receive dividend equivalents at the end of the performance cycle based on the actual number of shares awarded.

2017-2019 Performance Cycle

Award Formula Element	Explanation of Key Provisions
Target Incentive Opportunity	Each NEO’s target number of performance share units is based on 75% of the total annual equity grant value.

Following the end of the performance cycle, the number of shares actually earned may range from 0% to 200% of the target number of performance share units granted based on the final business performance rating for the performance cycle.

Business Performance Rating	Rating ranges from 0% to 200%. Performance measures are:
	Measures	Weighting
	Organic Net Revenue Growth	25%
	Adjusted ROIC Increase	25%
	Annualized Relative TSR	50%
	See Annex A for definitions of the above measures.

For performance share units with a 2017-2019 performance cycle, the target objective set for Annualized Relative TSR is the median of the Performance Peer Group. The Compensation Committee sets our financial performance targets for Organic Net Revenue Growth and Adjusted ROIC Increase taking into consideration our long-term strategy. We do not publicly prospectively disclose specific financial performance targets, but we do disclose them retrospectively, along with results, at the end of each performance cycle (see “– 2015-2017 Performance Cycle” below). Revealing these specific targets prospectively would provide competitors and other third parties with insights into our confidential planning process and strategies and potentially harm us competitively. We design our financial performance targets to be challenging, and there is a plausible risk that no shares will be earned or that awards will payout below target.

59

Beginning of performance cycle target incentive opportunity ( target number of shares established) end of performance cycle business performance rating (0%-200% of target shares) = actual award ( in shares)(1)

  Compensation Discussion and Analysis

We base cash awards under our Annual Cash Incentive Program and share awards for our performance share units in part on our Organic Net Revenue Growth. However, the Compensation Committee uses a different benchmark to measure performance for each as well as additional performance metrics under both the short- and long-term plans. The following chart highlights these differences:

Annual Cash Incentive Program	Performance Share Units	Comments
Basis for targets set by Compensation Committee
Annual operating targets	Long-term strategy considered	Use of these different targets focuses our executives on critical internal drivers, both in the short- and long-term, and the different targets for each, when combined, drive shareholder value.
Percentage of target award based on Organic Net Revenue Growth
24% (40% of 60% award weighting on financial performance)	25% for the 2017-2019 performance cycle	We base the majority of any cash award under our Annual Cash Incentive Program and shares earned for the 2017-2019 performance cycle on separate independent performance measures.

2015-2017 Performance Cycle

The Compensation Committee determined the shares earned for the 2015-2017 performance cycle based on a performance rating that included the Company’s performance on key financial goals (Organic Net Revenue Growth and Adjusted ROIC Increase) and Annualized Relative TSR goal. In determining our Annualized Relative TSR performance, we used our 2017 Performance Peer Group (excluding The Kraft Heinz Company as it was not added to our Performance Peer Group until 2016). See “– How We Design our Executive Compensation Program – Paying Competitively – Composition and Purpose of our Performance Peer Group” above. The following chart details:

•	the key financial measures, weightings and performance standards the Compensation Committee set in 2015;

•	our actual performance; and

•	the final business performance rating approved by the Compensation Committee following the end of the 2015-2017 performance cycle.

The Compensation Committee did not apply any discretion to adjust the final business performance rating for the 2015-2017 performance cycle.

		2015-2017 Performance Cycle Results

Key Performance Measures	Weighting	Threshold	Target	Maximum	Actual	Performance Rating

Organic Net Revenue Growth(1)	25%	2.5%	3.5%	5.5%	2.1%	0%

Adjusted ROIC Increase(1)	25%	+100bps	+150bps	+250bps	+130bps	80%

Annualized Relative TSR	50%	25th percentile	Median	90th percentile	64th percentile	128%

Final Business Performance Rating						84%

(1)	See definitions in Annex A.

Based on target awards and the performance rating of 84% of target, the shares earned (before taxes) for each NEO for the 2015-2017 performance cycle was as follows:

Name(1)	Target Shares	Share Award

Ms. Rosenfeld	251,260	211,059

Mr. Gladden	163,660(2)	137,476

Mr. Cofer	45,690	38,380

Mr. Pleuhs	28,430	23,882

Mr. Weber	27,410	23,025

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  Compensation Discussion and Analysis

(1)	Because Mr. Van de Put commenced employment on November 20, 2017, he did not receive an award for the 2015-2017 performance cycle and is therefore not included in the table above.

(2)	Mr. Gladden’s target shares include 68,230 shares for a one-time performance-based equity grant related to his 2014 hire and 95,430 shares related to the 2015 equity program grant.

Requiring Our Executives to be Significant Shareholders

To further align our NEOs’ and our shareholders’ interests, and to incent our NEOs to focus on shareholders’ interests, the Compensation Committee requires all executives to hold a significant amount of Common Stock. The following chart summarizes our requirements.

Key Provisions	Explanation of Key Provisions

Ownership Requirement	• CEO: 8 times salary. • Other NEOs: 4 times salary.

Time to Meet Requirements	• 5 years from employment date or 3 years following a promotion.

Shares Counted Toward Ownership

•   Common Stock, including sole ownership, direct purchase plan shares, unvested deferred stock units and accounts over which the executive has direct or indirect ownership or control.

•   Excludes unexercised Mondelēz International stock options and unvested performance share units.

Holding Requirements

•   Until an NEO satisfies our stock ownership requirements, the NEO must hold 100% of all shares acquired under our equity program (including stock after the restrictions have lapsed, shares awarded for vested deferred stock units, shares acquired upon exercise of a NQSO and shares awarded for performance share units), net of shares withheld for taxes or payment of exercise price.

•   Once an NEO satisfies our stock ownership requirements, the NEO must hold 100% of new shares acquired, net of shares withheld for taxes or payment of exercise price, for at least one year after the stock option exercise or receipt of shares awarded under our equity program.

We believe our stock ownership requirements are comparable to or greater than such requirements at the majority of the companies in our Compensation Survey Group.

The Compensation Committee monitors our executives’ compliance with these requirements. As of March 1, 2018, all of our NEOs satisfied, exceeded or were on track to meet these requirements and adhered to the holding requirements.

Other 2017 Compensation Elements

The following compensation elements occurred for specific reasons described below. They are not part of our recurring compensation program.

2017 Retention Equity Grants to Mr. Gladden and Mr. Cofer

In connection with our Board’s decision to hire Mr. Van de Put as our new CEO, the Compensation Committee took action to incent Mr. Gladden and Mr. Cofer to remain with the Company for a significant period following Mr. Van de Put’s hire to promote a smooth leadership transition. The retention equity grants made to Mr. Gladden and Mr. Cofer on August 1, 2017 recognize that Mr. Gladden and Mr. Cofer are key executives whose skills and experience are instrumental to the continued future success of the Company and will help Mr. Van de Put and the Company during and after his transition. Their retention provides the Company with continuity of leadership, especially with key external stakeholders. Mr. Gladden has led our global “zero based budgeting” initiative and has provided valuable contributions related to financial performance and optimizing capital returns to shareholders. In addition to serving as the Company’s Chief Growth Officer, Mr. Cofer is driving our strategy reassessment and has led our North American, Asia Pacific and European operations.

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  Compensation Discussion and Analysis

Their talents, experience and expertise also make them prime targets for recruitment into similar or larger roles outside of the Company. The Compensation Committee intended and designed (with input from CAP) these grants to incent these executives to remain with Mondelez International throughout the retention period and to further strengthen their alignment with shareholder interests.

Each retention equity grant:

•	had a fair market value on the grant date of $5,000,161;

•	consisted of 114,630 deferred stock units; and

•	will 50% vest on the third anniversary of the grant date and fully vest on the fifth anniversary of the grant date with generally the same terms and conditions as the 2017 annual equity grants made to eligible employees.

These one-time grants will not affect Mr. Gladden or Mr. Cofer’s regular compensation arrangements.

International Assignment Payments for Mr. Weber

Because Mr. Weber is a German national assigned by the Company to work in Switzerland, the Company made payments to him in 2017 related to his international assignment. These payments to Mr. Weber were similar to the amounts and types of payments the Company generally makes to other employees who accept an international assignment under our International Assignment Policy. We designed our International Assignment Policy to facilitate relocation of employees to positions in other countries by covering expenses over and above those that the employees would have incurred had they remained in their home countries. Such payments cover housing expenses, a cost of living adjustment and some travel expenses. Similarly, our International Assignment Policy pays the additional taxes employees incur due solely to their international assignments.

Deferred Compensation

In 2017, our U.S.-based NEOs were eligible to participate in the Mondelēz Global LLC Executive Deferred Compensation Plan (“MEDCP”), a voluntary non-qualified deferred compensation plan. The MEDCP allows executives to defer, on a pre-tax basis, up to 50% of their salary and up to 100% of their award under the Annual Cash Incentive Program. Executives may invest deferred amounts in one or more notional investment options.

The MEDCP is similar to plans provided to executive officers at many of the companies in our Compensation Survey Group. The Compensation Committee believes the MEDCP aids in recruitment and assists executives in managing their future cash flow.

Mr. Weber, as an employee of Mondelēz Germany, was eligible to participate in a deferred compensation plan sponsored by that entity.

Executive Perquisites

The Compensation Committee believes offering certain perquisites is important for executive retention and recruitment. We offer limited perquisites similar to those offered by companies in our Compensation Survey Group and do so at comparable costs. NEOs are solely responsible for all taxes on all perquisites. We provide no tax gross-ups.

•	We offer our NEOs car and financial planning allowances.

•	Based on the findings of an independent, third-party security study, we require our CEO and our Chairman to use a private (non-commercial) aircraft for both business and personal travel. Use of private aircraft allows our CEO and our Chairman to be more productive and efficient when traveling, particularly since we do business in approximately 160 countries.

Effective early 2017, we no longer offer executive physicals to NEOs.

62	2018 Proxy Statement

  Compensation Discussion and Analysis

The footnotes to the Summary Compensation Table under “Executive Compensation Tables” list the perquisites we provided to our NEOs during 2017.

Retirement and Separation Benefits

As described below, we offer our NEOs retirement and separation benefits. We do not generally enter into employment agreements with any of our NEOs beyond their initial offer and transition compensation. All U.S.-based NEOs, including our CEO, are “at will” employees.

Retirement Benefits

Our U.S.-based NEOs are eligible for broad-based U.S. employee benefit plans on the same terms as U.S. salaried employees, including two tax-qualified plans – the Mondelēz Global LLC Retirement Plan (“Retirement Plan”) and the Mondelēz Global LLC Thrift Plan (“Thrift Plan”). The Retirement Plan was closed to new participants in 2009; as a result, only Ms. Rosenfeld and Mr. Cofer are participants under that plan. Accruals under the Retirement Plan and the defined benefit portion of the Supplemental Plan (as defined below) will cease after 2019. U.S. salaried employees who are not eligible to participate in the Retirement Plan receive a Company contribution based on a percentage of eligible compensation under the Thrift Plan.

We also provide an unfunded non-qualified plan, the Mondelēz Global LLC Supplemental Benefits Plan (“Supplemental Plan”), for eligible U.S. employees. The Supplemental Plan provides benefits not provided under the Retirement Plan or Thrift Plan because:

•	an employee’s compensation exceeds the tax-qualified plan compensation limit under Code Section 401(a)(17),

•	an employee elects to defer compensation under either the MEDCP or the Supplemental Plan, or

•	a Retirement Plan participant’s benefit exceeding the limits under Section 415 of the Code.

The Compensation Committee believes the Retirement Plan, Thrift Plan and non-qualified Supplemental Plan are integral parts of our overall executive compensation program. The Compensation Committee believes our NEOs should receive the same defined benefit accruals, be able to defer the same percentage of their compensation and receive the same corresponding notional employer contributions as all other employees, without regard to the Code’s compensation limit applicable to tax-qualified plans or whether the NEO has elected to defer compensation.

As disclosed in the 2017 Summary Compensation Table under “Executive Compensation Tables,” the present value of Ms. Rosenfeld’s defined benefit pension increased $1,997,379 from the prior year. The primary drivers of the present value increase are the decrease in the applicable discount rate and an increase in benefit service, which resulted in a present value increase of approximately $2.5 million and $0.5 million, respectively, offset by a change in age, which resulted in a present value decrease of approximately $1.0 million.

We provided Ms. Rosenfeld with a non-qualified, enhanced pension benefit that credits her pension service for the period of time (2004-2006) that she was employed by another company. We provided this enhanced pension benefit to Ms. Rosenfeld because, when she rejoined the Company, she forfeited her right to a pension benefit at her previous employer. This benefit was part of a broader incentive program we offered to encourage her to return to the Company and become our CEO. The 2017 Pension Benefits table and the accompanying narrative to the table under “Executive Compensation Tables” provide additional details about this benefit.

Ms. Rosenfeld served as Chairman through March 31, 2018, following which she retired from the Company. Ms. Rosenfeld’s retirement details are described under “Executive Compensation Tables – Potential Payments Upon Termination or Change in Control” and “Overview – 2018 Transition Compensation for Ms. Rosenfeld.”

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  Compensation Discussion and Analysis

Change in Control Severance Plan

We maintain a Change in Control Severance Plan (the “CIC Plan”) for key senior executive officers. The CIC Plan is consistent with similar plans maintained by companies in our Compensation Survey Group, including eligibility and severance benefit levels. We structure separation payments to help assure that key executives, including our NEOs, would be available to facilitate a successful transition following a change in control and provide a competitive level of severance protection if the executive is involuntarily terminated without cause or resigns for good reason within two years following a change in control (“double trigger”). In the event that a payment under the CIC Plan or otherwise triggers an excise tax under Code Section 4999, the payment will be the greater of the full benefit or a reduced benefit that does not trigger the excise tax as determined on an after-tax basis for each. We do not provide any tax gross-ups for taxes payable on change in control benefits.

We further describe the severance arrangements and other benefits provided under the CIC Plan (as well as the equity treatment upon certain separations in the event of a change in control) under “Executive Compensation Tables – Potential Payments Upon Termination or Change in Control.”

Non-Change in Control Severance Agreements

Although we generally do not have individual severance or employment agreements with any of our NEOs, we would typically provide separation benefits as consideration for the NEO entering into an agreement protecting our interests. The severance payments and other benefits provided to a typical NEO are described under “Executive Compensation Tables –  Potential Payments Upon Termination or Change in Control.”

Our Policy Authorizing Recoupment of Executive Incentive Compensation in the Event of Certain Restatements

The Board or an appropriate committee of the Board may determine that, because of a restatement of our financial statements, an executive officer received more compensation than the executive officer would have received absent the incorrect financial statements. The Board or committee, in its discretion, may then take the actions it deems necessary or appropriate to address the events that gave rise to the restatement and to prevent its recurrence. Those actions may include, to the extent permitted by applicable law:

•	requiring the executive officer to repay some or all annual or other incentive compensation paid;

•	requiring the executive officer to repay any gains realized on the exercise of stock options or on the open-market sale of vested shares;

•	canceling some or all of the executive officer’s restricted stock or deferred stock unit grants, performance share units and outstanding stock options;

•	adjusting the executive officer’s future compensation;

•	terminating the executive officer; or

•	initiating legal action against the executive officer.

Our Trading Restrictions, Anti-Hedging and Anti-Pledging Policy

Our insider trading policy limits the timing and types of transactions in Mondelēz International securities by Section 16 officers, including our NEOs (and any member of the Section 16 officer’s family sharing the same household, any corporations or other business entities they control or manage and any trusts of which they are the trustee or otherwise have investment control over). Among other restrictions, the policy:

•	allows Section 16 officers to trade company securities only during open window periods and only after they have pre-cleared transactions with the Corporate Secretary;

•	prohibits Section 16 officers from short-selling company securities or “selling against the box” (failing to deliver sold securities); and

64	2018 Proxy Statement

  Compensation Discussion and Analysis

•	prohibits Section 16 officers from entering into transactions in puts, calls or other derivatives on Mondelēz International securities on an exchange or in any other organized market, as well as any other derivative or hedging transactions on Mondelēz International securities.

Our insider trading policy also prohibits our executive officers and certain additional executives from holding Mondelēz International securities in a margin account or pledging Mondelēz International securities as collateral for a loan.

Our Policy on Qualifying Compensation for Tax Deductibility

Until Congress amended Code Section 162(m) under the Tax Cuts and Jobs Act of 2017, that Code section limited the deductibility of the compensation we paid our CEO and our three other most highly compensated NEOs (other than our CFO) to $1.0 million annually for each except to the extent that the compensation qualified as performance-based compensation within the meaning of Code Section 162(m). Although the Compensation Committee generally intended that compensation it approved be considered deductible, it retained the discretion to authorize compensation for which we could not claim a deduction if it believed that such compensation aligned with our shareholders’ best interests. For example, the Compensation Committee decided, based on benchmarking salaries of other chief executive officers in the Compensation Survey Group and CAP’s advice, to pay Ms. Rosenfeld a 2017 annual base salary of more than $1.0 million and it also approved make whole transition compensation payments to Mr. Van de Put of more than the dollar limit. Therefore, we cannot claim portions of 2017 compensation to our CEOs as tax deductible. Further, the Compensation Committee intended that both the pre-2018 Annual Cash Incentive Program awards it made to covered NEOs and grants and awards it made under our equity program qualify as tax-deductible performance-based compensation under Code Section 162(m). However, due to the complexity of Code Section 162(m) as then in effect, not all of the pre-2018 equity awards intended to qualify may actually qualify as performance-based compensation under Code Section 162(m).

Effective January 1, 2018 the Tax Cuts and Jobs Act of 2017 made significant changes to Code Section 162(m). Code Section 162(m), as amended, limits our compensation deduction to $1.0 million annually for each covered person, regardless of whether the compensation qualifies as performance-based. Further, the deduction limit now extends to include our CFO regardless of compensation and applies to any individual who was an NEO beginning January 1, 2017 whose compensation was once subject to Code Section 162(m). As a result, compensation we pay to covered persons in excess of $1.0 million will not be deductible unless it qualifies for transition relief applicable to compensation pursuant to certain arrangements in place as of November 2, 2017 that are not materially modified after that date. Now that the performance-based compensation exception is no longer available, the Company anticipates that it will no longer include Section 162(m)-related limitations or provisions or request shareholder approval for this purpose and may not generally attempt to meet the requirements previously included in our plans related to the exception, however the Company intends to continue its pay for performance philosophy and will continue to provide that a significant portion of compensation paid to our NEOs is subject to performance criteria. Further, based on the changes to Code Section 162(m) effective January 1, 2018, we anticipate that the after-tax cost of compensating our NEOs will increase.

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Executive Compensation Tables

2017 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation Annual Incentive Awards(4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total Compensation ($)

Van de Put, Dirk	2017	162,877	10,000,000	30,001,641	975,134	1,035,300	–	267,972	42,442,924

Chief Executive Officer

Rosenfeld, Irene	2017	1,600,000	–	8,157,425	2,709,946	2,284,800	1,997,379	555,369	17,304,919

Former Chairman and Chief Executive Officer	2016	1,600,000	–	8,031,797	3,167,855	2,635,200	901,750	405,474	16,742,076
	2015	1,600,000	–	9,750,685	2,562,811	3,816,000	1,419,064	526,252	19,674,812

Gladden, Brian	2017	900,000	–	8,520,793	1,169,600	839,000	–	192,510	11,621,903

Executive Vice President and Chief Financial Officer	2016	900,000	–	3,050,702	1,203,159	989,000	–	234,000	6,376,861
	2015	900,000	–	3,703,366	973,386	1,450,000	–	166,987	7,193,739

Cofer, Timothy	2017	875,000	–	6,685,836	559,946	835,000	1,612,277	0	10,568,059

Executive Vice President and Chief Growth Officer	2016	875,000	–	1,460,420	576,011	769,000	1,486,779	1,881,898	7,049,108
	2015	861,438	–	6,773,150	465,977	1,099,000	619,034	177,492	9,996,091

Pleuhs, Gerhard	2017	695,000	–	1,273,640	423,034	563,000	15,055	335,239	3,304,968

Executive Vice President and General Counsel

Weber, Hubert	2017	783,700	–	1,273,640	423,034	704,342	549,391	0	3,734,107

Executive Vice President and President, Europe
(1)	Reflects Mr. Van de Put’s one-time cash payment associated with his November 20, 2017 start date. The amount is subject to full repayment upon an involuntary termination of employment for Cause or a voluntary termination other than for Good Reason (and other than due to death or disability) prior to January 1, 2019, and on a prorated basis for such a termination occurring on or after January 1, 2019 and prior to the second anniversary of his start date.

(2)	This column reflects grants of restricted stock, deferred stock units and performance share units. The amounts shown represent the full grant date fair value of the stock grants made in each year as computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 10 to the consolidated financial statements contained in our 2017 Form 10-K. For performance share units, the amounts are based on the probable outcome of the performance conditions as of the grant date. Below is a breakout of the applicable 2017-2019, 2016-2018 and 2015-2017 performance share unit grants for each NEO assuming maximum performance. For each of Mr. Van de Put’s two separate November 20, 2017 performance share unit grants, the amount (in the table below) assumes maximum performance. The two grants have separate terms. For his one-time November 20, 2017 make whole performance share unit grant, the performance period is the 2018 calendar year. However, these units do not vest unless Mr. Van de Put remains employed by us until January 1, 2020 unless his employment is terminated earlier involuntarily other than for Cause or voluntarily for Good Reason or due to his death or disability. His other one-time November 20, 2017 performance share unit grant generally contains the same terms and conditions as the 2017-2019 performance share unit grants for our other NEOs.

66	2018 Proxy Statement

  Executive Compensation Tables

Name	Performance Cycle	Value at Maximum Performance ($)
Van de Put, Dirk	2017 - 2019	10,965,873
	2017 - 2019	5,010,377
Rosenfeld, Irene	2017 - 2019	12,246,537
	2016 - 2018	13,297,362
	2015 - 2017	14,156,887
Gladden, Brian	2017 - 2019	5,285,436
	2016 - 2018	5,050,711
	2015 - 2017	5,376,867
	2015 - 2017	3,997,677
Cofer, Timothy	2017 - 2019	2,530,662
	2016 - 2018	2,417,857
	2015 - 2017	2,574,338
Pleuhs, Gerhard	2017 - 2019	1,912,084
Weber, Hubert	2017 - 2019	1,912,084

(3)	This column reflects stock option grants. The amounts shown represent the full grant date fair value of the options granted in each year as computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 10 to the consolidated financial statements contained in our 2017 Form 10-K.

(4)	This column reflects awards made under our 2017 Annual Cash Incentive Program (“AIP”), which were settled in March 2018.

(5)	This column reflects the aggregate increase in the actuarial present value of the benefits under the Mondelēz Global LLC Retirement Plan, Mondelēz Global LLC Supplemental Benefits Plan I and Mondelēz Global LLC Supplemental Benefits Plan II (Ms. Rosenfeld only), as applicable. Mr. Van de Put, Mr. Gladden, Mr. Pleuhs and Mr. Weber are not eligible to participate in the Mondelēz Global LLC Retirement Plan. Mr. Pleuhs and Mr. Weber are participants in the Mondelēz Germany 1996 Pension Plan. This plan’s benefits are paid in euros. The values for this table have been converted to U.S. dollars using the conversion rate on December 31, 2017 (the “Exchange Rate”). Mr. Pleuhs retired from Mondelēz Germany on September 1, 2016 and commenced receiving his pension as a result. As a participant in the Mondelēz Germany Deferred Compensation Plan, Mr. Pleuhs continues to receive interest credited for deferred amounts as of September 1, 2005 at a level of 6% annually. Consequently, $7,848 has been included in this column to reflect that portion of the total interest credit for 2017 constituting an above-market interest crediting rate on deferred compensation. For this purpose, we have used 120% of the Federal long-term rate for September 2005 (5.43%) as the market interest rate. Amount also includes $7,207 for the change in pension value.

(6)	The amounts shown in the “All Other Compensation” column for 2017 reflect the following:

	D. Van de Put ($)	I. Rosenfeld ($)	B. Gladden ($)	T. Cofer ($)	G. Pleuhs ($)	H. Weber ($)

Personal use of company aircraft(a)	102,916	331,452	–	–	–	–

Car allowance	15,555	23,333	15,000	15,000	15,000	14,031

Financial counseling allowance(b)	–	10,000	7,500	3,600	7,500	–

Employer contributions on defined contribution plans(c)	2,510	190,584	170,010	73,980	72,900	13,811

Relocation expense(d)	27,605	–	–	–	–	–

Tax gross-up on relocation expenses(d)	13,640	–	–	–	–	–

Tax equalization payment(e)	–	–	–	(261,692)	236,775	(590,966)

Payments related to expatriate assignment(e)	–	–	–	–	–	381,840

Professional Fees(f)	105,746	–	–	–	–	–

Executive Physical(g)	–	–	–	–	958	–

Localization Expenses(h)	–	–	–	–	2,106	–

Total All Other Compensation	267,972	555,369	192,510	(169,112)	335,239	(181,284)

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  Executive Compensation Tables

(a)	Consistent with the findings of an independent, third-party security study, for security and personal safety, we require Ms. Rosenfeld and Mr. Van de Put to use a private (non-commercial) aircraft for all travel. Ms. Rosenfeld and Mr. Van de Put used a Company-leased aircraft for all travel. The incremental cost of personal use of the Company-leased aircraft, as reflected in the table, is the actual invoice to the Company. Ms. Rosenfeld and Mr. Van de Put are responsible for taxes in connection with their personal aircraft use and we do not reimburse them for those taxes.

(b)	All U.S. executive officers are eligible for an annual financial counseling allowance up to $7,500 and, in the case of Ms. Rosenfeld and Mr. Van de Put, up to $10,000.

(c)	All eligible U.S. employees, including our NEOs, receive matching Company contributions for contributions made to the Mondelēz Global LLC Thrift Plan and Mondelēz Global LLC Supplemental Benefits Plan I, if applicable. Similarly, all eligible U.S. employees hired after 2008 who are not otherwise eligible to participate in the Mondelēz Global LLC Retirement Plan, including Mr. Van de Put, Mr. Gladden and Mr. Pleuhs, receive an additional non-elective Company contribution to the Mondelēz Global LLC Thrift Plan and Mondelēz Global LLC Supplemental Benefits Plan I, if applicable, equal to 4.5% of eligible compensation. Regarding Mr. Weber, although he is employed by Mondelēz Germany, because he works in Switzerland, in accordance with Swiss law Mondelēz Switzerland is required to make minimum monthly required contributions on his behalf to a retirement plan it maintains. The Swiss plan pays benefits in Swiss francs; the values for this table have been converted to U.S. dollars using the Exchange Rate.

(d)	At the time of his hire, Mr. Van de Put received our standard executive relocation assistance program, which covers moving, travel, and other expenses in connection with the relocation. Tax payments are also provided to cover the additional taxes due solely to the relocation assistance program in accordance with the policy.

(e)	Mr. Weber, a German expatriate, received payments in conjunction with his international assignment based in Switzerland. These payments were similar to the types of payments generally made to other employees who accept an international assignment with the Company. The payments are designed to mitigate the inconvenience of an international assignment by covering expenses for an expatriate in excess of what the expatriate would have incurred if the employee had remained in his or her home country. These payments include housing expenses, cost of living adjustments, travel expenses and other assignment related expenses. Expenses incurred in Switzerland in Swiss francs and in Germany in euros are converted to U.S. dollars using the Exchange Rate. The tax equalization payments are made pursuant to our Tax Equalization Policy and are designed to cover the additional taxes, if any, that an employee incurs due solely to the international assignment. The tax equalization amount is negative due to the fact that the effective German tax rate, which Mr. Weber is responsible for, is higher than the effective Swiss tax rate. Mr. Weber also received a benefit associated with the Company selected tax services provider preparing his required tax returns.

Mr. Cofer, a former U.S. expatriate, who repatriated back to the United States in 2016 had residual assignment-related tax expenses; however, the tax equalization amount is negative due to the amount and timing of repayments related to tax equalization settlements. Mr. Cofer also received a benefit associated with the Company selected tax services provider preparing his required tax returns.

(f)	Mr. Van de Put, as a condition of his employment, was entitled to reimbursement for professional fees incurred in negotiating his offer of employment as Mondelēz CEO.

(g)	Mr. Pleuhs received an executive physical before executive physicals ceased to be offered in early 2017.

(h)	Mr. Pleuhs received a carryover vacation payout in connection with his 2016 localization to the United States and he also received a benefit associated with the Company-selected tax services provider preparing his required tax returns.

68	2018 Proxy Statement

  Executive Compensation Tables

2017 Grants of Plan-Based Awards

	Grant Date	Grant Type	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)		All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards(4) ($/Share)	Grant Date Fair Value of Stock and Option Awards(5) ($)

Name			Target ($)	Maximum ($)	Target (#)	Maximum (#)
Van de Put, Dirk	–	AIP	1,087,500	2,175,000	–	–	–	–	–	–
	11/20/2017	Performance Share Units	–	–	228,194	285,243	–	–	–	9,609,249
	11/20/2017	Performance Share Units	–	–	80,150	160,300	–	–	–	3,095,794
	11/20/2017	Stock Options	–	–	–	–	–	133,580	42.11	975,134
	11/20/2017	Deferred Stock Units	–	–	–	–	410,748	–	–	17,296,598
Rosenfeld, Irene	–	AIP	2,400,000	4,800,000	–	–	–	–	–	–
	02/16/2017	Performance Share Units	–	–	189,070	378,140	–	–	–	8,157,425
	02/16/2017	Stock Options	–	–	–	–	–	315,110	43.20	2,709,946
Gladden, Brian	–	AIP	900,000	1,800,000	–	–	–	–	–	–
	02/16/2017	Performance Share Units	–	–	81,600	163,200	–	–	–	3,520,632
	02/16/2017	Stock Options	–	–	–	–	–	136,000	43.20	1,169,600
	08/01/2017	Deferred Stock Units	–	–	–	–	114,630	–	–	5,000,161
Cofer, Timothy	–	AIP	700,000	1,400,000	–	–	–	–	–	–
	02/16/2017	Performance Share Units	–	–	39,070	78,140	–	–	–	1,685,675
	02/16/2017	Stock Options	–	–	–	–	–	65,110	43.20	559,946
	08/01/2017	Deferred Stock Units	–	–	–	–	114,630	–	–	5,000,161
Pleuhs, Gerhard	–	AIP	556,000	1,112,000	–	–	–	–	–	–
	02/16/2017	Performance Share Units	–	–	29,520	59,040	–	–	–	1,273,640
	02/16/2017	Stock Options	–	–	–	–	–	49,190	43.20	423,034
Weber, Hubert	–	AIP	632,471	1,264,942	–	–	–	–	–	–
	02/16/2017	Performance Share Units	–	–	29,520	59,040	–	–	–	1,273,640
	02/16/2017	Stock Options	–	–	–	–	–	49,190	43.20	423,034

(1)	The table does not include a “threshold” column because under our 2017 AIP a zero payout was possible if threshold performance targets were not achieved and individual performance did not warrant a payout. Actual amounts under our 2017 AIP were settled in March 2018 and are disclosed in the Non–Equity Incentive Plan Compensation Annual Incentive Awards column in the 2017 Summary Compensation Table. The maximum amounts equal 200% of target. The amount for Mr. Weber is converted to U.S. dollars using the Exchange Rate.

(2)	No threshold column is included because a zero payout is possible if threshold performance targets are not achieved. The target number of units shown in the table reflects the number of shares of our Common Stock earned if performance is achieved at target levels. Actual shares earned for Mr. Van de Put’s make whole performance share units will be issued on January 1, 2020 and the 2017-2019 performance cycle shares will be issued no later than March 15, 2020 assuming threshold performance is achieved. All shares will be awarded net of applicable tax withholding. Dividend equivalents accrue during the performance cycle and will be paid out in cash, net of applicable tax withholding, based on the actual number of shares earned for the performance cycle, if any.

(3)	Dividend equivalents are generally paid on unvested deferred stock units at a similar time as dividends are paid to our shareholders.

(4)	The exercise price equals the closing price of our Common Stock on the grant date.

(5)	The amounts represent the grant date fair value of the awards as computed in accordance with FASB ASC Topic 718.

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  Executive Compensation Tables

2017 Outstanding Equity Awards at Fiscal Year-End

			Option Awards				Stock Awards
Name	Grant Date(1)	Stock Ticker	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
Van de Put, Dirk	11/20/2017	MDLZ	–	–	–	–	–	–	228,194	9,766,703
	11/20/2017	MDLZ	–	–	–	–	–	–	80,150	3,430,420
	11/20/2017	MDLZ	–	133,580	42.110	11/20/2027	–	–	–	–
	11/20/2017	MDLZ	–	–	–	–	349,135	14,942,978	–	–
Rosenfeld, Irene	02/20/2009	MDLZ	693,200	–	15.472	02/20/2019	–	–	–	–
	02/23/2010	MDLZ	570,900	–	19.076	02/21/2020	–	–	–	–
	02/23/2011	MDLZ	503,570	–	20.830	02/23/2021	–	–	–	–
	02/23/2012	MDLZ	521,950	–	24.869	02/23/2022	–	–	–	–
	02/20/2013	MDLZ	487,990	–	27.050	02/20/2023	–	–	–	–
	02/19/2014	MDLZ	335,140	–	34.165	02/19/2024	–	–	–	–
	02/18/2015	MDLZ	276,381	142,379	36.940	02/18/2025	–	–	–	–
	02/22/2016	MDLZ	–	–	–	–	–	–	233,790	10,006,212
	02/22/2016	MDLZ	128,584	261,066	39.700	02/22/2026	–	–	–	–
	02/16/2017	MDLZ	–	–	–	–	–	–	189,070	8,092,196
	02/16/2017	MDLZ	–	315,110	43.200	02/16/2027	–	–	–	–
Gladden, Brian	10/13/2014	MDLZ	341,120	–	32.980	10/13/2024	–	–	–	–
	02/18/2015	MDLZ	104,973	54,077	36.940	02/18/2025	–	–	–	–
	02/22/2016	MDLZ	–	–	–	–	–	–	88,800	3,800,640
	02/22/2016	MDLZ	48,836	99,154	39.700	02/22/2026	–	–	–	–
	02/16/2017	MDLZ	–	–	–	–	–	–	81,600	3,492,480
	02/16/2017	MDLZ	–	136,000	43.200	02/16/2027	–	–	–	–
	08/01/2017	MDLZ	–	–	–	–	114,630	4,906,164	–	–
Cofer, Timothy	02/23/2011	KHC	15,975	–	27.260	02/23/2021	–	–	–	–
	02/23/2012	KHC	27,073	–	32.540	02/23/2022	–	–	–	–
	02/20/2009	MDLZ	31,760	–	15.472	02/20/2019	–	–	–	–
	02/23/2010	MDLZ	38,640	–	19.076	02/21/2020	–	–	–	–
	02/23/2011	MDLZ	39,600	–	20.830	02/23/2021	–	–	–	–
	02/23/2012	MDLZ	67,110	–	24.869	02/23/2022	–	–	–	–
	02/20/2013	MDLZ	83,180	–	27.050	02/20/2023	–	–	–	–
	02/19/2014	MDLZ	73,180	–	34.165	02/19/2024	–	–	–	–
	02/18/2015	MDLZ	50,252	25,888	36.940	02/18/2025	–	–	–	–
	10/30/2015	MDLZ	–	–	–	–	108,320	4,636,096	–	–
	02/22/2016	MDLZ	–	–	–	–	–	–	42,510	1,819,428
	02/22/2016	MDLZ	23,380	47,470	39.700	02/22/2026	–	–	–	–
	02/16/2017	MDLZ	–	–	–	–	–	–	39,070	1,672,196
	02/16/2017	MDLZ	–	65,110	43.200	02/16/2027	–	–	–	–
	08/01/2017	MDLZ	–	–	–	–	114,630	4,906,164	–	–

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  Executive Compensation Tables

			Option Awards				Stock Awards
Name	Grant Date(1)	Stock Ticker	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
Pleuhs, Gerhard	02/20/2009	MDLZ	27,520	–	15.472	02/20/2019	–	–	–	–
	02/23/2010	MDLZ	29,340	–	19.076	02/21/2020	–	–	–	–
	02/23/2011	MDLZ	26,880	–	20.830	02/23/2021	–	–	–	–
	02/23/2012	MDLZ	22,520	–	24.869	02/23/2022	–	–	–	–
	02/20/2013	MDLZ	41,590	–	27.050	02/20/2023	–	–	–	–
	02/19/2014	MDLZ	43,910	–	34.165	02/19/2024	–	–	–	–
	02/18/2015	MDLZ	31,270	16,110	36.940	02/18/2025	–	–	–	–
	02/22/2016	MDLZ	–	–	–	–	–	–	28,340	1,212,952
	02/22/2016	MDLZ	15,585	31,645	39.700	02/22/2026	–	–	–	–
	02/16/2017	MDLZ	–	–	–	–	–	–	29,520	1,263,456
	02/16/2017	MDLZ	–	49,190	43.200	02/16/2027	–	–	–	–
Weber, Hubert	02/19/2014	MDLZ	36,590	–	34.165	02/19/2024	–	–	–	–
	02/18/2015	MDLZ	30,155	15,535	36.940	02/18/2025	–	–	–	–
	02/22/2016	MDLZ	–	–	–	–	–	–	28,340	1,212,952
	02/22/2016	MDLZ	15,585	31,645	39.700	02/22/2026	–	–	–	–
	02/16/2017	MDLZ	–	–	–	–	–	–	29,520	1,263,456
	02/16/2017	MDLZ	–	49,190	43.200	02/16/2027	–	–	–	–

(1)	The vesting schedule for all outstanding unvested stock and stock options is as follows:

Grant Date	Grant Type	Vesting Schedule
02/18/2015	Stock Options	First tranche (33%) vested on 02/18/2016, second tranche (33%) vested on 02/18/2017 and last tranche (34%) vested on 02/18/2018.
10/30/2015	Deferred Stock Units	100% of the award vests on 10/30/2018.
02/22/2016	Performance Share Units	100% of the award vests upon approval of the Compensation Committee subject to the satisfaction of the performance criteria. Distribution of any shares awarded will be no later than 3/15/2019.
02/22/2016	Stock Options	First tranche (33%) vested on 02/22/2017, second tranche (33%) vested on 02/22/2018 and last tranche (34%) vests on 02/22/2019.
02/16/2017	Performance Share Units	100% of the award vests upon approval of the Compensation Committee subject to the satisfaction of the performance criteria. Distribution of any shares awarded will be no later than 3/15/2020.
02/16/2017	Stock Options	First tranche (33%) vested on 02/16/2018, second tranche (33%) vests on 02/16/2019 and last tranche (34%) vests on 02/16/2020.
08/01/2017	Deferred Stock Units	50% vests on 08/01/2020 and remaining 50% vests on 08/01/2022.
11/20/2017	Performance Share Units

Consists of two performance share unit grants to Mr. Van de Put:

•   Grant in connection with commencement of employment (Grant A): 100% of Grant A (228,194 performance share units) vests on 01/01/2020 upon approval of the Compensation Committee subject to the satisfaction of the performance criteria. Distribution of any shares awarded will be no later than 3/15/2020.

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Grant Date	Grant Type	Vesting Schedule

•   2017 Annual Equity Grant (Grant B): 100% of Grant B (80,150 performance share units) vests upon approval of the Compensation Committee subject to the satisfaction of the performance criteria. Distribution of any shares awarded will be no later than 3/15/2020.

11/20/2017	Stock Options	First tranche (33%) vested on 02/16/2018, second tranche (33%) vests on 02/16/2019 and last tranche (34%) vests on 02/16/2020.
11/20/2017	Deferred Stock Units	102,687 shares vest on 11/20/2018 and 246,448 shares vest on 11/20/2019.

(2)	The market value of unearned shares is based on the December 29, 2017 closing price of $42.80.

(3)	Amount assumes target performance goals are achieved. The actual number of shares awarded ranges between 0% and 200% depending on actual performance for the performance cycle with the exception of the grant in connection with Mr. Van de Put’s commencement of employment (see Grant A above). The actual number of shares awarded for Grant A ranges between 0% and 125%.

2017 Options Exercised and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Van de Put, Dirk	–	–	61,613	2,721,240
Rosenfeld, Irene	524,000	11,151,401	278,089	12,342,209
Gladden, Brian	–	–	137,476	6,234,108
Cofer, Tim	23,760	629,908	53,020	2,487,792
Pleuhs, Gerhard	22,080	542,314	32,672	1,447,788
Weber, Hubert	18,130	322,714	30,345	1,346,765

(1)	The amounts shown are calculated based on the fair market value of the Common Stock on the date of exercise.

(2)	The amounts shown are calculated based on the fair market value of the Common Stock on the date of vesting include the value of shares awarded for the 2015-2017 performance cycle based on actual performance for the cycle, which ended on December 31, 2017, and the December 29, 2017 closing price of $42.80. The amounts also include earned dividend equivalents for deferred stock units and accrued dividend equivalents for performance share units based on the actual share award for the 2015-2017 performance cycle. The amounts shown include the following:

•	Mr. Van de Put: $76,810 in dividend equivalent payments for his 2017 deferred stock unit grant.

•	Ms. Rosenfeld: $460,109 in accrued dividend equivalents for her actual share award for the 2015-2017 performance cycle.

•	Mr. Gladden: $50,437 in dividend equivalent payments for his 2017 deferred stock unit grant and $299,698 in accrued dividend equivalents for his actual share award for the 2015-2017 performance cycle.

•	Mr. Cofer: $139,260 in dividend equivalent payments for his 2015 and 2017 deferred stock unit grants and $83,668 in accrued dividend equivalents for his actual share award for the 2015-2017 performance cycle.

•	Mr. Pleuhs: $52,063 in accrued dividend equivalents for his actual share award for the 2015-2017 performance cycle.

•	Mr. Weber: $50,195 in accrued dividend equivalents for his actual share award for the 2015-2017 performance cycle.

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  Executive Compensation Tables

2017 Pension Benefits

Name(1)	Plan Name	Number of Years of Credited Service(2) (#)	Present Value of Accumulated Benefits(3) ($)	Payments During Last Fiscal Year ($)
Rosenfeld, Irene	Mondelēz Global LLC Retirement Plan	35.2	1,877,096	–
	Mondelēz Global LLC Supplemental Benefits Plan I	35.2	35,516,479	–
	Mondelēz Global LLC Supplemental Benefits Plan II	1.7	2,029,259	–
Cofer, Timothy	Mondelēz Global LLC Retirement Plan	25.5	986,525	–
	Mondelēz Global LLC Supplemental Benefits Plan I	25.5	5,757,350	–
Pleuhs, Gerhard	Mondelēz Germany 1996 Plan	31.4	9,368,424	291,620
Weber, Hubert	Mondelēz Germany 1996 Plan	29.2	7,025,506	–

(1)	No U.S.-based salaried employee hired after 2008 or localized to the United States after 2015 is eligible to participate in the Mondelēz Global LLC Retirement Plan. Therefore, no amounts are shown for Mr. Van de Put, Mr. Gladden or Mr. Pleuhs. Mr. Pleuhs and Mr. Weber are participants in the Mondelēz Germany 1996 Plan.

(2)	The years of credited service under the plans are equivalent to the years of total service for each NEO except for Mr. Pleuhs through December 31, 2017. For Mr. Pleuhs, the years of credited service is through August 31, 2016 when he localized to the United States and retired from Mondelēz Germany.

(3)	For Ms. Rosenfeld and Mr. Cofer, the amounts reflect the actuarial present value of benefits accumulated under the respective retirement plans, in accordance with the same assumptions and measurement dates disclosed in Note 9 to the consolidated financial statements contained in our 2017 Form 10-K. The assumptions for each of the plans are as follows:

•	Assumes commencement at the earliest age that participants would be eligible for an unreduced pension benefit, which is age 62, and are discounted for current age;

•	Measurement date of December 31, 2017;

•	Discount rate of 3.69% (Mondelēz Global LLC Retirement Plan) and 3.64% (Mondelēz Global LLC Supplemental Benefits Plan I and II); and

•	RP2014 Mortality Table Projected on a Generational Basis with MP2017.

For Mr. Pleuhs and Mr. Weber, the amounts reported reflect the actuarial present value of benefits accumulated under the Mondelēz Germany 1996 Plan. The plan’s currency is euros and for purposes of this table, the plan values have been converted to U.S. dollars using the Exchange Rate. The assumptions for each of the plans are as follows:

•	Assumes commencement at the earliest age that participants would be eligible for an unreduced pension benefit and are discounted for current age;

•	Measurement date of December 31, 2017; and

•	Discount rate of 1.76% (Average US GAAP PBO discount rate).

Retirement Benefit Plan Descriptions

Mondelēz Global LLC Retirement Plan – Ms. Rosenfeld and Mr. Cofer

Eligibility for this plan is limited to U.S.-based employees who were eligible for the Kraft Foods Group, Inc. Retirement Plan before our October 1, 2012 spin-off of KFG. As a result, only full-time and part-time U.S. employees, including our NEOs, hired by the Company before January 1, 2009 or localized to the United States before 2016 are participants in this funded non-contributory, tax-qualified defined benefit plan.

Benefits under this plan are payable upon retirement in the form of an annuity or a lump sum. Normal retirement under this plan is defined as age 65 with five years of vesting service. If a participant elects to receive a distribution prior to normal retirement, benefits are subject to reduction. Participants vest on completing five years of service.

Benefits under the plan generally accrue based on:

•	1.3% of final average pay up to the Social Security covered compensation amount multiplied by years of service up to 30; plus

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•	1.675% of final average pay in excess of the Social Security covered compensation amount, multiplied by years of service up to 30; plus

•	0.5% of final average pay multiplied by years of service in excess of 30.

Final average pay is defined as the greater of (a) the average of an executive officer’s salary plus annual bonus during the last 60 consecutive months of service before separation and (b) the five highest consecutive calendar years of salary plus annual bonus out of the last ten years prior to separation. Social Security covered compensation is an amount equal to the average of the Social Security taxable wage bases for the 35-year period that ends in the year the participant reaches age 65. (If the participant was born between 1938 and 1954, the 35-year average ends in the year the participant reaches age 66. If the participant was born after 1954, the 35-year average ends in the year the participant reaches age 67.) The Internal Revenue Service has established certain limits on how much employees may receive from this plan.

Employees hired before January 1, 2004 with at least ten years of service are eligible to retire under this plan at age 55. The benefits payable to employees eligible to retire before age 62 are reduced by 3% each year (maximum 20%) between age 62 and the year that the employee retires. Ms. Rosenfeld was eligible to retire with unreduced benefits under the Mondelēz Global LLC Retirement Plan as of December 31, 2017.

Mondelēz Global LLC Supplemental Benefits Plan I – Ms. Rosenfeld and Mr. Cofer

We offer an unfunded, non-qualified pension plan as part of the Mondelēz Global LLC Supplemental Benefits Plan I to make affected U.S.-based executives whole where they are not able to receive a benefit to which they would otherwise be entitled under the Mondelēz Global LLC Retirement Plan due to its status as a tax-qualified plan. If the executive’s qualified pension plan benefit would be limited due to qualified plan compensation or benefit limits under the Code, then the non-qualified pension plan provides the executive with the total pension benefit to which the executive would be entitled absent the applicable qualified plan limits under the Code offset by the benefit payable under the qualified pension plan. Similarly, if the executive deferred base salary or incentive compensation under the Mondelēz Global LLC Executive Deferred Compensation Plan, then the deferred compensation is considered non-qualified earnings and the pension benefit relating to the deferred compensation is payable from the non-qualified pension plan. Only employees who have an accrued benefit under our tax-qualified pension plan are eligible to receive a supplemental non-qualified pension benefit under our non-qualified pension plan.

Employees hired before January 1, 2004 with at least ten years of service are eligible to retire under our non-qualified pension plan at age 55. The benefits payable to employees eligible to retire before age 62 are reduced by 3% each year (maximum 20%) between age 62 and the year that the employee retires. Ms. Rosenfeld was eligible to retire with unreduced benefits under the Mondelēz Global LLC Supplemental Benefits Plan I as of December 31, 2017.

Mondelēz Global LLC Supplemental Benefits Plan II – Ms. Rosenfeld

Ms. Rosenfeld’s employment offer letter provided her with credited service during the period she was not working for the Company between 2004 and 2006. This enhanced pension benefit was part of a broader incentive program designed to compensate Ms. Rosenfeld for the forfeiture of benefits at her prior employer, as well as to encourage her to return to the Company.

Ms. Rosenfeld was eligible to retire with unreduced benefits under the Mondelēz Global LLC Supplemental Benefits Plan II as of December 31, 2017.

Mondelēz Germany 1996 Plan – Mr. Pleuhs and Mr. Weber

Generally, benefits under the 1996 Plan are payable upon retirement in the form of an annuity. The plan defines normal retirement age by reference to the age that the employee is eligible for unreduced pension benefits under the German Social Security program (age 65 to 67 depending upon the employee’s birth year).

The monthly pension benefit under the plan is determined under the following formula:

•	0.4% of monthly pensionable earnings up to the Social Security Contribution Ceiling multiplied by years of pension service; plus

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•	1.5% of monthly pensionable earnings in excess of the Social Security Contribution Ceiling, multiplied by years of pension service.

Monthly pensionable earnings are the average monthly salary the employee earned in the last calendar year of employment or 1/12 of final annual basic salary. The Social Security Contribution Ceiling is the ceiling in effect for the last calendar year prior to the employee’s retirement.

Mr. Pleuhs and Mr. Weber are participants in a broad-based pension benefit plan sponsored by Mondelēz Germany. In accordance with his terms of employment, Mr. Pleuhs ceased accruing additional benefits and began receiving his monthly annuity benefit payments as a result of his retirement from Mondelēz Germany. Mr. Weber currently works as an expatriate employee in Switzerland. However, as an employee of Mondelēz Germany, he remains a participant in the plan accruing additional benefits.

2017 Non-Qualified Deferred Compensation Benefits

Name	Plan	Executive Contributions in 2017(1) ($)	Registrant Contributions in 2017(2) ($)	Aggregate Earnings in 2017(3) ($)	Aggregate Withdrawals/ Distributions in 2017 ($)	Aggregate Balance as of December 31, 2017(4) ($)
Van de Put, Dirk	Supplemental Benefits Plan I	–	–	–	–	–
Rosenfeld, Irene	Supplemental Benefits Plan I	237,912	178,434	119,082	–	5,985,342
Gladden, Brian	Supplemental Benefits Plan I	97,140	145,710	12,625	–	708,838
Cofer, Timothy	Supplemental Benefits Plan I	82,440	61,830	21,822	–	1,129,069
	Executive Deferred Compensation Plan	–	–	74,779	–	418,244
Pleuhs, Gerhard	Supplemental Benefits Plan I	–	48,600	761	–	56,446
	Mondelēz Germany Deferred Compensation Plan(5)	–	–	82,607	3,553,443	1,459,356
Weber, Hubert	Mondelēz Germany Deferred Compensation Plan(6)	–	–	–	–	–

(1)	Base salary and 2017 AIP deferrals are included in the 2017 Summary Compensation Table. The 2017 deferred compensation amounts attributable to base salary and 2017 AIP awards for participating NEOs are as follows:

Name	Plan	Base Salary ($)	AIP Award ($)
Mr. Van de Put	Supplemental Benefits Plan I	–	–
Ms. Rosenfeld	Supplemental Benefits Plan I	79,800	158,112
Mr. Gladden	Supplemental Benefits Plan I	43,615	53,525
Mr. Cofer	Supplemental Benefits Plan I	42,404	40,036
Mr. Pleuhs	Supplemental Benefits Plan I	–	–
Mr. Weber	Mondelēz Germany Deferred Compensation Plan	–	–

(2)	The amounts in this column are also included in the “All Other Compensation” column in the 2017 Summary Compensation Table.

(3)	The amounts in this column are at market rates with the exception of the Mondelēz Germany Deferred Compensation Plan, which uses a rate determined by the plan. The amount reported for Mr. Pleuhs includes $7,848 that is also reported in the Summary Compensation Table and constitutes an above-market interest crediting rate.

(4)	The aggregate balance includes amounts that were reported as compensation for our NEOs in prior years. Amounts reported attributable to base salary, AIP awards or all other compensation that were reported in the Summary Compensation Table of previously filed proxy statements for the participating NEOs are as follows: Mr. Van de Put – $0; Ms. Rosenfeld – $3,973,926; Mr. Gladden – $445,050; Mr. Cofer – $939,942; Mr. Pleuhs – $0 and Mr. Weber – $0.

(5)	The actual currency used for this plan is the euro. For purposes of this Table, the amounts in euros have been converted to U.S. dollars using the Exchange Rate. The aggregate balance as of December 31, 2017 of $1,459,356 is under the annex to the plan, described below under the Mondelēz Germany Deferred Compensation Plan.

(6)	Although Mr. Weber is eligible for this plan, he has not previously elected to defer compensation under the plan.

Mondelēz Global LLC Supplemental Benefits Plan I

Because the Code limits the amount that may be contributed to our U.S. tax-qualified defined contribution plan on behalf of an employee, we offer our U.S.-based NEOs a supplemental defined contribution program under the Mondelēz Global LLC Supplemental Benefits Plan I. This is an unfunded non-qualified plan that allows eligible employees to defer a portion of their annual compensation (base salary and AIP awards) and receive corresponding matching amounts to the extent that their contributions to the tax-qualified defined contribution plan

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(and the corresponding matching contributions) are limited by Code Sections 401(a)(17) or 415. In addition, employees hired after 2008 or localized to the United States after 2015, who are not otherwise eligible to participate in the Mondelēz Global LLC Retirement Plan, receive an additional non-elective Company contribution to the Mondelēz Global LLC Supplemental Benefits Plan I, equal to 4.5% of the eligible compensation. The timing of distributions depends on whether the amount distributed is subject to Code Section 409A. For distributions not subject to Code Section 409A, the distribution will be made in accordance with the employee’s distribution election. For distributions subject to Code Section 409A, employees will receive their account balances in a lump sum soon after separation from service. (An employee who is a “specified employee” for purposes of Code Section 409A will have the lump sum delayed for six months.) Amounts deferred and notional employer matching contributions earn the same notional rate of return as the Income Fund, which is a market rate investment option available to participants in the U.S. tax-qualified defined contribution plan. The rate of return under this investment option in 2017 was 2.08%.

Mondelēz Global LLC Executive Deferred Compensation Plan

The Mondelēz Global LLC Executive Deferred Compensation Plan (the “MEDCP”) is a non-qualified plan that allows our U.S.-based NEOs to defer, on a pre-tax basis, up to 50% of salary and up to 100% of their AIP award. The notional investment options are similar to those offered to participants in our U.S. tax-qualified defined contribution plan. An executive who elects to defer compensation must decide whether to defer receipt of the compensation until the executive’s separation from service, as determined under Code Section 409A, or to receive a distribution while still employed with the Company. Distributions may be made in a lump sum or annual installments of between two and ten years. (An executive who is a “specified employee” for purposes of Code Section 409A will have the distribution delayed for six months following a separation from service.)

The notional investment options available to the executives under the MEDCP are selected by the Company and may be changed from time to time. Participants are permitted to change their investment elections at any time on a prospective basis. The table below shows the available notional investment options under the MEDCP and their annual rate of return for the calendar year ended December 31, 2017.

Name of Fund	Annual Return
Vanguard Developed Markets Index Admiral (VTMGX)	26.40%
Vanguard Emerging Mkts Stock Index Admiral (VEMAX)	31.38%
Vanguard Inflation Protected Sec Admiral (VAIPX)	2.91%
Vanguard LifeStrategy Moderate Growth Inv (VSMGX)	15.04%
Vanguard Federal Money Market Fund (VMFXX)	0.81%
SSgA S&P 500 Index (SVSPX)	21.68%
Vanguard Extended Market Index Admiral (VEXAX)	18.11%
Vanguard Short Term Treasury Admiral (VFIRX)	0.40%

Mondelēz Germany Deferred Compensation Plan

The Mondelēz Germany Deferred Compensation Plan is offered to eligible executives employed by Mondelēz Germany. Under the plan, if an eligible executive elects to defer all or a portion of the bonus awarded to the executive for the year, Mondelēz Germany supplements the executive’s bonus deferral with an amount –10 percent of the executive’s full bonus award for the year. The amount for the year (bonus deferred by the executive and company supplemental amount) is credited with 6 percent interest from the year of deferral until the executive reaches age 60 – the plan’s normal retirement age. The plan’s default distribution is 10 annual installments with a 4 percent per year interest crediting on any remaining balance; however, the executive may elect a lump sum distribution in lieu of installments. Plan distribution occurs or commences after the executive retires from Mondelēz Germany following age 60 – even if the executive remains employed within the Mondelēz Group.

An annex to the Mondelēz Germany Deferred Compensation Plan was created for eligible executives employed by Mondelēz Germany who work for a subsidiary of Mondelēz International, Inc. in the United States, but remain on German payroll. The provisions under the annex are the same as the Mondelēz Germany Deferred Compensation Plan, with the exception that distribution under the annex is a lump sum which is distributed no later than 90 days following the date the executive attains age 65.

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Potential Payments Upon Termination or Change in Control

The narrative and tables below describe the potential payments to each NEO upon certain terminations, including following a change in control. In accordance with SEC rules, all information described in this section is presented as if the triggering events occurred on December 31, 2017. Ms. Rosenfeld is not included in the tables as she ceased being an executive officer after she stepped down as CEO on November 20, 2017 in advance of her April 1, 2018 retirement.

Involuntary Termination Without Cause (Non-Change in Control Event)

Generally, we do not enter into ongoing agreements with our NEOs that provide for separation benefits on the NEO’s departure from the Company. However, if we involuntarily terminate an NEO without cause outside of a change in control event, we expect that in most cases the Compensation Committee would offer separation benefits as consideration for protections we would likely seek such as a release of claims and entering into non-compete, non-solicitation and confidentiality agreements. More specifically,

•	U.S. Salaried NEOs (other than Mr. Van de Put): We expect to treat our U.S. salaried NEOs at least comparably to other U.S. salaried employees whom we involuntarily terminate without cause. For U.S. salaried employees such as our NEOs, our severance plan provides an employee whose job is eliminated with severance pay of up to 12 months based on length of service.

•	Mr. Weber: Because he is an employee of Mondelez Germany, Mr. Weber’s separation benefits are comparable to those offered to our other German employees whom we involuntarily terminate without cause.

The following chart reflects the typical separation benefits that may be offered to a U.S. NEO (other than Mr. Van de Put1) whom we involuntarily terminate without cause. The Compensation Committee would determine actual terms and conditions based on the particular facts in a specific case.

Severance Benefits	• CEO[1]: 24 months of base salary. • All other NEOs: 12 months of base salary. • Payment in a lump sum.
Pension, Health and Welfare Benefits	• No pension crediting or continuation of health and welfare benefits coverage.
Outplacement Services	• Outplacement services for up to 12 months.
Treatment of AIP Award	• Prorated AIP award based on actual business performance results and target individual performance.
Treatment of PSU Grants

•    Outstanding PSU grants are generally forfeited. However, our Compensation Committee may exercise discretion to vest some or all of the grants subject to actual Company performance for the full performance cycle.

•    Generally, for employees, including NEOs, eligible for retirement (minimum age 55 with at least ten years of service), their PSU grants made on or after February 22, 2016 pro rata vest, subject to actual Company performance, based on the number of months of active employment during the applicable performance cycle.

Treatment of Restricted Stock or Deferred Stock Unit Grants

•    Outstanding restricted stock and deferred stock unit grants are generally forfeited; however, our Compensation Committee may exercise discretion to accelerate vesting of some or all of the grants.

•    Generally, for employees, including NEOs, eligible for retirement (minimum age 55 with at least ten years of service), their deferred stock unit grants made on or after February 22, 2016 pro rata vest based on the number of months of active employment during the vesting period.

Treatment of Stock Options

•    Unvested stock option grants are generally forfeited; however, our Compensation Committee may exercise discretion to accelerate vesting of some or all of the grants.

•    Generally, for employees, including NEOs, eligible for retirement (minimum age 55 with at least ten years of service), their stock option grants made on or after February 22, 2016 continue to vest under the original vesting schedule, provided the employee is actively employed for at least 90 days following the grant date.

•    An individual who is eligible for retirement has the remaining full term to exercise vested options. An individual who is involuntarily terminated without cause who is not retirement eligible has until the earlier of 12 months from termination or the end of the term to exercise vested options.

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(1)	Per Mr. Van de Put’s offer of employment, his separation benefits will be calculated as noted below assuming he involuntarily terminates employment without cause on or before November 20, 2019. If he involuntarily terminates employment without cause after November 20, 2019, he would receive 24 months of base salary as separation pay which is consistent with the severance benefits for our previous CEO.

Potential Payout Upon an Involuntary Termination Without Cause at Fiscal Year-End 2017

Name	Separation Pay(1) ($)	Annual Incentive Award(2) ($)	Value of Unvested PSU Grants(3) ($)	Value of Unvested Stock Grants(4) ($)	Value of Unvested Stock Options(4) ($)	Outplacement Services(5) ($)	Total ($)
Van de Put, Dirk	7,250,000	1,032,464	13,197,123	14,942,978	92,170	12,500	36,527,235
Gladden, Brian	900,000	854,453	–	–	–	12,500	1,766,953
Cofer, Timothy	875,000	664,574	–	–	–	12,500	1,552,074
Pleuhs, Gerhard	695,000	527,862	1,229,787	–	98,099	12,500	2,563,248
Weber, Hubert	1,909,509	630,737	1,229,787	–	98,099	17,968	3,886,100

(1)	Per Mr. Van de Put’s offer of employment, the amount reflects 24 months of base salary and 24 months of target awards under our AIP. The amounts reflect 12 months of base salary for the other NEOs except Mr. Weber. The amount for Mr. Weber is based on a formula applied to other German employees and is converted to U.S. dollars using the Exchange Rate.

(2)	The amounts reflect prorated 2017 AIP awards assuming the final corporate rating of 92% and target individual performance, except for Mr. Weber, where the amount reflects his prorated target award under our 2017 AIP converted to U.S. dollars using the Exchange Rate.

(3)	Per the terms of the grants made to Mr. Van de Put in connection with his offer of employment, the amount reflects the full value, assuming target performance, of his PSU grants received at the time of his commencement of employment. The PSUs earned are based on actual Company performance during their respective performance cycles. Since Mr. Pleuhs and Mr. Weber are retirement eligible under the terms of the PSU grant, the amounts reflect a prorated target PSU grant for the 2016-2018 and 2017-2019 performance cycles. All amounts are based on a December 29, 2017 closing stock price of $42.80.

(4)	Per the terms of the grants made to Mr. Van de Put in connection with his offer of employment, the amounts reflect the value of his outstanding unvested deferred stock units and stock options received at the time of his commencement of employment. Since Mr. Pleuhs and Mr. Weber are retirement eligible under the terms of the stock option grant, the amounts reflect the intrinsic value of their full 2016 and 2017 stock option grants. All amounts are based on a December 29, 2017 closing stock price of $42.80.

(5)	The amount for Mr. Weber is converted to U.S. dollars using the Exchange Rate.

“Double Trigger” Change in Control Arrangements

NEOs are not eligible for any benefit solely upon a change in control. Our CIC Plan for senior executive officers, including the NEOs, provides for certain benefits upon an involuntary termination of employment without “Cause” or voluntary termination for “Good Reason” within two years following a change in control. To receive any benefits under the CIC Plan, a participant must abide by certain restrictive covenants, including a non-compete and non-solicitation for one year following termination.

Additionally, the Equity Plan also provides for the treatment of unassumed outstanding equity grants following a change in control and assumed outstanding equity grants upon an involuntary termination of employment without “Cause” or voluntary termination for “Good Reason” within two years following a change in control.

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The key elements of the CIC Plan and Equity Plan assuming a “double trigger” event are described in the table below.

Plan Element	Description
Definition of Change in Control

Subject to certain exceptions, the occurrence of one of the conditions below:

•    Acquisition of 20% or more of our outstanding voting securities;

•    Changes to Board membership during any consecutive 24-month period that results in less than 50% of the current Board members elected to the Board;

•    After the reorganization, merger, statutory share exchange or consolidation or any other material transaction involving the Company or any of our subsidiaries, over 50% of outstanding voting securities are not owned by Company shareholders; or

•    Complete liquidation of Mondelēz International or the sale of all or substantially all of our assets.

Definition of “Cause”

Subject to certain exceptions, the occurrence of one of the conditions below:

•    Continued failure to substantially perform the participant’s job duties (other than resulting from incapacity due to disability);

•    Gross negligence, dishonesty or violation of any reasonable rule or regulation of the Company where the violation results in significant damage to the Company; or

•    Engaging in other conduct which adversely reflects on Company in any material respect.

Definition of “Good Reason”	• Material reduction in job duties; • Material reduction in compensation; • Relocation beyond 50 miles; or • Failure to assume the obligations under the CIC Plan or Equity Plan.
Severance and Benefits Amounts

•    CEO: 2.99 times base salary plus target annual incentive payable by the Company in a lump sum;

•    All other NEOs: two times base salary plus target annual incentive payable by the Company in a lump sum;

•    Additional credited years of pension service (if applicable) and welfare benefits equal to three years for the CEO and two years for the other NEOs;

•    Continuation of financial counseling and car allowances for three years for the CEO and two years for the other NEOs; and

•    Outplacement services up to two years following the termination.

Treatment of AIP Awards and PSU Grants

•    NEO is eligible to receive cash payments representing the NEO’s award under the AIP and the NEO’s outstanding PSU grants paid at target levels, each on a pro rata basis for service during the performance cycle, except where at least fifty percent of the performance cycle has elapsed for outstanding PSUs resulting in a cash payment equal to the target level.

Treatment of Equity Grants	• Restricted stock, deferred stock units and unvested stock option grants vest. Participants have the full-term to exercise all stock options, including those previously vested.
Maximum CIC Plan Benefit/No Gross Up for Payment of Excise Tax

•    The maximum benefit under the CIC Plan or otherwise is the greater of the full benefit or a reduced benefit that does not trigger the excise tax under Code Section 4999 as determined on an after-tax basis for each.

Potential Payout Upon a Termination Following a Change in Control at Fiscal Year-End 2017

The table below was prepared as if each of our NEOs covered under our CIC Plan and Equity Plan were involuntarily terminated without cause or voluntarily terminated for Good Reason immediately following a change in control on December 31, 2017.

Name	Separation Payment(1) ($)	Annual Incentive Award(2) ($)	Value of Unvested PSU Grants(3) ($)	Value of Unvested Stock Grants(4) ($)	Value of Unvested Stock Options(4) ($)	Health & Welfare Continuation(5) ($)	Continuation of Benefits(6) ($)	Present Value of Additional Retirement Plan Benefits(7) ($)	Total ($)
Van de Put, Dirk	10,838,750	1,084,521	13,197,123	14,942,978	92,170	37,687	124,999	–	40,318,228
Gladden, Brian	3,600,000	897,534	11,969,448	4,906,164	624,269	23,251	70,000	–	22,090,666
Cofer, Timothy	3,150,000	698,082	4,332,359	9,542,260	298,861	26,246	70,000	533,885	18,651,693
Pleuhs, Gerhard	2,502,000	554,477	2,850,908	–	192,504	25,990	70,000	–	6,195,879
Weber, Hubert	2,846,115	630,737	2,807,252	–	189,135	–	71,066	481,200	7,025,505

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(1)	The amounts reflect 2.99 times base salary plus target annual incentive for Mr. Van de Put and two times base salary plus target annual incentive for all other NEOs. The amount for Mr. Weber is converted to U.S. dollars using the Exchange Rate.

(2)	The amounts reflect prorated target awards under our 2017 AIP. The amount for Mr. Weber is converted to U.S. dollars using the Exchange Rate.

(3)	Per the terms of the grants made to Mr. Van de Put in connection with his offer of employment, the amount reflects the full value, assuming target performance, of his PSU grants received at the time of his commencement of employment. The amounts for all other NEOs reflect target PSU grants for the 2015-2017 and 2016-2018 performance cycles, as well as prorated target PSU grants for the 2017-2019 performance cycle. All amounts are based on a December 29, 2017 closing stock price of $42.80.

(4)	The amounts reflect the value of the immediate vesting of all outstanding unvested restricted stock and deferred stock unit grants and outstanding unvested stock options. All amounts are based on a December 29, 2017 closing stock price of $42.80.

(5)	The amounts reflect our cost for providing medical, dental, vision, long-term disability and life insurance premiums for three years for Mr. Van de Put and two years for all other NEOs except Mr. Weber. As a German employee, Mr. Weber would not receive health and welfare continuation benefits.

(6)	The amounts reflect the value for continuation of the financial counseling allowance (three years for Mr. Van de Put valued at $30,000 and two years for all other NEOs valued at $15,000), car allowance (three years for Mr. Van de Put valued at $69,999, two years for Mr. Weber valued at $26,066 and two years for all other NEOs valued at $30,000) and outplacement services (two years for Mr. Weber valued at $30,000 and two years for all other NEOs valued at $25,000). The car allowance amount for Mr. Weber was converted to U.S. dollars using the Exchange Rate.

(7)	The amount reflects an additional two years of pension accrual for Mr. Cofer and Mr. Weber. Mr. Van de Put, Mr. Gladden and Mr. Pleuhs are not currently pension eligible. The amount for Mr. Weber is converted to U.S. dollars using the Exchange Rate.

Potential Payout Upon Other Types of Separations

Death or Disability. If an NEO terminates employment due to death or disability, all of that NEO’s outstanding unvested restricted stock, deferred stock units and stock option grants would vest. In addition, the NEO (or beneficiary) would become eligible for prorated awards under the AIP and outstanding PSU grants.

The table below describes the estimated value of such payments based on a December 31, 2017 termination due to death or disability.

Name	Annual Incentive Award(1) ($)	Value of Unvested PSU Grants(2) ($)	Value of Unvested Stock Grants(3) ($)	Value of Unvested Stock Options(3) ($)	Total ($)
Van de Put, Dirk	1,084,521	13,197,123	14,942,978	92,170	29,316,792
Gladden, Brian	897,534	10,702,568	4,906,164	624,269	17,130,535
Cofer, Timothy	698,082	3,725,883	9,542,260	298,861	14,265,086
Pleuhs, Gerhard	554,477	2,446,591	–	192,504	3,193,571
Weber, Hubert	630,737	2,402,935	–	189,135	3,222,807

(1)	The amounts reflect prorated target awards under our 2017 AIP. The amount for Mr. Weber is converted to U.S. dollars using the Exchange Rate.

(2)	Per the terms of the grants made to Mr. Van de Put in connection with his offer of employment, the amount reflects the full value, assuming target performance, of his PSU grants received at the time of his commencement of employment. The PSUs earned are based on actual Company performance during the performance cycles. The amounts reflect target PSU grants for the 2015-2017 performance cycle, as well as prorated target PSU grants for the 2016-2018 and 2017-2019 performance cycles. All amounts are based on a December 29, 2017 closing stock price of $42.80.

(3)	The amounts reflect the value of the immediate vesting of all outstanding unvested deferred stock unit grants and outstanding unvested stock options. All amounts are based on a December 29, 2017 closing stock price of $42.80.

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Retirement (generally retirement on or after age 55 with at least 10 years of service, subject to local country laws). If an NEO terminates employment due to retirement:

Element	Treatment
AIP	Eligible for a prorated award under AIP.
Unvested Deferred Stock Units	Pro rata vest based on the number of months employed during the vesting period.
Unvested Stock Options	Continue to vest per the original vesting schedule, provided the employee is actively employed for three months following the grant date.
Unvested PSUs

•    Grants made on or after February 22, 2016: Pro rata vest based on the number of months employed during the applicable performance period, subject to actual Company performance.

•    Grants made prior to February 22, 2016: Compensation Committee would exercise discretion as to vesting of any outstanding PSUs.

Mr. Pleuhs and Mr. Weber are our only NEOs who were eligible for retirement treatment on December 31, 2017.

Human Resources and Compensation Committee Report for the Year Ended December 31, 2017

The Compensation Committee oversees the compensation programs on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on that review and discussion, the Compensation Committee recommended that the Board include the Compensation Discussion and Analysis in the Proxy Statement to be filed with the SEC in connection with the Annual Meeting and incorporate it by reference in the Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 9, 2018.

Human Resources and Compensation Committee:

Lois D. Juliber, Chair

Lewis W.K. Booth

Charles E. Bunch

Mark D. Ketchum

Ruth J. Simmons*

Jean-François M. L. van Boxmeer

*	Dr. Simmons served as a member of the Compensation Committee through her November 29, 2017 resignation and participated in the compensation actions described under “Compensation Discussion and Analysis” until her resignation.

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CEO Pay Ratio

Our CEO to median employee pay ratio was calculated in accordance with Item 402(u) of Regulation S-K, and represents a reasonable estimate. We identified our median employee (“Median Employee”) by using 2017 base salaries, our consistently applied compensation measure, for all individuals who were employed by us on October 1, 2017, excluding our CEO, annualized for any employees who joined the Company during 2017.

To identify the compensation of our Median Employee, we determined the annual base salary for each of our 98,219 full-time, part-time, temporary and seasonal employees without applying any cost-of-living adjustments. We excluded 2,269 employees in Venezuela from our calculation as we do not report Venezuela in our consolidated financials. For an employee paid in a currency other than U.S. dollars, we converted annual base salary into U.S. dollars. We then applied the de minimis exemption excluding 4,610(1) non-U.S. employees who represented less than 5% of our population. After applying this exemption, we used base salary information for 93,609 of our employees.

Based on this data and process, we determined that our Median Employee was an hourly employee with annual total compensation of $42,893. The annual total compensation for Irene Rosenfeld, our CEO on October 1, 2017, as reported in the Summary Compensation Table was $17,304,919 which reflects CEO compensation she received for the full calendar year. Therefore, the ratio of our CEO’s annual total compensation to the Median Employee’s annual total compensation was 403 to 1.

Median employee compensation reflects that eight out of ten employees are located outside the U.S. and the significant use of part-time and seasonal employees throughout the year. As a global company that generates more than 75% of our sales internationally, our employees are located in more than 80 countries with a heavy presence in emerging markets. Five of our top six largest employee populations are in emerging market countries. Furthermore, over 63% of our workforce consists of hourly employees.

(1)	We excluded employees from the following countries: Algeria (300), Belarus (12), Bulgaria (548), Egypt (1,257), Ghana (47), Nigeria (692), Pakistan (312), Swaziland (300) and Ukraine (1,142).

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Ownership of Equity Securities

The following table shows the number of shares of Common Stock beneficially owned as of March 12, 2018, unless otherwise noted, by each director and NEO, as well as the number of shares beneficially owned by all of our current directors and executive officers as a group. None of the Common Stock owned by these individuals is subject to any pledge. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown.

Name of Beneficial Owner	Beneficially Owned Shares(1)	Deferred Stock Units/ Additional Underlying Units(2)	Total Shares/ Interests Held	Percent of Class(3)
Directors:
Booth, Lewis W.K.	15,900	24,372	40,272	*
Bunch, Charles E.	7,987	6,768	14,755	*
Crew, Debra A.	360	1,003	1,363	*
Juliber, Lois D.	2,309	45,109	47,418	*
Ketchum, Mark D.	–	49,710	49,710	*
May, Peter W.(4),(5)	18,801,262	1,003	18,802,265	1.3
Mesquita, Jorge S.	6,500	24,715	31,215	*
Neubauer, Joseph	25,000	14,196	39,196	*
Reynolds, Fredric G.	130,817	33,737	164,554	*
Shi, Christiana S.	–	9,357	9,357	*
Siewert, Patrick T.	–	24,517	24,517	*
van Boxmeer, Jean-François M. L.	2,267	30,133	32,400	*
Named Executive Officers:
Cofer, Timothy	691,346	222,950	914,296	*
Gladden, Brian	722,658	114,630	837,288	*
Pleuhs, Gerhard	477,029	–	477,029	*
Rosenfeld, Irene(6)	6,223,778	–	6,223,778	*
Van de Put, Dirk	76,798	349,135	425,933	*
Weber, Hubert	279,617	–	279,617	*
All directors and executive officers as a group (24 persons)(7)	29,251,893	1,010,205	30,262,098	2.0

*	Less than 1%

(1)	Includes stock options that are exercisable or will become exercisable within 60 days after March 12, 2018 as follows: Mr. Cofer –477,857; Mr. Gladden – 642,723; Mr. Pleuhs – 286,543; Ms. Rosenfeld – 3,892,665; Mr. Van de Put – 44,082; Mr. Weber – 129,683; and all other executive officers –1,125,324.

(2)	Includes deferred stock units granted under the 2006 Stock Compensation Plan for Non-Employee Directors and the Equity Plan. For a description of these deferred stock units, see “Compensation of Non-Employee Directors” above.

(3)	Based on 1,483,231,481 issued and outstanding shares of our Common Stock as of March 12, 2018.

(4)	Includes grants of 1,003 deferred stock units to Mr. May under the Equity Plan and 18,801,262 shares owned by certain funds and investment vehicles (collectively, the “Trian Entities”) managed by Trian Fund Management, L.P. (“Trian”), an institutional investment manager located at 280 Park Avenue, 41st Floor, New York, NY 10017. Trian determines the investment and voting decisions of the Trian Entities with respect to the shares of the company held by them. None of the 18,801,262 shares are held directly by Mr. May. Of such shares, approximately 17,958,762 shares are currently held in the ordinary course of business with other investment securities owned by the Trian Entities in co-mingled margin accounts with a prime broker, which prime broker may, from time to time, extend margin credit to certain Trian Entities, subject to applicable federal margin regulations, stock exchange rules and credit policies. Mr. May is a member of Trian Fund Management GP, LLC, which is the general partner of Trian, and therefore is in a position to determine the investment and voting decisions made by Trian on behalf of the Trian Entities. Accordingly, Mr. May may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Exchange Act) the shares owned by the Trian Entities. Mr. May disclaims beneficial ownership of such shares for all other purposes.

(5)	This number does not include 17,795 deferred stock units granted to Nelson Peltz under the 2006 Stock Compensation Plan for Non-Employee Directors and the Equity Plan during his time as a director of Mondelez International. Mondelez International will issue and distribute the actual shares six months after Mr. Peltz’s separation from service as a director. Mr. Peltz resigned from the Board effective March 1, 2018.

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  Ownership of Equity Securities

(6)	Includes 100 shares as to which Ms. Rosenfeld disclaims beneficial ownership, as the shares are held by her spouse.

(7)	This group includes, in addition to the individuals named in the table, Maurizio Brusadelli, Robin S. Hargrove, Alejandro R. Lorenzo, Karen J. May, Daniel P. Myers and Henry Glendon (Glen) Walter IV.

The following table displays information about persons we know were the beneficial owners of more than 5% of the issued and outstanding Common Stock as of December 31, 2017.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class Calculated Based on Shares of the Issued and Outstanding Common Stock as of March 12, 2018
BlackRock, Inc.(1) 55 East 52nd Street New York City, NY 10055	84,916,190	5.7
The Vanguard Group(2) 100 Vanguard Blvd. Malvern, PA 19355	99,896,791	6.7

(1)	Based on the Schedule 13G/A filed by BlackRock, Inc. on January 25, 2018 with the SEC. The Schedule 13G/A discloses that BlackRock, Inc., in its capacity as the parent holding company of certain subsidiaries, had sole voting power over 71,815,986 shares and sole dispositive power over 84,916,190 shares.

(2)	Based on the Schedule 13G/A filed by The Vanguard Group on February 9, 2018 with the SEC. The Schedule 13G/A discloses that The Vanguard Group, as investment advisor, had sole voting power over 2,101,725 shares, shared voting power over 350,143 shares, sole dispositive power over 97,506,531 shares and shared dispositive power over 2,390,260 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires executive officers, directors and persons who beneficially own more than 10% of our Common Stock to report to the SEC their ownership of Common Stock and changes in that ownership. We reviewed copies of reports filed pursuant to Section 16(a) of the Exchange Act and written representations from reporting persons. Based solely on that review, we believe that for the fiscal year ended December 31, 2017, all required reports under Section 16(a) were filed on a timely basis, except a report was not timely filed for the vesting in February 2017 of 632 deferred stock units held by Mr. Urdaneta, for which a Form 4 was filed in October 2017.

ITEM 2. Advisory Vote to Approve Executive Compensation

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and related SEC rules, and consistent with our shareholders’ preference (as indicated by vote at our 2011 Annual Meeting), the Board adopted a policy of providing shareholders an annual vote to approve, on an advisory (non-binding) basis, the compensation of our NEOs (commonly known as a “say-on-pay” vote).

Our executives – including our NEOs – are critical to our success. That is why we design our executive compensation programs to attract, retain and motivate superior executive talent. At the same time, we structure our executive compensation programs to focus on shareholders’ interests by incenting superior sustainable long-term performance. Under our executive compensation programs, we align pay and performance by making a significant portion of our NEOs’ compensation contingent on:

•	reaching specific annual and long-term performance measures; and

•	increasing shareholder value.

We also have strong compensation-related design and governance practices to protect our shareholders’ interests. Shareholders can find more information about these practices under “Board Committees and Membership – Human Resources and Compensation Committee” and “Compensation Discussion and Analysis.” These practices include:

•	substantial stock ownership and stock holding requirements for directors and executive officers that promote alignment of their interests with our shareholders’ interests;

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  ITEM 2. Advisory Vote to Approve Executive Compensation

•	a long-term incentive program that is 100% equity-based with our executives’ entire annual equity grant aligned with shareholders as 75% of our executives’ annual equity grant is in the form of performance share units and 25% is in the form of stock options;

•	89% of our CEO’s target total compensation being at-risk incentive-based pay, of which 72% is based on long-term performance;

•	63% of our other NEOs’ target total compensation based on long-term performance;

•	no payment of the tax liability associated with executive perquisites or related to benefits payable upon a “double trigger” event in connection with a change in control (i.e., no gross-ups);

•	significant risk mitigators, such as limits on incentive awards, use of multiple performance measures in our incentive plans, stock ownership and holding requirements, and an executive incentive compensation recoupment (clawback) policy; and

•	policies that prohibit hedging, pledging or short sales of Company shares.

In August 2017, Irene Rosenfeld, our CEO and Chairman of the Board since 2006, announced plans to retire and the Company and Board announced that Dirk Van de Put would succeed her as CEO in November 2017 and as Chairman in April 2018 The Compensation Committee, with advice from CAP, structured an offer for Mr. Van de Put to induce him to accept the Board’s offer and to quickly align Mr. Van de Put’s interests with those of our shareholders.

At the same, the Board made equity retention grants to two of our NEOs – Mr. Cofer and Mr. Gladden. The Board determined that these executives are instrumental to the continued success of the Company as well as in the successful transition of Mr. Van de Put into the CEO role. To incent these key executives to stay both during and through the transition, the Human Resources and Compensation Committee made retention equity grants of deferred stock units to Mr. Gladden and Mr. Cofer on August 1, 2017. Their retention provides leadership continuity for the organization internally as well as with external stakeholders. These grants vest 50% on the third anniversary of the grant date and 50% on the fifth anniversary of the grant date.

We encourage you to read the “Compensation Discussion and Analysis” beginning on page 40 and the “Executive Compensation Tables” beginning on page 66 to better understand the details and rationale behind our new CEO compensation package, the 2017 retention grants to Mr. Gladden and Mr. Cofer, the NEOs’ compensation for 2017 and opportunities to realize compensation in the future. The Compensation Committee and the Board believe that our executive compensation programs for our NEOs serve our shareholders’ interests, and we will continue to refine our compensation programs to align compensation with the Company’s business and talent strategies as well as the long-term interests of shareholders. Accordingly, we ask you to vote “FOR” the following resolution at our Annual Meeting:

“RESOLVED, that Mondelēz International’s shareholders approve, on an advisory basis, the compensation paid to Mondelēz International’s NEOs, as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the Executive Compensation Tables and related narrative discussion.”

This say-on-pay vote is advisory. Therefore, it will not be binding on Mondelēz International, the Compensation Committee or the Board. However, the Board and Compensation Committee value our shareholders’ opinions. If a significant percentage of our shareholders votes against the NEO compensation, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary or appropriate to address those concerns. Unless the Board modifies its policy of holding an advisory say-on-pay vote on an annual basis, the next advisory say-on-pay vote will be held at our 2019 Annual Meeting of Shareholders.

THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF OUR NEO COMPENSATION.

ITEM 3. Ratification of the Selection of Independent Registered Public Accountants for Fiscal Year 2018

The Audit Committee is directly responsible for the selection, appointment, compensation, retention, oversight and termination of the independent registered public accountants. PricewaterhouseCoopers LLP have been the Company’s independent registered public accountants since 2001.

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  ITEM 3. Ratification of the Selection of Independent Registered Public Accountants for Fiscal Year 2018

Review of Independent Registered Public Accountants

The Audit Committee annually reviews the performance of its independent registered public accountants and considers whether to reappoint the firm for the following year or appoint a different firm. In determining which firm to appoint as the Company’s independent registered public accountants for 2018, the Audit Committee considered numerous factors, including:

•	firm capabilities, approach and fees;

•	firm tenure as our independent registered public accountants;

•	the quality of the work that PricewaterhouseCoopers LLP has performed for Mondelēz International and its qualifications and experience auditing companies of comparable size and complexity;

•	PricewaterhouseCoopers LLP’s familiarity with our global operations, accounting policies and practices and internal control over financial reporting;

•	the potential impacts to Mondelēz International from selecting a different independent registered public accountant, including the significant time commitment and potential distraction of resources related to changing independent registered public accountants;

•	external data on audit quality and performance; and

•	firm independence.

In assessing the independence of the Company’s independent registered public accountants, the Audit Committee considered factors including the nature and amount of non-audit fees and services that the firm provides to Mondelēz International. The Audit Committee’s periodic consideration of whether there should be a change in our independent registered public accounting firm helps assure auditor independence. Further, in conjunction with the required rotation of the auditing firm’s lead engagement partner, the Audit Committee and its Chairman are involved in the selection of the independent registered public accountants’ lead engagement partner.

The Audit Committee discusses with the independent registered public accountants the scope of and plans for the audit and is also responsible for the audit fees associated with the retention of the independent registered public accountants. As part of determining what firm to appoint, the Audit Committee discussed audit fees with PricewaterhouseCoopers LLP, including how to continue to increase efficiencies in the audit and leverage the benefits of PricewaterhouseCoopers LLP’s familiarity with Mondelēz International, as well as how to further progress PricewaterhouseCoopers LLP’s transformation of its global audit to align with our transformation efforts.

Selection of Independent Registered Public Accountants

Following its review, the Audit Committee selected PricewaterhouseCoopers LLP, a registered public accounting firm, as the independent registered public accountants for 2018. The Audit Committee and the Board believe that the continued retention of PricewaterhouseCoopers LLP to serve as the independent external auditor is in our and our shareholders’ best interests and are requesting, as a matter of good corporate governance, that shareholders ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accountants.

The Audit Committee and the Board are not required to take any action as a result of the outcome of the vote on this proposal. However, if our shareholders do not ratify the selection, the Audit Committee may investigate the reasons for our shareholders’ rejection and may consider whether to retain PricewaterhouseCoopers LLP or appoint another independent registered public accountant. Furthermore, even if the selection is ratified, the Audit Committee may appoint a different independent registered public accountant if, in its discretion, it determines that such a change would be in Mondelēz International’s and our shareholders’ best interests.

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  ITEM 3. Ratification of the Selection of Independent Registered Public Accountants for Fiscal Year 2018

We expect that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders. Additional information about the independent registered public accountants, including the pre-approval policies and PricewaterhouseCoopers LLP’s aggregate fees for services rendered for 2017 and 2016, can be found in the section on the Audit Committee beginning on page 30.

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS MONDELĒZ INTERNATIONAL’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2018.

Shareholder Proposals

In accordance with SEC rules, we are including the following two shareholder proposals (Items 4 and 5), along with the supporting statements of the respective shareholder proponents. Mondelēz International is not responsible for any inaccuracies in these proposals and supporting statements. We have put a box around materials provided by the proponents so that readers can easily distinguish between materials provided by the proponent and material provided by the Company. Each shareholder proposal is required to be submitted to a vote at the Annual Meeting only if properly presented at the meeting.

The Board recommends that you vote AGAINST each of these two shareholder proposals for the reasons set forth in the Statement in Opposition following each proposal.

ITEM 4. Shareholder Proposal: Report on Non-Recyclable Packaging

As You Sow, 1611 Telegraph Avenue, Suite 1450, Oakland, California, 94612, as representative for Arkay Foundation, beneficial owner of 722 shares of Common Stock, is the proponent of the following shareholder proposal and has advised that a representative will present this proposal at the Annual Meeting.

WHEREAS: Mondelez lnternational’s environmental policy states the company “is committed to reducing the environmental impact of our activities, preventing pollution and promoting the sustainability of the natural resources upon which we depend …” yet a significant amount of brand product packaging is not recyclable and new studies suggest plastic packaging that degrades in waterways is toxic to marine animals and potentially to humans. The environmental cost to society of consumer plastic products exceeds $139 billion annually, according to the American Chemistry Council. Mondelez’s use of plastic materials incurs an estimated $115 million in annual environmental costs.

Our iconic brands like Oreo and Chips Ahoy are increasingly packaged in flexible film or other plastic packaging, such as pouches, that are not recyclable. A September 2017 cleanup of plastic waste in Manila Bay found pouches from our product Tang to be among the most frequently found waste packaging. Using non-recyclable packaging when recyclable alternatives are available wastes valuable resources and contributes to plastic pollution. Only 14% of plastic packaging is recycled. Billions of discarded plastic wrappers and pouches representing significant amounts of embedded energy are incinerated or lie buried in landfills. These products could be sold in recyclable packaging.

Non-recyclable packaging is more likely to be littered and carried into waterways. In the marine environment, plastics break down into small indigestible particles that birds and marine mammals mistake for food, resulting in illness and death. An assessment of marine debris by the Global Environment Facility concluded that an underlying cause of debris entering oceans is “design and marketing of products internationally without appropriate regard to their environmental fate or ability to be recycled in the locations where sold …”

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  ITEM 4. Shareholder Proposal: Report on Non-Recyclable Packaging

If no actions are taken, oceans are expected to contain more plastic than fish by 2050. Scientific studies suggest a synergistic effect between persistent toxic chemicals and plastic debris. Plastics absorb toxics such as dioxins from water and transfer them to the marine food web and potentially to human diets, increasing the risk of adverse effects to wildlife and humans.

Making all packaging recyclable to the extent possible is the first step to reduce the threat posed by plastic debris in waterways. Colgate-Palmolive, PepsiCo, Procter & Gamble, Unilever, and Walmart have set public packaging recyclability goals. Companies who aspire to corporate sustainability yet use these risky materials should explain why they use so much non-recyclable packaging. Companies should also work with recyclers and municipalities to assure that more recyclable packaging actually gets recycled.

BE IT RESOLVED THAT: Shareowners of Mondelez International request the Board to issue a report at reasonable cost, omitting confidential information, assessing the environmental impacts of continuing to use non-recyclable brand packaging.

Supporting Statement: Proponents believe the report should include an assessment of the reputational, financial, and operational risks associated with continuing to use non-recyclable brand packaging, discuss investments in packaging recycling technologies, and to the extent possible, goals and a timeline to phase out non-recyclable packaging.

BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION TO ITEM 4

As part of our broader commitment to sustainable growth and reducing our overall environmental impact, we recognize and have developed programs to address the biggest sustainability challenges relevant to our business including plastics pollution and climate change. We are reducing the environmental impact of packaging and tackling plastic waste in three key ways:

•	Reducing our packaging material by optimizing our packaging formats while also minimizing food waste;

•	While most of our packaging is already recyclable or recycle ready, continuing to simplify our material choices and using innovative packaging materials to facilitate recycling in existing infrastructure; and

•	Working in coalitions to support improved infrastructure and greater harmonization of packaging formats so that more waste is collected and can be recycled.

Our Sustainable Approach to Packaging Optimization

In packaging, we are on track to meet our goal to eliminate 65,000 tonnes of packaging material by 2020(1), having eliminated 46,300 metric tonnes between 2013 and the end of 2016. Our reduction efforts are substantial and consistent with guidance from bodies such as the European Union(2) and the U.S. Environmental Protection Agency(3) that have declared packaging material reduction the highest priority.

We constantly work to optimize our pack designs, which helps us meet our packaging reduction goals. Packaging design also helps us address an even bigger issue – food waste. According to Quantis, a sustainability and life cycle assessment firm, food waste has an adverse environmental impact ten times greater than packaging. We are mindful of our responsibility to prevent food waste by protecting our products and pursue a multi-faceted approach to sustainability to avoid unintended consequences on the climate that may arise from focusing solely on packaging.

Through the lens of sustainability, we develop packaging that provides the right levels of security, quality, product protection and preservation so that our consumers around the world can enjoy our portfolio of products with confidence.

(1)	vs 2013 baseline
(2)	European Waste Directive: http://ec.europa.eu/environment/waste/framework/
(3)	U.S. Environmental Protection Agency https://www.epa.gov/smm/sustainable-materials-management-non-hazardous-materials-and-waste-management-hierarchy

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  ITEM 4. Shareholder Proposal: Report on Non-Recyclable Packaging

Our sustainable approach to packaging optimization is illustrated on the graphic below.

Most of our Packaging is Already Recyclable or Recycle-ready

We consistently review our portfolio to identify ways to optimize our material usage and to evaluate the recycling potential of our packaging materials for use in any application or region.

In Europe, our largest region, we estimate that approximately 95% of our packaging is already recyclable or recycle-ready. We believe this percentage is representative of our other regions as well because we generally use the same packaging styles everywhere that we sell our global brands. As we reported in our Impact for Growth 2016 Progress Report, in Europe:

•	Over 75% of our packaging is paper-based, glass or metal – all of which are recyclable. In addition, around 70% of our paper-based packaging is from recycled sources.

•	The remaining 25% of packaging is predominately thin flexible films, which are optimized to limit food waste and spoilage. Over 80% of these films are already designed to be recycle ready where facilities exist as they use single material types rather than complex multi-material laminates.

We are Going Further Through Collaboration

We estimate that Mondelēz International accounts for less than 0.25% of the global packaging market(4), and we can have only limited impact acting alone. Therefore, we engage with others and work collaboratively with partners to tackle the challenge of plastic waste.

We are members of the Consumer Goods Forum (“CGF”) and an active member of CGF’s Solid Waste Working Group. In addition to our company-specific programs, we use the CGF as a forum to work with our industry peers to address common challenges such as solid waste.

(4)	Based on Smithers Pira data that indicates the global packaging market was valued at $839 billion in 2015 (http://www.smitherspira.com/news/2016/february/global-packaging-material-outlooks).

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Increasing Environmental impact Minimum Environmental impact Sustainable approach to packaging optimization reduce material weight where possible ( through new materials or new design) avoid Underpackaging which leads to poor product quality and damage or waste (10 times environmental impact of packaging) target product damage food waste poor protection variable quality identify & reduce to optimize materials and types used source optimized materials for product needs optimize end of life options Underpackaging Overpackaging optimized packaging material use and design increasing packaging material use

  ITEM 4. Shareholder Proposal: Report on Non-Recyclable Packaging

The CGF is currently engaged in two initiatives related to solid waste:

•	Ellen MacArthur’s Global Plastics Protocol – an effort to develop guidance that seeks to increase harmonization and ensure plastic packaging can be recovered after use and have a valuable second life: https://newplasticseconomy.org/about

•	Trash Free Seas Alliance – an effort to catalyze development of solid waste management systems that can stop the flow of plastic into the world’s oceans: https://oceanconservancy.org/trash-free-seas/plastics-in-the-ocean/

CGF is a member of each of these efforts and as a member of CGF, we provide our input, guidance and support for this work.

The Broader Environmental Context

Minimizing our environmental impact from packaging is a priority that we manage aggressively, but it is just one aspect of our broader environmental programs. We undertake an annual life-cycle assessment (“LCA”) of our end-to-end environmental impact from raw material production to post-consumer waste management. The LCA indicates that other factors play an even bigger role when it comes to impacting the environment, such as the production of agricultural raw materials. Therefore we are active in this area as well. We focus on empowering farmers and their communities to become more productive and climate-smart, as well as taking a lead in addressing deforestation, primarily in cocoa and palm.

We have a goal to reduce manufacturing waste 20% by 2020. This helps prevent food waste, as manufacturing waste comprises mostly food waste. Reducing food waste also reduces our environmental impact from the production of raw materials since it reduces the amount of raw materials that we need.

Conclusion

Given our robust, holistic and multi-faceted programs designed to minimize our environmental impacts while still providing our customers around the world with the products they demand, the Proposal’s request for an isolated report assessing the environmental impact of non-recyclable brand packaging in addition to the information we already provide is not an effective use of your Company’s resources.

THE BOARD RECOMMENDS THAT YOU VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

ITEM 5. Shareholder Proposal: Create a Committee to Prepare a Report Regarding the Impact of Plant Closures on Communities and Alternatives to Help Mitigate the Effects

AFL-CIO Reserve Fund, 815 16th Street, NW, Washington, DC 20006, beneficial owner of 907 shares of Common Stock, is the proponent of the following shareholder proposal and has advised that a representative will present this proposal at the Annual Meeting.

RESOLVED: Shareholders of Mondelēz International, Inc. (“Mondelēz”), hereby request that the Board of Directors create a committee, with members drawn from representatives of the employee work force and the management of Mondelēz, to prepare a report regarding the impact on communities from the closure of Mondelēz manufacturing facilities and alternatives that can be developed to help mitigate the impact of such closures in the future. The report shall be prepared at reasonable cost and omit proprietary information, and shall be made available on the Mondelēz website no later than the 2018 annual meeting of shareholders.

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  ITEM 5. Shareholder Proposal: Create a Committee to Prepare a Report Regarding the Impact of Plant

  Closures on Communities and Alternatives to Help Mitigate the Effects

Supporting Statement: Over the past two decades Mondelēz has closed or sharply reduced the size of a significant number of plants across the United States and Canada. Large manufacturing facilities, employing hundreds at each location, were shuttered in Pittsburgh, Houston, Philadelphia, Toronto, and Buena Park, among others. Much of that production went to non-union third party suppliers in the United States, as well as to two manufacturing facilities in Mexico. As a result of these plant closures, total Mondelēz employment in the United States and Canada has been cut dramatically.

Almost without exception, these closed plants had been in operation for upward of 50 years and were located in communities where Mondelēz was one of the primary employers. Employees who have lost their jobs as a result of these plant closures had often been employees with Mondelēz for decades. Many of these former employees were not able to gain comparable employment and were forced to take low wage jobs, retire early but at a lower pension rate, or move to another town or city in the hope of better economic opportunity.

Mondelēz has been going through successive restructuring programs in an effort to achieve cost savings and improve profit margins. A major focus of those programs has been to reduce manufacturing costs. To that end, Mondelēz has prioritized the installation of “Lines of the Future” in select manufacturing facilities, including at a new $500 million plant in Salinas, Mexico. By putting the new production lines in Salinas, Mondelēz shed 600 production jobs at its facility in southeast Chicago. This trend is not just isolated to North America. Mondelēz’s restructuring programs have also affected Europe, Britain, Asia and Latin America.

For these reasons, it is imperative that attention be paid to the impact of these closures on the communities in which the plants are located. This is particularly true given the close relationship between Mondelēz and the communities where it has been operating for many years. Establishing the proposed committee will be a first step toward understanding the impact of future plant closings, and the consideration of alternatives that can be developed to help mitigate the impact of such plant closures in the future.

For these reasons, we urge shareholders to vote “FOR” this proposal.

BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION TO ITEM 5

A Modern, Integrated Supply Chain is Necessary to Enhancing our Competitiveness

In a constantly changing global marketplace, staying on top of new developments and applying advanced technologies to our manufacturing processes are important to enhancing our competitiveness – which we must do to provide long-term value and attractive returns to our shareholders. Since 2012, we have taken meaningful steps to transform our global supply chain. We have moved much of our Power Brand production to modern lines in locations with appropriate scale, enabling us to further leverage supplier partnerships and optimize logistics. These actions position us well to offer improved product quality and customer service while reducing our costs. At the same time, we have reduced our energy consumption and carbon footprint, ultimately benefitting our shareholders and communities. Just as the typical household kitchen appliances have evolved over the years, the equipment used in industrial baking has evolved as well. And while our modern and more efficient manufacturing lines require fewer production workers than our outdated assets, colleagues that are working in these plants have opportunities to learn new skills and build cutting-edge capabilities while driving new technologies.

We are Evolving and Investing in our Biscuit Manufacturing Network

The United States, a large and important market for us, provides a good example of how we are evolving our biscuit manufacturing network. We have a significant footprint in the United States, including our global headquarters, our North America regional head office, thousands of employees and significant sales. Our net revenues from the United States were approximately $6.3 billion in 2017, and we continue to maintain a sizable manufacturing presence in the market. In fact, since 2012, we have invested more than $575 million in our United States biscuit manufacturing network, including new state-of-the-art manufacturing lines and infrastructure and capability enhancements at our plants in Georgia, Illinois, New Jersey, Oregon and Virginia. By way of examples:

•	Fair Lawn, New Jersey and Richmond, Virginia. We have made significant investments in biscuit manufacturing facilities in Fair Lawn, New Jersey and Richmond, Virginia. Our almost $140 million

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  ITEM 5. Shareholder Proposal: Create a Committee to Prepare a Report Regarding the Impact of Plant

  Closures on Communities and Alternatives to Help Mitigate the Effects

investment in Fair Lawn and Richmond brought new “lines of the future” and modern manufacturing capabilities to both bakeries. Today, Fair Lawn and Richmond are important manufacturing plants for our business, each with several hundred dedicated employees, including many union-represented employees.

•	Naperville, Illinois. We installed advance manufacturing capabilities in our Naperville, Illinois facility to produce Triscuit crackers.

•	Atlanta, Georgia. As part of our commitment to invest in manufacturing to support key brands and growth platforms, we are in the process of modernizing an existing line, enabling us to insource production from an external manufacturer.

•	Chicago. Our Chicago bakery continues to play an important role in our United States biscuit manufacturing network, producing a variety of our consumers’ favorite cookies and crackers. We continue to make investments in the Chicago bakery, including installing a new, modern cracker manufacturing “line of the future” and providing additional training to our employees to leverage our new technology.

By taking steps such as these to upgrade and improve our manufacturing for our iconic brands, we are able to improve both our effectiveness and efficiency, while maintaining our commitment to the high standard for quality and safety.

As We Transform our Workplace, We are Building our Employees’ Capabilities and Improving Workplace Safety

When we modernize our manufacturing footprint, we typically make significant investments in additional capability building for our employees, so they can learn the new skills needed to operate and leverage new technologies. Across all of our manufacturing plants, we build our employees’ capabilities, skills and training through IL6S methodology. Capability building enables our employees to keep pace with our modernization, increase their technical competences in manufacturing and position them well for the future. As we transform our workplace, we remain focused on providing our employees a productive and safe work environment. We are very proud that our global workplace safety record has been best in class for 2016 and 2017.

We are Committed to Helping Impacted Employees and Communities

As noted above, our newer lines require fewer production workers compared to older, outdated manufacturing assets. That often requires us to make difficult decisions – including closing, selling or reducing employment levels at various of our manufacturing facilities. When we make these decisions, we carefully consider a variety of factors – including the impact our decision might have on our employees, our communities and other stakeholders.

We understand that these decisions can create dislocation for our employees, their families and the affected communities; we cannot postpone adopting technological advancements. We work in good faith with governmental authorities and others in the community to help minimize potential adverse effects. When making and implementing decisions that impact employees, we comply with (or exceed the requirements of) applicable local laws and where employees are represented by a union or work council, we follow appropriate protocols in our dealings with employee representatives. More specifically:

•	Plant Closure or Staff Reduction. If it becomes necessary to close a plant or reduce staff at a plant, we provide impacted employees with resources and benefits consistent with or better than those required by applicable local law or applicable contractual requirements. These may include, but are not limited to, termination pay, outplacement assistance, retraining and continuation of various benefits. Employees who participate in one of our pension plans may also be eligible, based on age and years of service, for early retirement benefits. We partner with governmental authorities to provide assistance and retraining to impacted employees.

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  ITEM 5. Shareholder Proposal: Create a Committee to Prepare a Report Regarding the Impact of Plant

  Closures on Communities and Alternatives to Help Mitigate the Effects

•	Plant Sale. If we are selling a plant, we are sometimes able to negotiate for the buyer to hire impacted employees. For impacted employees who do not have an opportunity to continue employment with us or the buyer, we typically offer a comprehensive separation package – consistent with or better than applicable local law or contractual requirements including satisfying all required collective bargaining obligations.

Through our ongoing supply chain modernization, we are delivering sustainable competitive advantage for the Company and you, its shareholders. We do this in a way that is mindful of the impact that our decisions have on our employees and communities. Because these considerations already inform the Board’s decision-making process, the Board does not believe that forming an employee-management committee to produce a report to the Board on plant closures as requested by the proponents would enhance our decision-making process or facilitate progress toward our goals. For these reasons, the Board recommends that you vote AGAINST this shareholder proposal.

THE BOARD RECOMMENDS THAT YOU VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

Other Matters that may be Presented at the Annual Meeting

Other than Items 1 through 5, we do not expect any matters to be presented for action at the Annual Meeting. The requirements for shareholders to properly submit proposals and nominations at the Annual Meeting were described in the 2017 Proxy Statement. They are similar to those described under “2019 Annual Meeting of Shareholders.” The Chairman of the Annual Meeting may refuse to allow the presentation of a proposal or a nomination for the Board at the Annual Meeting if it is not properly submitted.

If any other matters properly come before the Annual Meeting, your proxy gives authority to the designated proxies to vote on such matters in accordance with their best judgment.

Frequently Asked Questions About the Annual Meeting and Voting

1.	When and where is the Annual Meeting?

We will hold the Annual Meeting on May 16, 2018 at 9:00 a.m. CDT at NOAH’S Event Venue, 200 Barclay Boulevard, Lincolnshire, Illinois 60069. The venue will open to shareholders at 8:00 a.m. CDT. Directions to the venue are included at the end of this Proxy Statement.

2.	Who is entitled to vote at the Annual Meeting?

The Board established March 12, 2018 as the record date (the “Record Date”) for the Annual Meeting. Each shareholder (registered or beneficial) who held shares of Common Stock at the close of business on the Record Date is entitled to (a) receive notice of the Annual Meeting, (b) attend the Annual Meeting and (c) vote on all matters that properly come before the Annual Meeting.

Each shareholder may appoint only one proxy holder or representative to attend the Annual Meeting on his or her behalf.

At the close of business on the Record Date, 1,483,231,481 shares of Common Stock were outstanding and entitled to vote. Each share is entitled to one vote on each matter to be voted upon at the Annual Meeting.

3.	Why did I receive these proxy materials?

You received these proxy materials (via mail, email or the Internet) because, as of the Record Date, you directly or indirectly held, and had the right to vote, shares of Common Stock. In connection with the Board’s solicitation of proxies to be voted at the Annual Meeting, we are providing shareholders entitled to vote at the Annual Meeting

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  Frequently Asked Questions About the Annual Meeting and Voting

with this Proxy Statement, the 2017 Form 10-K and a proxy card or VIF. We are providing your proxy card in the form of a paper card or unique control number that allows you to provide your proxy voting instructions via the Internet or by phone. We refer to these materials collectively as the “proxy materials.” These materials provide important information about Mondelēz International and describe the voting procedures and the matters to be voted on at the Annual Meeting.

4.	What is the difference between registered shareholders and beneficial shareholders?

Shareholders who hold Mondelēz International stock directly with our stock registrar and transfer agent, EQ Shareowner Services, are registered shareholders. If you are a registered shareholder, the proxy distributors will send the proxy materials directly to you, and your vote instructs the proxies how to vote your shares.

Shareholders who hold stock indirectly through an account with an institutional or other nominee holder of stock, such as a broker or bank, are referred to as beneficial shareholders or shareholders “in street name.” If you are a beneficial shareholder, your broker, bank or other nominee delivers the proxy materials to you, and your vote instructs your nominee how to vote your shares; your nominee in turn instructs the proxies how to vote your shares.

If you hold your shares beneficially in an employee benefit plan, your shares are voted by the trustee of the plan per your instructions and otherwise in accordance with the plan’s governing documents and applicable law.

5.	How is Mondelēz International distributing proxy materials?

We are furnishing proxy materials to our shareholders primarily via “Notice and Access” delivery. On or about April 2, 2018, we mailed to our shareholders (other than those who previously requested email or paper delivery) a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the proxy materials via the Internet.

If you receive the Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access the proxy materials and vote by going to a secure website.

•	If you received the Notice by mail and would like to receive paper copies of the proxy materials in the mail on a one-time or ongoing basis, follow the instructions in the Notice for making this request.

•	If you received the Notice by mail and would like to receive an electronic copy of the proxy materials by email on a one-time or ongoing basis, follow the instructions in the Notice for making this request.

The Notice is not a proxy card. You cannot use it to vote your shares.

6.	How may I request printed copies of the proxy materials?

We will send printed, paper copies of proxy materials, including the 2017 Form 10-K, free of charge to any shareholder who requests copies in writing to: Investor Relations, Mondelēz International, Inc., Three Parkway North, Deerfield, Illinois 60015.

Shareholders may also request copies of these materials using one of the following methods:

•	By telephone: Call free of charge 1-800-579-1639 in the United States and Canada.

•	Via the Internet: Access the Internet and go to www.proxyvote.com and follow the instructions to log in and order copies. You can select from the following:

•	your preference to receive (a) printed materials via mail or (b) an e-mail with links to the electronic materials; and

•	if you would like your election to apply to the delivery of materials for all future meetings.

•	Via e-mail: Please send a blank e-mail to sendmaterial@proxyvote.com with the 16-digit control number that is printed in the box marked by the arrow in the subject line.

These materials are also available at http://materials.proxyvote.com/609207.

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7.	I am a participant in the Altria Deferred Profit Sharing Plan for Hourly Employees, the Altria Deferred Profit Sharing Plan for Salaried Employees, the Philip Morris International Deferred Profit-Sharing Plan or the Miller Coors LLC Employees Retirement & Savings Plan and have investments in the Mondelēz International Stock Fund(s). Can I vote? If so, how do I vote?

Yes, you are entitled to vote. Your proxy card or control number for voting electronically includes all shares allocated to your Mondelēz International Stock Fund account(s). With regard to each plan in which you hold the stock, your vote directs the plan trustee how to vote the shares allocated to your Mondelēz International Stock Fund account(s).

In order to direct the plan trustee how to vote the shares held in your Mondelēz International Stock Fund account(s), you must vote these plan shares (whether by Internet, telephone or mailed proxy card) by 11:59 p.m. EDT on May 11, 2018. If the trustee(s) does not receive your voting instructions or proxy card by that time, the trustee(s) will vote the shares allocated to your account(s) in the same proportion as the respective plan shares for which the trustee timely received voting instructions, unless doing so would be contrary to the Employee Retirement Income Security Act of 1974. Please follow the instructions for registered shareholders described in Question 12 below to cast your vote. Note that although you may attend the Annual Meeting, you may not vote shares held in your Mondelēz International Stock Fund account(s) at the Annual Meeting.

8.	How do I vote if I participate in Mondelēz International’s Direct Purchase Plan?

If you hold shares in the Direct Purchase Plan, follow the instructions for registered shareholders described in Question 12 below to vote your shares. When you vote those shares, you will be voting all the shares you hold at our transfer agent as a registered shareholder. If you do not vote your shares, they will not be voted. PLEASE VOTE.

9.	I hold CREST Depository Interests (“CDIs”) that represent entitlements to shares of Common Stock as a result of Mondelēz International’s acquisition of Cadbury in 2010. Can I vote the shares of Common Stock underlying my CDIs? If so, how do I vote?

Computershare Investor Services Plc (“Computershare”) will send all CREST Participants (including nominee companies and sponsored individuals) that hold CDIs a notice and Form of Proxy that allow these participants to attend and vote at the Annual Meeting. If you hold your CDIs in CREST, you can vote the underlying shares by completing and sending the Form of Proxy to the Voting Agent, Computershare, or via CREST as detailed on the Form of Proxy. Computershare must receive your vote by 3:00 p.m. London time on May 10, 2018. Computershare will then lodge the vote for the underlying shares with the Registrar and your vote will be included in the final tally for the Annual Meeting.

If Computershare holds your CDIs on your behalf within Mondelēz International Corporate Sponsored Nominee Service, Computershare, as the international nominee for your CDIs, will send you a notice and Form of Direction. You may direct Computershare how to vote your underlying shares via the Internet or by returning your Form of Direction according to the instructions in the notice and Form of Direction by 3:00 p.m. London time on May 9, 2018. Computershare will then arrange to vote your underlying shares according to your instructions. If you would like to attend and vote in person at the Annual Meeting, please inform Computershare, which will provide you with a letter of representation with respect to your CDIs that will enable you to attend and vote your underlying shares at the Annual Meeting on Computershare’s behalf.

If another international nominee holds your CDIs on your behalf, your nominee may have its own arrangements in place to provide you with a separate notice of the Annual Meeting and proxy voting card with respect to your underlying shares. In that case, please follow your nominee’s voting instructions in that notice and proxy voting card to direct your nominee how to vote your underlying shares. Please vote by the deadline stated on the nominee’s notice and proxy voting card.

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  Frequently Asked Questions About the Annual Meeting and Voting

If you hold CDIs and have questions about voting your shares of Common Stock underlying your CDIs, please contact Computershare at +44 (0)344 472 6005.

10.	May I change or revoke my vote?

Yes.

•	If you are a registered shareholder, any subsequent vote you cast will replace your earlier vote. This applies whether you vote by mailing a proxy card or via telephone or the Internet. You may also revoke an earlier vote by voting in person at the Annual Meeting. Alternatively, you may revoke your proxy by submitting a written revocation to the Corporate Secretary at Mondelēz International, Inc., Three Parkway North, Deerfield, Illinois 60015.

•	If you are a beneficial shareholder, you must contact your broker, bank or other nominee for specific instructions on how to change or revoke your vote.

11.	What is the quorum requirement for the Annual Meeting?

A quorum of shareholders is necessary to validly hold the Annual Meeting. A quorum will be present if a majority of the outstanding shares of Common Stock entitled to vote as of the Record Date is represented at the Annual Meeting, either in person or by proxy.

Abstentions and broker non-votes (described in Question 15 below) will be counted for the purpose of determining whether a quorum is present for the Annual Meeting.

12.	How do I vote my shares?

If you are a registered shareholder, you may vote any of these four ways:

•	via the Internet at www.proxyvote.com (16-digit control number is required). The Internet voting system will be available 24 hours a day until 11:59 p.m. EDT on May 15, 2018;

•	by telephone, if you are located within the United States and Canada. Call 1-800-690-6903 (toll-free) from a touch-tone telephone. The telephone voting system will be available 24 hours a day until 11:59 p.m. EDT on May 15, 2018;

•	by returning a properly executed proxy card. We must receive your proxy card before the polls close at the Annual Meeting on May 16, 2018; or

•	in person at the Annual Meeting. Please pre-register to attend the Annual Meeting by following the pre-registration instructions described in Question 21 below.

If you are a beneficial shareholder, you may vote any of these four ways:

•	via the Internet at www.proxyvote.com (16-digit control number is required). The Internet voting system will be available 24 hours a day until 11:59 p.m. EDT on May 15, 2018 (May 11, 2018 for plan participants);

•	by telephone, if you are located within the United States and Canada call 1-800-454-8683 (toll-free) or by the “vote-by-phone” number indicated on your VIF as instructed by your bank or broker;

•	by returning a properly executed VIF by mail, depending upon the method(s) your broker, bank or other nominee makes available; or

•	in person at the Annual Meeting. To do so, you must request a legal proxy from your broker, bank or other nominee and present it at the Annual Meeting. Please pre-register to attend the Annual Meeting by following the pre-registration instructions described in Question 21 below.

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  Frequently Asked Questions About the Annual Meeting and Voting

13.	What vote is needed to elect directors?

To be elected in an uncontested election such as at this Annual Meeting, a director nominee must receive a majority of the votes cast – i.e., more votes FOR than AGAINST. Abstentions and broker non-votes (described in Question 15 below) are not considered as votes cast and will have no effect on the vote outcome for these matters.

In an uncontested election, if an incumbent director nominated for re-election receives a greater number of votes AGAINST than votes FOR, the director must tender his or her resignation to the Governance Committee for its consideration following certification of the election results. The Governance Committee then will recommend to the Board whether to accept the resignation. The director will continue to serve until the Board decides whether to accept the resignation, but will not participate in the committee’s recommendation or the Board’s action regarding whether to accept the resignation offer. The Board considers all factors it deems relevant to the Company’s best interests and will publicly disclose its decision and rationale within 90 days after certification of the election results. If the Board does not accept the director’s resignation, the director will continue to serve until the next annual meeting of shareholders or until the director’s successor is duly elected and qualified.

14.	What vote is needed to approve the other proposals?

Approval of each of Item 2 (Advisory Vote to Approve Executive Compensation), Item 3 (Ratification of the Selection of the Independent Registered Public Accountants), and Items 4 and 5 (Shareholder Proposals) also requires a majority of votes cast – i.e., more votes FOR than AGAINST. Abstentions and broker non-votes (described in Question 15 below) are not considered as votes cast and will have no effect on the vote outcome for Items 2, 4, and 5. There should be no broker non-votes with respect to Item 3 because this is a “routine” matter under stock exchange rules (described in Question 15 below).

15.	What are broker non-votes?

If you are a beneficial shareholder, your vote instructs your broker, bank or other nominee, as the holder of record, how to vote your shares. Under stock exchange rules, if you do not provide voting instructions to your broker, bank or other nominee, your nominee has discretion to vote your shares only on matters classified as “routine” under stock exchange rules. The ratification of the selection of the independent registered public accountants (Item 3) is the only item on the agenda for the Annual Meeting that is “routine” under stock exchange rules. If you do not provide voting instructions to your broker or other nominee, your nominee may vote your shares only on Item 3. In that case, your shares will count toward the quorum for the Annual Meeting and be voted on Item 3, but they will not be voted on Items 1, 2, 4, and 5 and any other matters that may come to vote at the Annual Meeting, resulting in “broker non-votes” in an amount equivalent to your shares with respect to these items.

16.	Who bears the cost of soliciting votes for the Annual Meeting?

The Company bears the cost of soliciting your vote. The Company’s directors, officers or employees may solicit proxies or votes in person, by telephone or by electronic communication. They will not receive any additional compensation for these solicitation activities.

The Company will enlist the help of banks, brokers and other nominee holders in soliciting proxies for the Annual Meeting from their customers (i.e., beneficial shareholders) and reimburse those firms for related out-of-pocket expenses. We retained Mackenzie Partners, Inc. to aid in soliciting votes for the Annual Meeting for a fee not to exceed $15,000 plus reasonable expenses.

17.	What is “Householding”?

We have adopted “householding” procedures that allow us to deliver proxy materials more cost-effectively. If you are a beneficial shareholders and you and other residents at your mailing address share the same last name and

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  Frequently Asked Questions About the Annual Meeting and Voting

also own shares of Common Stock in an account at the same broker, bank or other nominee, your nominee delivered a single Notice or set of proxy materials to your address. This method of delivery is known as householding. Householding reduces the number of mailings you receive, saves on printing and postage costs and helps the environment. Shareholders participating in householding continue to receive separate proxy cards and control numbers for voting electronically.

A shareholder who received a single Notice or set of proxy materials to a shared address may request a separate copy of the Notice or proxy materials be sent to him or her by contacting in writing Broadridge Financial Solutions, Inc. (“Broadridge”), Householding Department at 51 Mercedes Way, Edgewood, New York, 11717, or calling 1-866-540-7095. We will deliver promptly a separate copy of the Notice or proxy materials to a shareholder at a shared address to which a single copy was delivered, if requested. If you would like to opt out of householding for future deliveries of proxy materials, please contact your broker, bank or other nominee.

Beneficial shareholders who share an address and receive multiple copies of the proxy materials but want to receive only a single copy of these materials in the future should contact their broker, bank or other nominee and make this request.

If you are a registered shareholder or hold your shares in an employee benefit plan, we sent you and each registered or plan shareholder at your address separate Notices or sets of proxy materials.

18.	Are my votes confidential?

Yes. Your votes will not be disclosed to the directors, officers or employees, except:

•	as necessary to meet applicable legal requirements and to assert or defend claims for or against us;

•	in the case of a contested proxy solicitation;

•	if you provide a comment with your proxy or otherwise communicate your vote to us outside of the normal procedures; or

•	as necessary to allow the inspector of election to certify the results.

19.	Who counts the votes and certifies the voting results?

•	Broadridge will receive and tabulate the proxies.

•	Representatives of IVS, Inc. will act as the inspectors of election and will certify the results.

20.	How do I find out the voting results?

We expect to announce preliminary voting results at the Annual Meeting. We will disclose final voting results in a Current Report on Form 8-K to be filed with the SEC on or before May 22, 2018. The Form 8-K will be available at http://ir.mondelezinternational.com/sec.cfm and on the SEC’s website at www.sec.gov.

21.	What do I need to do if I want to attend the Annual Meeting?

Pre-register by 11:59 p.m. EDT on May 15, 2018.

If you want to bring a guest, you must indicate that when you pre-register. Due to space limitations, you may bring only one guest.

Registered shareholders: Indicate you intend to attend the Annual Meeting by:

•	going to “shareholder meeting registration” link at www.proxyvote.com; or

•	following the prompts for meeting attendance on the telephone voting site.

98	2018 Proxy Statement

  Frequently Asked Questions About the Annual Meeting and Voting

Beneficial shareholders: Notify us in writing that you will attend and whether you will bring a guest. Include with your written notification a proof of ownership as of the Record Date (March 12, 2018). Proof of ownership may take many forms, such as a letter from your broker, bank or other nominee, a photocopy of your current account statement or a copy of your voting card. Please also provide contact information where we can reach you if we have a question about your notification. Send your notification by mail, fax or e-mail as follows:

By mail:	By fax:	By e-mail:
Mackenzie Partners, Inc. 1407 Broadway, 27th Floor New York, New York 10018 Attn: MDLZ	1-646-439-9201	proxy@mackenziepartners.com

To be admitted into the Annual Meeting, you and your guest, if any, must present valid government-issued photographic identification, such as a driver’s license.

22.	What may I bring into the Annual Meeting site?

For everyone’s comfort, security and safety:

•	We will not allow any large bags, briefcases, packages or backpacks into the Annual Meeting site. All bags will be subject to search.

•	We will not allow cameras, audio and video recorders and similar electronic recording devices into the Annual Meeting site.

•	We require that all cellular phones, laptops and pagers and similar devices be turned off during the Annual Meeting.

•	We welcome assistance animals for the disabled but do not allow pets.

23.	May I ask questions at the Annual Meeting? How can I submit my question in advance of the Annual Meeting?

Yes. Shareholders will have the opportunity to ask questions or make comments related to the matters being voted on. They may do so at the times and in the manner indicated in the meeting agenda and meeting procedures that we will distribute at the Annual Meeting registration desk and according to the Chairman’s instructions. We will provide an opportunity for shareholders to make comments or ask additional questions of a general nature about the Company during the Questions portion of the Annual Meeting.

When asking questions, shareholders will be required to observe the meeting procedures.

99

2019 Annual Meeting of Shareholders

We presently anticipate holding the 2019 Annual Meeting of Shareholders on approximately the same date as this year’s Annual Meeting.

Shareholder Nominations and Proposals for the 2019 Annual Meeting

Shareholders should mail all nominations and proposals to the Corporate Secretary at Mondelēz International, Inc., Three Parkway North, Deerfield, Illinois 60015.

You may obtain a copy of the By-Laws from the Corporate Secretary (please make a written request to the same address) or www.mondelezinternational.com/investors/corporate-governance.

Shareholder Nominations of a Candidate for Election as a Director or Shareholder Proposal of Business for Considerations at an Annual Meeting of Shareholders (not for inclusion in the Company’s 2019 proxy materials)

Under the By-Laws, a shareholder may nominate a candidate for election as a director or propose business for consideration at an annual meeting of shareholders (but, in either case, not for inclusion in the proxy materials) by delivering written notice that contains certain required information to the Corporate Secretary and otherwise complying with other requirements included in our By-Laws. The Corporate Secretary must receive this written notice no later than 120 days, and no earlier than 150 days, before the first anniversary of the preceding year’s annual meeting. Accordingly, to be considered at the 2019 Annual Meeting of Shareholders, the Corporate Secretary must receive a shareholder’s written notice of nomination or proposal on or after December 17, 2018 and on or before January 16, 2019. If we change the date of an annual meeting by more than 30 days from the date of the previous year’s annual meeting, then we must receive this written notice no later than 60 days before the date of the annual meeting.

Shareholder Director Candidates for Possible Inclusion in the Company’s 2019 Proxy Materials (“Proxy Access”)

The By-Laws provide for proxy access. A shareholder(s) may nominate and include in the 2019 proxy materials director nominees provided that the shareholder(s) and the nominee(s) satisfy the terms, conditions and requirements specified in the By-Laws. The key parameters are:

•	Minimum Ownership threshold: 3% or more of the outstanding Common Stock

•	Ownership Duration: continuously for at least three years

•	Nominating group size: a shareholder or a group of up to 20 shareholders

•	Number of Nominees: greater of 20% of the Board or 2 nominees

To be included in the proxy materials for the 2019 Annual Meeting of Shareholders, the Corporate Secretary must receive the required written notice and required information specified in the By-Laws not less than 120 calendar days prior to the first anniversary date of the mailing date for notice of the prior year’s annual meeting of shareholders, Accordingly, the Corporate Secretary must receive requests to include shareholder-nominated candidates in the proxy materials for the 2019 Annual Meeting of Shareholders on or before December 3, 2018.

Shareholder Proposals for Possible Inclusion in the Company’s 2019 Proxy Materials

Under SEC Rule 14a-8, a shareholder may submit a proposal for possible inclusion in the 2019 proxy materials for an annual meeting of shareholders. The Corporate Secretary must receive the proposal and other required information at our principal executive offices no later than 120 calendar days before the one-year anniversary date of the proxy statement’s release for the previous year’s annual meeting. Accordingly, to be considered for inclusion in the proxy materials for the 2019 Annual Meeting of Shareholders, the Corporate Secretary must receive a shareholder’s submission of a proposal on or before the close of business on December 3, 2018.

April 2, 2018	Carol J. Ward
Vice President and Corporate Secretary

100	2018 Proxy Statement

Annex A

Financial Measures Definitions

We report our financial results in accordance with U.S. GAAP. However, we use non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our performance. Therefore, we also base financial targets for our Annual Cash Incentive Program and performance share units on non-GAAP and other financial measures. The chart below defines each measure and describes the adjustments to the related GAAP measure (if applicable), modifications to our non-GAAP measures for purposes of our compensation targets and our reasons for using these measures. (See our 2017 Form 10-K for additional information on our Non-GAAP Financial Measures and definitions of terms used in the Definitions column below.)

Measures	Definitions (Including Adjustment to GAAP Measure)	Modifications	Rationale
Organic Net Revenue Growth (Annual Cash Incentive Program and Performance Share Units)

Organic Net Revenue is defined as net revenues excluding the impacts of:

•   acquisitions,

•   divestitures(1),

•   the historical global coffee business(2),

•   the historical Venezuelan operations,

•   accounting calendar changes, and

•   currency rate fluctuations (calculated based on prior year rates)(3).

		Organic Net Revenue Growth: Actual results calculated based on the definition of Organic Net Revenue Growth used for each year of the three-year performance cycle, except for 2015 results. 2015 results included the historical coffee business for the first half of the year as we wholly owned and managed the coffee business through July 2, 2015.	Reflects the growth rates for our base business by eliminating the impact of certain disclosed one-time factors, facilitating comparisons to prior year(s).
Defined EPS (Annual Cash Incentive Program)

Adjusted EPS is defined as diluted EPS attributable to Mondelēz International from continuing operations excluding the impacts of:

•   the 2012-2014 Restructuring Program(4);

•   the 2014-2018 Restructuring Program(4);

•   Venezuela remeasurement and deconsolidation losses and historical operating results;

•   losses on debt extinguishment and related expenses;

•   gains or losses (including non-cash impairment charges) on goodwill and intangible assets;

•   divestiture(1) or acquisition gains or losses and related integration and acquisition costs;

•   the JDE coffee business transactions(2) gain, transaction hedging gains or losses and net incremental costs;

•   gain on equity method investment transactions;

•   net earnings from divestitures(1);

•   mark-to-market impacts from commodity and forecasted currency transaction derivative contracts(6);

•   gains or losses on interest swaps no longer designated as accounting cash flow hedges due to changed financing and hedging plans;

		Defined EPS: Defined as Adjusted EPS calculated at currency exchange rates utilized in our internal financial planning for 2017.	Indicator of overall business trends and performance, based on what business leaders can control.

A-1

  Financial Measures Definitions

Measures	Definitions (Including Adjustment to GAAP Measure)	Modifications	Rationale

•   benefits from the resolution of tax matters(7);

•   CEO transition remuneration(8);

•   incremental expenses related to the malware incident;

•   U.S. tax reform discrete impacts (9);

And within Adjusted EPS:

•   equity method investment earnings exclude our proportionate share of our investees’ unusual or infrequent items(10).

Measures	Definitions (Including Adjustment to GAAP Measure)	Rationale
Free Cash Flow (Annual Cash Incentive Program)	Free Cash Flow is defined as Net Cash Provided By Operating Activities less capital expenditures.	Reflects financial liquidity, working capital efficiency and financial health.
Cash Conversion Cycle (“CCC”) (Annual Cash Incentive Program)

The CCC calculates the working capital utilized by the business in terms of number of days. Specifically, CCC takes into account the amount of time needed to sell inventory (Days Inventory On Hand (“DIOH”)), the amount of time needed to collect receivables (Days Sales Outstanding (“DSO”)) and the amount of time taken to pay suppliers (Days Payable Outstanding (“DPO”)).

CCC is calculated as follows:

•   DSO + DIOH – DPO

Reduction in number of days: Actual results calculated based on averaging the year-over-year change of CCC days for each of the four quarters of the year. The change by quarter is calculated by comparing the current quarter of the year to the same prior-year quarter.

Reflects a metric used to measure effectiveness in managing working capital and stresses the importance of continued focus on asset and cash management.
Adjusted ROIC (Performance Share Units)	Adjusted Net Operating Profit After Taxes (“NOPAT”) divided by Adjusted Invested Capital, which are defined below:	Reflects a metric used to measure effectiveness in managing working capital and stresses the importance of continued focus on asset and cash management.

Adjusted NOPAT is defined as Operating Income less taxes plus Equity Method Investment Earnings excluding the impacts of:

•   the 2012-2014 Restructuring Program(4);

•   the 2014-2018 Restructuring Program(4);

•   Venezuela remeasurement and deconsolidation losses and historical operating results;

•   gains or losses (including non-cash impairment charges) on goodwill and intangible assets;

•   divestiture(1) or acquisition gains or losses and related integration and acquisition costs;

•   the JDE coffee business transactions(2) gain and net incremental costs;

•   the operating results of divestitures(1);

Adjusted Invested Capital (calculated as the simple average of beginning and year-end balances) is defined as:

•   Current assets, excluding cash;

•   Property, Plant and Equipment, net;

•   Goodwill;

•   Intangibles, net; and

•   Other Assets adjusted for the JDE investment step-up recorded in 2015.

Less:

•   Current liabilities, excluding Debt;

•   Deferred Taxes;

•   Accrued Pension and Postretirement;

•   Other Liabilities; and

•   Non-Controlling Interest

A-2	2018 Proxy Statement

  Financial Measures Definitions

Measures	Definitions (Including Adjustment to GAAP Measure)	Rationale

•   our historical global coffee business operating results(2);

•   mark-to-market impacts from commodity and forecasted currency transaction derivative contracts(6);

•   equity method investment earnings historically reported with operating income(10);

•   benefits from the resolution of tax matters(7);

•   CEO transition remuneration(8);

•   incremental expenses related to the malware incident;

•   U.S. tax reform discrete impacts(9);

And Equity Method Investment Earnings excludes:

•   our proportionate share of our investees’ unusual or infrequent items(10).

(1)	Divestitures include completed sales of businesses and the exits of major product lines upon completion of a sale or licensing agreement.

(2)	We continue to have an ongoing interest in the legacy coffee business we deconsolidated in 2015 as part of the JDE coffee business transactions. For historical periods prior to the July 15, 2015 coffee business deconsolidation, we have reclassified any net revenue or operating income from the historical coffee businesses and included them where the coffee equity method investment earnings are presented within Adjusted EPS. As such, Organic Net Revenue and Adjusted Operating Income in all periods do not include the results of our legacy coffee businesses, which are shown within Adjusted EPS.

(3)	Constant currency operating results are calculated by dividing or multiplying, as appropriate, the current-period local currency operating results by the currency exchange rates used to translate the financial statements in the comparable prior-year period to determine what the current-period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior-year period.

(4)	Non-GAAP adjustments related to the 2014-2018 Restructuring Program reflect costs incurred that relate to the objectives of our program to transform our supply chain network and organizational structure. Costs that do not meet the program objectives are not reflected in the non-GAAP adjustments. Refer to our Annual Report on Form 10-K for the year ended December 31, 2016 for more information on the 2012-2014 Restructuring Program.

A-3

  Financial Measures Definitions

(5)	During the third quarter of 2016, we began to exclude unrealized gains and losses (mark-to-market impacts) from outstanding commodity and forecasted currency transaction derivatives from our non-GAAP earnings measures until such time that the related exposures impact our operating results. Since we purchase commodity and forecasted currency transaction contracts to mitigate price volatility primarily for inventory requirements in future periods, we made this adjustment to remove the volatility of these future inventory purchases on current operating results to facilitate comparisons of our underlying operating performance across periods. We also discontinued designating commodity and forecasted currency transaction derivatives for hedge accounting treatment. To facilitate comparisons of our underlying operating results, we have recast all historical non-GAAP earnings measures to exclude the mark-to-market impacts.

(6)	Historically, we have recorded income from equity method investments within our operating income as these investments operated as extensions of our base business. Beginning in the third quarter of 2015, we began to record the earnings from our equity method investments in after-tax equity method investment earnings outside of operating income following the deconsolidation of our coffee business. Refer to Note 1, Summary of Significant Accounting Policies, in our Annual Report on Form 10-K for the year ended December 31, 2016 for more information.

(7)	During 2017, we recorded benefits from the reversal of tax liabilities in connection with the resolution of a Brazilian indirect tax matter and settlement of pre-acquisition Cadbury tax matters. See Note 12, Commitments and Contingencies – Tax Matters, in our 2017 Form 10-K for more information.

(8)	On November 20, 2017 Dirk Van de Put succeeded Irene Rosenfeld as CEO of Mondelēz International in advance of her retirement at the end of March 2018. In order to incent Mr. Van de Put to join us, we provided him compensation with a total combined target value of $42.5 million to make him whole for incentive awards he forfeited or grants that were not made to him when he left his former employer. The compensation we granted took the form of cash, deferred stock units, performance share units and stock options. In connection with Irene Rosenfeld’s retirement, we made her outstanding grants of performance share units for the 2016-2018 and 2017-2019 performance cycles eligible for continued vesting and approved a $0.5 million salary for her service as Chairman from January through March 2018. We refer to these elements of Mr. Van de Put’s and Ms. Rosenfeld’s compensation arrangements together as “CEO transition remuneration.” We are excluding amounts we expense as CEO transition remuneration from our 2017 and future non-GAAP results because those amounts are not part of our regular compensation program and are incremental to amounts we would have incurred as ongoing CEO compensation. As a result, in 2017, we excluded amounts expensed for the cash payment to Mr. Van de Put and partial vesting of his equity grants. In 2018, we expect to exclude amounts paid for Ms. Rosenfeld’s service as Chairman and partial vesting of Mr. Van de Put’s and Ms. Rosenfeld’s equity grants.

(9)	On December 22, 2017 the United States enacted tax reform legislation that included a broad range of business tax provisions. As further detailed in Note 14, Income Taxes, in our 2017 Form 10-K, our accounting for the new legislation is not complete and we have made reasonable estimates for some tax provisions. We exclude the discrete U.S. tax reform impacts from our Adjusted EPS as they do not reflect our ongoing tax obligations under U.S. tax reform.

(10)	We have excluded our proportionate share of our equity method investees’ unusual or infrequent items such as acquisition and divestiture related costs, restructuring program costs and discrete U.S. tax reform impacts, in order to provide investors with a comparable view of our performance across periods. Although we have shareholder rights and board representation commensurate with our ownership interests in our equity method investees and review the underlying operating results and unusual or infrequent items with them each reporting period, we do not have direct control over their operations or resulting revenue and expenses. Our use of equity method investment net earnings on an adjusted basis is not intended to imply that we have any such control. Our GAAP “diluted EPS attributable to Mondelēz International from continuing operations” includes all of the investees’ unusual and infrequent items.

A-4	2018 Proxy Statement

GAAP to Non-GAAP Reconciliations

Diluted EPS to Adjusted EPS(1)

(Unaudited)

	For the Twelve Months Ended December 31,
	2017	2016	$ Change	% Change
Diluted EPS attributable to Mondelēz International (GAAP)	$1.91	$1.05	$0.86	81.9%
2014-2018 Restructuring Program costs(2)	0.39	0.51	(0.12)
Acquisition integration costs(2)	–	0.01	(0.01)
Gain on sale of intangible asset(2)	–	(0.01)	0.01
Intangible asset impairment charges(2)	0.05	0.06	(0.01)
Benefits from resolution of tax matters(2)	(0.13)	–	(0.13)
Loss related to interest rate swaps(3)	–	0.04	(0.04)
Malware incident incremental expenses	0.04	–	0.04
CEO transition remuneration	0.01	–	0.01
U.S. tax reform discrete net tax benefit(4)	(0.04)	–	(0.04)
Net earnings from divestitures(2)	(0.03)	(0.08)	0.05
Divestiture-related costs(2)	0.02	0.05	(0.03)
Net gain on divestitures(2)	(0.11)	–	(0.11)
Loss on debt extinguishment and related expenses(5)	–	0.17	(0.17)
Gain on equity method investment transaction(6)	(0.02)	(0.03)	0.01
Equity method investee acquisition-related and other adjustments(7)	(0.01)	0.04	(0.05)
Mark-to-market gains/losses from derivatives(2)	0.06	0.05	0.01
Adjusted EPS (Non-GAAP)	$2.14	$1.86	$0.28	15.1%
Impact of favorable currency	(0.01)	–	(0.01)
Adjusted EPS @ Constant FX (Non-GAAP)	$2.13	$1.86	$0.27	14.5%

(1)	The tax expense/(benefit) of each of the pre-tax items excluded from our GAAP results was computed based on the facts and tax assumptions associated with each item, and such impacts have also been excluded from Adjusted EPS.

•	For the year ended December 31, 2017, taxes for the: 2014-2018 Restructuring Program costs were $(190) million, intangible asset impairment charges were $(30) million, acquisition integration costs were zero, gain on equity method investment transactions were $15 million, net gain on divestitures were $7 million, net earnings on divestitures were $15 million, divestiture-related costs were $8 million, loss on debt extinguishment and related costs were $(4) million, malware incident incremental costs were $(27) million, benefits from resolution of tax matters were $75 million, equity method investee acquisition-related and other adjustments were $35 million, CEO transition remuneration were $(5) million, mark-to-market gains/(losses) from derivatives were $(6) million and U.S. tax reform were $(59) million.

•	For the year ended December 31, 2016, taxes for the: 2014-2018 Restructuring Program costs were $(288) million, intangible asset impairment charges were $(37) million, gain on sale of intangible assets were $3 million, acquisition integration costs were zero, net earnings from divestitures were $40 million, divestiture-related costs were $(15) million, loss on debt extinguishment and related costs were $(163) million, loss related to interest rate swaps were $(36) million and mark-to-market gains/(losses) from derivatives were $(11) million.

(2)	See the Operating Income table and the related footnotes for more information.

(3)	Refer to Note 8, Financial Instruments, to the consolidated financial statements in the 2017 Form 10-K for more information on our interest rate swaps, which we no longer designate as cash flow hedges effective the first quarter of 2016 due to changes in financing and hedging plans.

(4)	Refer to Note 14, Income Taxes, to the consolidated financial statements in the 2017 Form 10-K for more information on the impact of the U.S. tax reform.

(5)	Refer to Note 7, Debt and Borrowing Arrangements, to the consolidated financial statements in the 2017 Form 10-K for more information on our loss on debt extinguishment and related expenses in connection with our debt tender offers.

(6)	Refer to Note 2, Divestitures and Acquisitions, to the consolidated financial statements in the 2017 Form 10-K for more information on the 2017 sale of an interest in one of our equity method investments and the 2016 acquisition of an interest in Keurig.

(7)	Includes our proportionate share of unusual or infrequent items, such as acquisition and divestiture-related costs and restructuring program costs, recorded by our JDE and Keurig equity method investees.

A-5

  GAAP to Non-GAAP Reconciliations

Operating Income To Adjusted Operating Income

(in millions of U.S. dollars) (Unaudited)

	For the Twelve Months Ended December 31, 2017
	Net Revenues	Operating Income	Operating Income Margin
Reported (GAAP)	$25,896	$3,506	13.5%
2014-2018 Restructuring Program costs(1)	–	792
Acquisition integration costs(2)	–	3
Intangible asset impairment charges(3)	–	109
Benefits from resolution of tax matters(4)	–	(209)
Malware incident incremental expenses	–	84
CEO transition remuneration	–	14
Operating income from divestitures(5)	(270)	(61)
Divestiture-related costs(5)	–	31
Net gain on divestitures(5)	–	(186)
Mark-to-market gains/losses from derivatives(6)	–	96
Rounding	–	(1)
Adjusted (Non-GAAP)	$25,626	$4,178	16.3%
Currency		–
Adjusted @ Constant FX (Non-GAAP)		$4,178

	For the Twelve Months Ended December 31, 2016
	Net Revenues	Operating Income	Operating Income Margin
Reported (GAAP)	$25,923	$2,569	9.9%
2014-2018 Restructuring Program costs(1)	–	1,086
Acquisition integration costs(2)	–	7
Gain on sale of intangible asset(2)	–	(15)
Intangible asset impairment charges(3)	–	137
Income associated with JDE coffee business transactions	–	(2)
Operating income from divestitures(5)	(653)	(153)
Divestiture-related costs(5)	–	86
Net gain on divestitures(5)	–	(9)
Acquisition-related costs(2)	–	1
Mark-to-market gains/losses from derivatives(6)	–	94
Rounding	–	1
Adjusted (Non-GAAP)	$25,270	$3,802	15.0%
Operating Income Margin
Reported (GAAP) pp change			3.6pp
Adjusted (Non-GAAP) pp change			1.3pp

(1)	Refer to Note 6, Restructuring Programs, to the consolidated financial statements in the 2017 Form 10-K for more information on our 2014-2018 Restructuring Program.

(2)	Refer to Note 2, Divestitures and Acquisitions, to the consolidated financial statements in the 2017 Form 10-K for more information on the acquisition of a biscuit business in Vietnam and the 2016 intangible asset sale in Finland.

(3)	Refer to Note 2, Divestitures and Acquisitions, and Note 5, Goodwill and Intangible Assets, to the consolidated financial statements in the 2017 Form 10-K for more information on trademark impairments.

A-6	2018 Proxy Statement

  GAAP to Non-GAAP Reconciliations

(4)	Refer to Note 12, Commitments and Contingencies – Tax Matters, to the consolidated financial statements in the 2017 Form 10-K for more information on the reversal of tax liabilities in connection with the resolution of a Brazilian indirect tax matter and the settlement of pre-acquisition Cadbury tax matters.

(5)	Refer to Note 2, Divestitures and Acquisitions, to the consolidated financial statements in the 2017 Form 10-K for more information on the 2017 sales of a confectionery business in France, a grocery business in Australia and New Zealand, certain licenses of KHC-owned brands used in our grocery business within our Europe region, sale of one of our equity method investments and sale of a confectionary business in Japan. Additionally, the 2016 amount includes a sale of a confectionery business in Costa Rica.

(6)	Refer to Note 8, Financial Instruments, and Note 16, Segment Reporting, to the consolidated financial statements in the 2017 Form 10-K for more information on the unrealized gains and losses on commodity and forecasted currency transaction derivatives.

Net Revenues to Organic Net Revenue

(in millions of U.S. dollars) (Unaudited)

Mondelēz International
For the Twelve Months Ended December 31, 2017
Reported (GAAP)	$25,896
Divestitures(1)	(270)
Acquisition(2)	(59)
Currency	(77)
Organic (Non-GAAP)	$25,490
For the Twelve Months Ended December 31, 2016
Reported (GAAP)	$25,923
Divestitures(1)	(653)
Organic (Non-GAAP)	$25,270
% Change
Reported (GAAP)	(0.1)%
Organic (Non-GAAP)	0.9%

(1)	Refer to Note 2, Divestitures and Acquisitions, to the consolidated financial statements in the 2017 Form 10-K for more information on the 2017 sales of a confectionery business in France, a grocery business in Australia and New Zealand, certain licenses of KHC-owned brands used in our grocery business within our Europe region, sale of one of our equity method investments and sale of a confectionary business in Japan. Additionally, the 2016 amount includes a sale of a confectionery business in Costa Rica.

(2)	Refer to Note 2, Divestitures and Acquisitions, to the consolidated financial statements in the 2017 Form 10-K for more information on the 2016 acquisition of a business and license to manufacture, market and sell Cadbury-branded biscuits in additional key markets.

A-7

Map and Directions

2018 Annual Meeting of Shareholders

May 16, 2018 • 9:00 a.m. CDT

NOAH’S Event Venue

200 Barclay Boulevard

Lincolnshire, Illinois 60069

Directions to NOAH’S Event Venue

NOAH’S is located in the Lincolnshire Corporate Center directly off of Half Day Road in Lincolnshire, Illinois.

From Northbound Milwaukee Avenue, turn left onto Half Day Road, and then turn left onto Barclay Boulevard. Barclay Boulevard is approximately 0.2 miles west of Milwaukee Avenue. NOAH’S will be the second building on the west side of Barclay Boulevard, just south of Staybridge Suites.

From Southbound Milwaukee Avenue, turn right onto Half Day Road, then turn left onto Barclay Boulevard. Barclay Boulevard is approximately 0.2 miles west of Milwaukee Avenue. NOAH’S will be the second building on the west side of Barclay Boulevard, just south of Staybridge Suites.

From the Tri-State Tollway (Route I-294) which becomes Route I-94, exit at IL-22/Half Day Road. Go west on IL-22/Half Day Road approximately 2.6 miles. Turn left onto Barclay Boulevard. NOAH’S will be the second building on the west side of Barclay Boulevard, just south of Staybridge Suites.

MONDELĒZ INTERNATIONAL, INC.

THREE PARKWAY NORTH

SUITE 300

DEERFIELD, IL 60015

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 15, 2018 (May 11, 2018 for Plan Participants). Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 15, 2018 (May 11, 2018 for Plan Participants). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

SHAREHOLDER MEETING REGISTRATION

To vote and/or register to attend the meeting, go to the “Register for Meeting” link at www.proxyvote.com.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E37676-P01846	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

    MONDELĒZ INTERNATIONAL, INC.

            Company Proposals:

The Board of Directors recommends you vote FOR each of the
nominees listed in Proposal 1 below and FOR Proposals 2 and 3:

1. Election of Directors.

Nominees:		For	Against	Abstain

1a.	Lewis W.K. Booth	☐	☐	☐

1b.	Charles E. Bunch	☐	☐	☐

1c.	Debra A. Crew	☐	☐	☐

1d.	Lois D. Juliber	☐	☐	☐

1e.	Mark D. Ketchum	☐	☐	☐

1f.	Peter W. May	☐	☐	☐

1g.	Jorge S. Mesquita	☐	☐	☐

1h.	Joseph Neubauer	☐	☐	☐

1i.	Fredric G. Reynolds	☐	☐	☐

1j.	Christiana S. Shi	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

			For	Against	Abstain

	1k.	Patrick T. Siewert	☐	☐	☐

	1l.	Jean-François M. L. van Boxmeer	☐	☐	☐

	1m.	Dirk Van de Put	☐	☐	☐

2.	Advisory Vote to Approve Executive Compensation.		☐	☐	☐

3.	Ratification of PricewaterhouseCoopers LLP as Independent Registered Public Accountants for Fiscal Year Ending December 31, 2018.		☐	☐	☐

Shareholder Proposals:

The Board of Directors recommends you vote AGAINST the following proposals:			For	Against	Abstain

4.	Report on Non-Recyclable Packaging.		☐	☐	☐

5.	Create a Committee to Prepare a Report Regarding the Impact of Plant Closures on Communities and Alternatives to Help Mitigate the Effects.		☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any postponement or adjournment thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 16, 2018:

The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

E37677-P01846

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MONDELĒZ INTERNATIONAL, INC.

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 16, 2018

9:00 AM CDT

NOAH’S Event Venue

200 Barclay Boulevard

Lincolnshire, Illinois 60069

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 16, 2018.

By signing the proxy, you revoke all prior proxies and appoint Carol J. Ward and Jenny L. Lauth and each or either of them with full power of substitution, to vote shares on the matters shown on the reverse side of this card and any other matters which may come before the Annual Meeting or any postponements or adjournments thereof (including, if applicable, any matter which the Board of Directors did not know would be presented at the Annual Meeting of Shareholders by a reasonable time before the proxy solicitation was made or for the election of a person to the Board of Directors if any nominee named in Proposal 1 becomes unable to serve or for good cause will not serve).

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DESIGNATED ON THE REVERSE SIDE. IF NO OTHER INDICATION IS MADE ON THE REVERSE SIDE OF THIS FORM, THE PROXIES WILL VOTE “FOR” EACH OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 3, “AGAINST” PROPOSALS 4 AND 5 AND IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS PROPERLY COMES BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

If you are a participant in the Altria Deferred Profit Sharing Plan for Hourly Employees, the Altria Deferred Profit Sharing Plan for Salaried Employees, the Philip Morris International Deferred Profit-Sharing Plan or the Miller Coors LLC Employees Retirement & Savings Plan, you are directing those plans’ trustees how to vote the shares allocated to your account(s). If your voting instructions are not received by 11:59 p.m. EDT on May 11, 2018, the trustee will vote the shares allocated to your account(s) in the same proportion as the respective plan shares for which voting instructions have been received, unless contrary to ERISA.

Continued and to be signed on reverse side